Exhibit 10.2

EXECUTION VERSION

BRIDGE LOAN AGREEMENT

among

CF INDUSTRIES HOLDINGS, INC.,

CF INDUSTRIES, INC.,

VARIOUS LENDERS,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as ADMINISTRATIVE AGENT and COLLATERAL AGENT

Dated as of April 5, 2010

MORGAN STANLEY SENIOR FUNDING, INC.,
as LEAD ARRANGER and BOOK RUNNER

i

SCHEDULE 1.01A	Commitments
SCHEDULE 1.01B	Transaction Summary
SCHEDULE 1.01C	Affiliated Cooperatives
SCHEDULE 1.01D	Agreed Upon EBITDA Add-backs for Terra Acquisition
SCHEDULE 1.01E	Description of Exchange Notes
SCHEDULE 1.01F	Inactive Subsidiaries
SCHEDULE 6.18	Mortgages and Leaseholds
SCHEDULE 9.05(a)	Real Property of Credit Parties (excluding Target and Subsidiaries)
SCHEDULE 9.05(b)	Real Property of Target and Subsidiaries expected to Become Credit Parties
SCHEDULE 9.12	Material Agreements
SCHEDULE 9.15	Capitalization and Subsidiaries
SCHEDULE 9.17	Labor Disputes
SCHEDULE 11.01	Existing Indebtedness
SCHEDULE 11.02(v)	Existing Liens
SCHEDULE 11.04	Existing Investments
SCHEDULE 11.07	Affiliate Transactions
SCHEDULE 11.08	Existing Restrictions
SCHEDULE 14.03	Lender Addresses

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B-1	Form of Initial Note
EXHIBIT B-2	Form of Extended Note
EXHIBIT C	[Intentionally Omitted]
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to the Credit Parties
EXHIBIT F-1	Form of Officers’ Certificate
EXHIBIT F-2	Form of Joint Secretary’s Certificate
EXHIBIT G	Form of Guaranty and Collateral Agreement
EXHIBIT H	Form of Solvency Certificate
EXHIBIT I	Form of Intercreditor Agreement
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption Agreement
EXHIBIT L	Form of Mortgages
EXHIBIT M	Form of Joinder Agreement

v

BRIDGE LOAN AGREEMENT, dated as of April 5, 2010 among CF Industries Holdings, Inc., a Delaware corporation (“Holdings”), CF Industries, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.           Definitions and Accounting Terms.

1.01.        Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” shall have the meaning assigned in Article 9 of the UCC.

“Account Debtor” shall mean any Person obligated on an Account.

“Acquisition” means a transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or a Subsidiary of Borrower is the surviving entity.  For the avoidance of doubt, it is understood and agreed that the Terra Acquisition shall constitute an Acquisition.

“Acquisition Blocked Amount” shall have the meaning provided in the definition of Blocked Amount.

“Additional Security Documents” shall have the meaning provided in Section 10.10.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Permitted Investments) less Consolidated

Current Liabilities (but excluding therefrom (x) liabilities with respect to customer advances that are included in the definition of Consolidated Current Liabilities and that are received under forward purchasing agreements entered into with customers in the ordinary course of business and (y) liabilities representing dividends payable with respect to minority interests in Subsidiaries) at such time; provided that for all purposes of determining Adjusted Consolidated Working Capital there shall be excluded the effects in changes to account values that represent non-cash items (i.e., changes to account values that neither utilize nor generate cash).

“Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder and under the other Bridge Loan Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 13.09.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Cooperatives” shall mean the cooperatives listed on Schedule 1.01C.

“Aggregate R/C Exposure” shall mean “Aggregate R/C Exposure” as defined in the First Lien Credit Agreement.

“Agreed Non-Guarantor Subsidiaries” shall mean each of Terra Real Estate, Terra Express, Terra Investment Fund LLC and Terra Investment Fund II LLC, and any other Subsidiary which is not then a Credit Party and at the request of the Borrower is agreed by the Administrative Agent in its sole discretion to constitute an Agreed Non-Guarantor Subsidiary (it being acknowledged and agreed that, in reaching any such decision, the Administrative Agent shall take into account the cost of the respective such Subsidiary becoming a Credit Party as against the benefits expected to be provided thereby, as well as any existing contractual or legal restrictions which may impede the respective Subsidiary’s ability to become a Credit Party); provided that the Borrower may at any time designate any Agreed Non-Guarantor Subsidiary as no longer being an Agreed Non-Guarantor Subsidiary, in which case the respective such Subsidiary shall be required to take all actions required under Section 10.10 which would be required of a Wholly-Owned Domestic Subsidiary which is not an Excluded Subsidiary, an Inactive Subsidiary or an Agreed Non-Guarantor Subsidiary (in each case within the time periods specified therein).

“Agreement” shall mean this Bridge Loan Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Asset Sale” shall mean any sale, transfer or other disposition by Holdings or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to Holdings or a Wholly-Owned Subsidiary of Holdings of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding (x) sales of assets pursuant to Section 11.03 (other than clauses (i), (ii), (iii)(1) and (2), (iv), (v), (vii)(A), (viii), (ix), (xi), (xiv) and (xv) thereof) and (y) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $10,000,000.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing and similar notices, any person or persons that has or have been authorized by the board of directors of Holdings or the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer, the principal accounting officer or controller of Holdings or the Borrower, and (iii) any other matter in connection with this Agreement or any other Bridge Loan Document, any officer (or a person or persons so designated by any two officers) of Holdings or the Borrower.

“B-1 Blocked Amount” shall mean, at any time, the amount (if any) by which the Term Loan Blocked Amount exceeds the B-2 Blocked Amount, it being understood that at all times after the B-1 Conversion Date, the B-1 Blocked Amount shall equal the Term Loan Blocked Amount.

“B-1 Conversion Date” shall mean the “B-1 Conversion Date” as defined in the First Lien Credit Agreement.

“B-2 Blocked Amount” shall mean, at any time, the lesser of the Total B-2 Term Loan Commitment (as defined in the First Lien Credit Agreement) and the Term Loan Blocked Amount, each as in effect at such time.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto.

“Blackout Period” shall have the meaning provided in Section 10.15(e).

“Blocked Amount” shall mean, at any time, the sum of (x) the aggregate cash consideration (after giving effect to any purchase of Shares pursuant to the Exchange Offer and/or one or more Top-Off Purchases) required to consummate the Merger in accordance with the Merger Agreement at such time (the “Acquisition Blocked Amount”) and (y) the Target Notes Blocked Amount.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Materials” shall have the meaning provided in Section 10.01.

“Borrower Refinancing” shall mean the refinancing transactions described in Sections 6.06(a) and (b).

“Borrowing” shall mean the borrowing from all the Lenders having Commitments on a given date.

“Borrowing Date” shall mean the Initial Borrowing Date and each date thereafter upon which Initial Loans are incurred by the Borrower pursuant to Section 2.01(a).

“Bridge Loan Blocked Amount” at any time shall mean the amount, if any, by which the Blocked Amount at such time exceeds the Term Loan Blocked Amount at such time.

“Bridge Loan Documents” shall mean this Agreement, the Guaranty and Collateral Agreement, the Foreign Pledge Agreements, the Intercreditor Agreement (at any time while in effect in accordance with its terms) and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each other Security Document.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Cap Rate” shall mean 12.5% per annum.  It is understood that total interest on the Loans may exceed the Cap Rate to the extent provided in Section 2.08(c).

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Credit Parties and their Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Agreement” shall mean any agreement for the provision of Cash Management Services.

“Cash Management Services” shall mean (i) cash management services, including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (ii) commercial credit card and merchant card services.

“CFL” shall mean Canadian Fertilizers, Ltd., a limited company organized under the laws of the Province of Alberta, Canada.

“Change of Control” means any of (a) any “person” or “group” (as such terms are used in Sections 13(d)  and 14(d)  of the Securities Exchange Act of 1934 (as amended)) becomes the “beneficial owner” (as that term is used under Rule 13d-3 under the Exchange Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated; (c) the failure of Holdings to own, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower; or (d) any “change of control” (as such term or any words of similar import are defined under any Material Indebtedness) shall occur.

“Clearance Notice” shall have the meaning provided in Section 10.15(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all GCA Collateral, all Mortgaged Properties at such time and all cash and Permitted Investments delivered as collateral pursuant to Section 5.02 or 12.

“Collateral Agent” shall mean MSSF acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01A directly below the column entitled “Commitment,” as the same may be (x) reduced or terminated from time to time pursuant to Sections 4.02, 4.03 and/or 12, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 14.04(b).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consent Decree” shall mean a Consent Decree, being negotiated as at the Effective Date by Borrower, the United States of America, and the Florida Department of Environmental Protection, to resolve alleged violations of the federal Resource Conservation and Recovery Act and the Florida Resource Recovery and Management Act in connection with operations at Borrower’s Plant City, Florida Phosphoric Acid Complex.

“Consent Decree Phosphogypsum Stack Liability” shall, at any time after the entry of a Consent Decree, mean the then current dollar value of the estimated cost of closing phosphogypsum stacks upon formal plans for closure, wastewater management, long term maintenance and monitoring, as required by the Consent Decree if the Borrower enters into the Consent Decree.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Holdings and its Subsidiaries at such time determined in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time determined in accordance with GAAP, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, with reference to any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted from revenues in determining such Consolidated Net Income, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of expense for taxes paid or accrued for such period (including payments to Affiliated Cooperatives under the NOL Agreement), (c) all amounts attributable to depreciation and depletion for such period, (d) all amortization and other non-cash charges and (e) all customary up-front fees and expenses incurred in connection with any Acquisition, any Asset Sale, any issuance of Equity Interests by Holdings or any issuance or incurrence of Indebtedness by Holdings or its Subsidiaries and the amortization of any deferred financing charges, in each case for such period, minus the sum of (i) all non-cash gains included in Consolidated Net Income for such period and (ii) all amounts (except as expressly contemplated by clause (e) above) which constituted non-cash charges in prior periods (and which were or would have been deducted in determining Consolidated Net Income in a prior period) and which were actually paid in cash during the period for which Consolidated EBITDA is being determined, all calculated for the Holdings and its Subsidiaries on a consolidated basis. To the extent the net income of any Subsidiary is excluded from Consolidated Net Income in accordance with the proviso to the definition of Consolidated Net Income, then add-backs and deductions in determining Consolidated EBITDA, to the extent relating to such Subsidiary, shall be limited to the same extent.   Notwithstanding anything to the contrary contained above, if any Fiscal Quarter shown on Schedule 1.01D (which includes the Fiscal Quarter ended March 31, 2009 and each Fiscal Quarter ended thereafter through the Fiscal Quarter ended September 30, 2011) will be included in the respective Test Period for which Consolidated EBITDA is being determined, then there shall be added to Consolidated EBITDA for such period the respective amount set forth opposite such Fiscal Quarter in Schedule 1.01D (which amounts represent restructuring charges and anticipated future cost savings and synergies related to the Terra Acquisition which will not yet have been actually realized).

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP and (ii) all Guarantees of Holdings and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clause (i).

“Consolidated Interest Expense” shall mean, with reference to any period, accrued interest expense of Holdings and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with GAAP excluding amortization of financing fees.  To the extent any Test Period includes (i) the Fiscal Quarter ended March 31, 2009, the Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $75.8 million, (ii) the Fiscal

Quarter ended June 30, 2009, the Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $75.8 million, (iii) the Fiscal Quarter ended September 30, 2009, the Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $75.8 million, (iv) the Fiscal Quarter ended December 31, 2009, the Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $75.8 million, (v) the Fiscal Quarter ended March 31, 2010, the Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $81.7 million and (vi) the period commencing on April 1, 2010 and ended on the Merger Closing Date, Consolidated Interest Expense for such portion of such Fiscal Quarter occurring prior to the Merger Closing Date shall be deemed to be (x) $82.4 million, multiplied by (y) a fraction the numerator of which is the number of days in such Test Period occurring on or after April 1, 2010 and prior to the Merger Closing Date and the denominator of which is 90; provided that if on or prior to September 30, 2010 the Borrower repays outstanding Indebtedness in aggregate principal amount of at least $500,000,000 with Net Cash Proceeds (for their purpose, ignoring the proviso to the definition of Net Cash Proceeds) from one or more issuances of Equity Interests (other than Disqualified Equity Interests) of Holdings and/or proceeds of Permitted Refinancing Indebtedness, then for purposes of all calculations to be made on or after September 30, 2010 (or, in the case of calculations required to be made before that date on a Pro Forma Basis, giving effect to the issuances which have actually been made through the date of determination), Consolidated Interest Expense for all portions of any Test Period occurring prior to September 30, 2010 (or, if earlier, the last date prior to September 30, 2010 upon which Indebtedness has been repaid with proceeds of issuances of Equity Interests or Permitted Refinancing Indebtedness as described above) shall be determined by using a revised annualized Consolidated Interest Expense amount (as determined by the Borrower with the agreement of the Administrative Agent), which shall give pro forma effect to all incurrences and repayments of Indebtedness on or prior to September 30, 2010 (or on or prior to the date of determination in the case of determinations before such date being made on a Pro Forma Basis) and shall be based upon the weighted average interest rates applicable to the Indebtedness which remains outstanding (including newly incurred Indebtedness), with such annualized amount multiplied in each case by a fraction the numerator of which is the number of days in the respective Test Period occurring prior to the Qualified Equity Trigger Date and the denominator of which is 365.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than Holdings and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Holdings and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or accrued prior to such Person merging into or consolidating with any Subsidiary or accrued prior to all or substantially all of the property or assets of such Person being acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Total Assets” shall mean the total assets of Holdings and its Subsidiaries determined on a consolidated basis determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, provided that being an officer or director of a Person shall not, in and of itself, be deemed “Control” of such Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” shall mean the making of any Initial Loan.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to (x) the amount of Excess Cash Flow for all Excess Cash Payment Periods ending after the Initial Borrowing Date which is not (and, in the case of any Excess Cash Payment Period where the respective required date of prepayment has not yet occurred pursuant to the First Lien Credit Agreement, will not on such date of required prepayment be) required to be applied to repay outstanding Loans in accordance with the First Lien Credit Agreement minus (y) the sum of (i) the aggregate amount of Section 11.04(viii) Investments made on or prior to such date pursuant to sub-clause (x) of Section 11.04(viii)(3) (determined without regard to any write-downs or write-offs thereof and treating the maximum amount of any Guarantee as an investment, but reducing the amount of such investments by any return of capital and principal repayments actually received in respect of Section 11.04(viii) Investments previously made pursuant to said sub-clause (x) (and treating any reduction of a Guarantee provided pursuant to said sub-clause (x) without a corresponding payment having been made thereunder as a return of principal), (ii) the aggregate amount of all Restricted Payments made on or prior to such date pursuant to sub-clause (y) of Section 11.06(xiv)(2) and (iii) the aggregate amount of all Capital Expenditures made on or prior to such date pursuant to sub-clause (y) of Section 11.10(f)(2).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Demand Failure Date” shall have the meaning provided in Section 10.14.

“Demand Notice” shall have the meaning provided in Section 10.14.

“Deposit Accounts” shall have the meaning provided in the Guaranty and Collateral Agreement.

“Description of Exchange Notes” shall mean the description of the terms and conditions of the proposed Exchange Notes due 2017 of the Borrower, substantially in the form of Schedule 1.01E.

“Disqualified Equity Interests” shall mean all Preferred Equity of Holdings or any of its Subsidiaries, other than Qualified Preferred Stock.

“Documents” shall mean, collectively, (i) the First Lien Credit Documents, (ii) the Merger Documents, (iii) the Refinancing Documents, and (iv) the Exchange Offer Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia; provided that any Subsidiary that would otherwise constitute a Domestic Subsidiary and is a holding company which owns Equity Interests in one or more Foreign Subsidiaries, but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such Equity Interests in Foreign Subsidiaries) shall not constitute a Domestic Subsidiary hereunder.

“Effective Date” shall have the meaning provided in Section 14.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding Holdings and its Subsidiaries.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the treatment (for the purpose of reducing hazardous characteristics) or disposal of any Hazardous Materials, (c) exposure of any natural person to any Hazardous Materials (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (including, for the avoidance of doubt, but only for the purpose of the definition of Domestic Subsidiary, any interests treated as equity for United States federal income tax purposes), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Rate” means, with respect to any period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such period multiplied by (b) the Statutory Reserve Adjustment.

“Event of Default” shall have the meaning provided in Section 12.

“Excepted Defaults” shall mean, during the period from the Merger Closing Date until the 50th day thereafter, any default or event of default existing with respect to the Target Existing Notes or under the Target Existing Notes Indenture, in each case so long as all actions specified in Section 10.13(b) with respect to the Target Existing Notes have been taken in accordance with the requirements thereof.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries in accordance with Sections 11.10(a) and (b) (but not pursuant to Sections 11.10(c), (d), (e) and (f)) hereof during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness (other than revolving loans and swingline loans incurred under the First Lien Credit Agreement)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of Holdings and its Subsidiaries and the permanent repayment of the principal component of Capital Lease Obligations of Holdings and its Subsidiaries during such period (other than (1) repayments made pursuant to the Refinancing, (2) repayments made with the proceeds of asset sales, sales or issuances of Equity Interests, insurance or Indebtedness, (3) payments of First Lien Loans and/or other obligations under the First Lien Credit Documents, provided that repayments of First Lien Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of scheduled mandatory repayments or (y) made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of revolving loans or swingline loans, only to the extent accompanied by a voluntary reduction of the related revolving loan commitments in an amount equal to such prepayment) and (4) repayments of Indebtedness incurred or at any time outstanding pursuant to Section 11.01(ii) or any Permitted Refinancing Indebtedness incurred in respect thereof (or in respect of previously incurred Permitted Refinancing Indebtedness to the extent such Indebtedness (or a previous refinancing) constituted a refinancing of Indebtedness pursuant to said Section 11.01(ii))) and (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.

“Excess Cash Payment Date” shall mean the date occurring 95 days after the last day of each Fiscal Year of Holdings (commencing with the Fiscal Year of Holdings ended December 31, 2010).

“Excess Cash Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Payment Date, the period from June 30, 2010 to the last day of Holdings’ Fiscal Quarter ending closest to December 31, 2010 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding Fiscal Year of Holdings.

“Excess Qualified Equity Proceeds” shall mean the Net Cash Proceeds received by Holdings from one or more issuances of its Equity Interests (excluding any issuances of Disqualified Equity Interests, Equity Interests issued as part of the consideration for the Transaction, any issuances of Equity Interests before the Initial Borrowing Date and any issuances of Equity Interests which are included in determining whether the Qualified Equity Trigger Date has occurred), in each case to the extent such Net Cash Proceeds have not been used (and are not required to be used) to repay outstanding Indebtedness of (or to permanently reduce unutilized commitments to lend to) Holdings or any of is Subsidiaries; provided that repayments of revolving indebtedness without a corresponding reduction to the related commitments shall not be counted as a repayment of outstanding Indebtedness for the foregoing purposes.

“Exchange” shall mean any exchange of Loans for a like principal of amount of Exchange Notes, it being understood and agreed that (i) the first Exchange may not occur sooner than the Initial Maturity Date (although notice thereof may be provided beforehand as contemplated by Section 10.15(a)) and shall only occur if Extended Loans are made on such date (or would be made on such date if the Exchange did not occur concurrently therewith), (ii) each Exchange shall be made on the basis that Exchange Notes in principal amount equal to the principal of Loans being exchanged shall be issued to the respective exchanging  Lenders and (iii) each Exchange shall be made with the concurrent payment, in cash, of all accrued and unpaid interest, and all fees and other expenses, then owing (whether or not same would otherwise be then payable under this Agreement) to such Lender with respect to its Loans being Exchanged at such time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Notes” shall mean the securities issued under the Exchange Note Indenture received in Exchange for Loans.

“Exchange Notes Indenture” shall mean the indenture to be entered into relating to the Exchange Notes, having terms and conditions substantially as set forth in the Description of Exchange Notes (with such changes to cure any ambiguity, omission, defect or inconsistency and such changes with respect to the trustee provisions as may be reasonably be requested by the person appointed to act as trustee thereunder as the Lead Arranger and the Borrower shall approve), as the same may be amended, modified, or supplemented.

“Exchange Offer” has the meaning set forth in the Transaction Summary.

“Exchange Offer Documents” shall mean all agreements and documents relating to the Exchange Offer, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Exchange Offer Funding Date Material Adverse Effect” shall mean any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably expected to be, materially adverse to the business, financial condition or results of operations of the Target and its subsidiaries, taken as a whole; provided that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Exchange Offer Funding Date Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the Merger Agreement Date, (iii) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the Merger Agreement Date, (iv) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the Merger Agreement Date, (v) general conditions in the industries in which the Target and its subsidiaries operate, (vi) the failure, in and of itself, of the Target to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics after the Merger Agreement Date, or changes in the market price, credit rating or trading volume of the Target’s securities after the Merger Agreement Date (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Exchange Offer Funding Date Material Adverse Effect), (vii) changes in the price of natural gas, nitrogen, urea, ammonia or any other product used or sold by the Target or any of its subsidiaries and (viii) the announcement and pendency of the Merger Agreement and the transactions contemplated thereby, including any lawsuit in respect thereof, compliance with the covenants contained therein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the Target or any of its subsidiaries, except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that the Target and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Target and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, an Exchange Offer Funding Date Material Adverse Effect).

“Excluded Deposit Accounts” shall have the meaning provided in the Guaranty and Collateral Agreement.

“Excluded Securities Accounts” shall have the meaning provided in the Guaranty and Collateral Agreement.

“Excluded Subsidiary” shall mean each of Terra Nitrogen, CFL, TNCLP and Terra Nitrogen GP Inc. and each of their respective subsidiaries; provided that the Borrower may at any time designate any Excluded Subsidiary as no longer being an Excluded Subsidiary so long as no Default or Event of Default exists after giving effect to such designation, in which case (x) such Person shall thereafter constitute a Subsidiary (and not an Excluded Subsidiary) for all purposes of this Agreement and the other Credit Documents, (y) all Equity Interests in such Person shall be pledged pursuant to the Guaranty and Collateral Agreement (to the extent required for Equity Interests of a Subsidiary which is not an Excluded Subsidiary) and (z) such Person, if a Wholly-Owned Domestic Subsidiary shall be required to take all actions required under Section 10.10 which are required of a Wholly-Owned Domestic Subsidiary which is not an Excluded Subsidiary, an Inactive Subsidiary or an Agreed Non-Guarantor Subsidiary (in each case within the time periods specified therein).

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of August 16, 2005, among Holdings, the Borrower, certain Subsidiaries of the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (as amended through and including the Initial Borrowing Date).

“Existing Letters of Credit” shall mean “Existing Letters of Credit” as defined in the First Lien Credit Agreement.

“Extended Loan” shall have the meaning provided in Section 2.01(b).

“Extended Notes” shall have the meaning provided in Section 2.05(a).

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Final Maturity Date” shall mean April 5, 2017.

“Financial Officer” means, in respect of a Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Lien Agent” shall mean Morgan Stanley Senior Funding, Inc., as administrative agent or collateral agent, as the case may be, under the First Lien Credit Agreement or any other First Lien Credit Document, and any successor agent or agents in such capacities.

“First Lien Basis” shall mean the securing of First Lien Indebtedness on a first priority basis in accordance with the terms of the Intercreditor Agreement.

“First Lien Collateral” shall mean all property (whether real or personal) with respect to which any security interest has been granted (or reported to be granted) to secure First Lien Indebtedness, including, without limitation, all Collateral under, and as defined in, the First Lien Credit Agreement.  All First Lien Collateral has also constitute Collateral hereunder, except as otherwise expressly permitted in accordance with Section 10.15 hereof.

“First Lien Credit Agreement” shall mean the Credit Agreement, dated as of the date hereof, by and among Holdings, the Borrower, the lenders from time to time party thereto and the First Lien Agent, as it may be amended, supplemented or modified, from time to time in accordance with the terms hereof and thereof.

“First Lien Credit Agreement Security Documents” shall mean all Security Documents under and as defined in the First Lien Credit Agreement.

“First Lien Credit Documents” shall mean the First Lien Credit Agreement and all other “Credit Documents” (as defined in the First Lien Credit Agreement), as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“First Lien Indebtedness” shall mean and include (w) any Indebtedness incurred pursuant to Section 11.01(i)(A) if incurred under the First Lien Credit Agreement or otherwise pursuant to an agreement which is secured by the First Lien Collateral on a pari passu basis with other First Lien Indebtedness and has become subject to the Intercreditor Agreement by way of joinder thereto, (x) all Indebtedness and other obligations pursuant to the First Lien Credit Agreement in accordance with Section 11.01(i)(B), (y) any Interest Rate Protection Agreements, Other Hedging Agreements or Cash Management Agreements secured in accordance with the terms of the First Lien Credit Documents and (z) any Permitted Refinancing Indebtedness secured by First Lien Collateral on a First Priority Basis and incurred in respect of Indebtedness described in preceding clause (x), or which refinanced any Permitted Refinancing Indebtedness constituting First Lien Indebtedness originally incurred as described in this clause (z) or a subsequent refinancing thereof with Permitted Refinancing Indebtedness.

“First Lien Lead Arrangers” shall mean, collectively, Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd, in their capacities as Joint Lead Arrangers and Bookrunners pursuant to the First Lien Credit Agreement.

“First Lien Loans” shall mean the “Loans” under, and as defined in, the First Lien Credit Agreement.

“First Lien Secured Creditors” shall mean the “Secured Creditors” as defined in the First Lien Credit Agreement or any equivalent term used to describe secured parties thereunder.

“First Lien Term Loans” shall mean all “Term Loans” under, and as defined in, the First Lien Credit Agreement.

“Fiscal Quarter” shall mean each three fiscal month period ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” shall mean the twelve-month period ending on December 31.

“Flood Hazard Property” means any Real Property of a Credit Party subject to a Mortgage on which improvements are located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” shall have the meaning provided in Section 5.04(b).

“Foreign Pledge Agreements” shall have the meaning provided in Section 10.10(h).

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as set forth from time to time.

“GCA Collateral” shall mean all “Collateral” as defined in the Guaranty and Collateral Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee obligation of any guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount or which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent and the Lenders.

“Guaranteed Obligations” shall mean the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, the Borrower under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower and each other Credit Party to the Lenders, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement (or referred to in Section 4.01 hereof) and each other Bridge Loan Document to which the Borrower or such Credit Party is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in the Bridge Loan Agreement and in each such other Bridge Loan Document.

“Guaranteed Party” shall mean the Borrower and each Subsidiary of the Borrower that is a Credit Party.

“Guarantor” shall mean each of Holdings and each Subsidiary Guarantor.

“Guaranty” shall mean each of the Holdings Guaranty and the Subsidiaries Guaranty.

“Guaranty and Collateral Agreement” shall have the meaning provided in Section 6.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous, toxic, contaminants or pollutants pursuant to any Environmental Law.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 15.

“Immaterial Subsidiary” shall mean, as of any date of determination, a Subsidiary (other than a Credit Party) (a) whose consolidated total assets do not constitute more than 3% of the consolidated total assets of Holdings (on a pro forma basis for the most recently ended Fiscal Year of Holdings for which audited financial statements are available), and (b) whose consolidated gross sales do not constitute more than 3% of the consolidated gross sales of Holdings (on a pro forma basis for the most recently ended Fiscal Year of Holdings for which audited financial statements are available); provided that if at any time one or more Immaterial Subsidiaries are subject to one or more events as described in Sections 12(g) and/or (h), if such Immaterial Subsidiaries would fail to meet either the test described in preceding clause (a) or (b) if all such Immaterial Subsidiaries were a single Subsidiary (rather than separate Subsidiaries), for this purpose treated as if each reference in preceding clause (a) and (b) to “3%” were instead a reference to “5%”, then the respective such Subsidiaries shall not constitute Immaterial Subsidiaries unless and until such time as in aggregate they do not fail either of the tests referenced in this proviso.

“Inactive Subsidiary” shall mean, as of any date of determination, a Subsidiary (other than a Credit Party) (a) whose consolidated total assets do not exceed $500,000, (b) which does not engage in any trade or business and (c) does not own Equity Interests in any Person other than one or more other Inactive Subsidiaries.  As of the date hereof, all Inactive Subsidiaries that are Domestic Subsidiaries of Holdings are listed on Schedule 1.01F and, to the best of Holdings’ and the Borrower’s knowledge, all Inactive Subsidiaries that are Domestic Subsidiaries of Target are listed on Schedule 1.01F.  At any time when a Subsidiary which was an Inactive Subsidiary ceases to meet the tests contained above, such Subsidiary shall no longer constitute an Inactive Subsidiary.

“Indebtedness” shall mean, of any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same securities or property or any other Off-Balance Sheet Liability and (m) the aggregate liquidation preference of all Disqualified Equity Interests of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  In the avoidance of doubt, “Indebtedness” shall not include obligations or liabilities under operating leases.

“Indemnified Person” shall have the meaning provided in Section 14.01(a).

“Information Memorandum” means the Confidential Information Memorandum dated March 29, 2010, relating to the Borrower and the Transaction.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Initial Loans occurs.

“Initial Loan” shall have the meaning provided in Section 2.01(a).

“Initial Maturity Date” shall mean April 5, 2011; provided that if the Merger Closing Date does not occur on or prior to October 15, 2010, the Initial Maturity Date shall be October 15, 2010.

“Initial Notes” shall have the meaning provided in Section 2.05(a).

“Intercreditor Agreement” shall mean an intercreditor agreement in the form of Exhibit I as entered into on or prior to the Initial Borrowing Date pursuant to Section 6.17, as same may be amended, modified, restated and/or supplemented from time to time.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Period” shall mean the period beginning on the Initial Borrowing Date and ended on the last day of the first Fiscal Quarter ended thereafter, and each subsequent period beginning on the last day of a Fiscal Quarter and ended on the last day of the next fixed Fiscal Quarter.

“Inventory” shall have the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Joinder Agreement” shall have the meaning provided in Section 10.10(a).

“Joint Venture” means a limited-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created or conducted through a separate legal entity) (excluding a Subsidiary) now or hereafter formed or invested in by Holdings or any of its Subsidiaries with another Person or Persons in order to conduct a common venture or enterprise with such Person or Persons.

“Lead Arranger” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as Lead Arranger and Bookrunner, and any successor thereto.

“Lease” shall mean any lease, sublease, or other agreement pursuant to which a Credit Party has a Leasehold.

“Leased Real Property” shall mean any Real Property that is the subject of a Lease.

“Leasehold Waiver Properties” shall mean any Leased Real Property which has Collateral located thereon or therein in excess of $10,000,000 as of the Effective Date, as designated on Schedule 6.18 as “Leasehold Waiver Properties”.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01A, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13 or 14.04(b).

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the wrongful failure of such Lender to make available its portion of any Borrowing (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent and/or any Credit Party in writing (x) that it does not intend to comply with its obligations under Section 2.01(a) in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under such Section or (y) of the events described in preceding clause (ii).

“LIBO Rate” means, with respect to any Loan for any Interest Period, the greater at any time of (a) (x) the rate per annum appearing on Page BBAM 1 on the Bloomberg Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity of three months or (y) if the rate referred to in clause (x) is not available at such time for any reason, then the rate at which dollar deposits of $5,000,000 with a maturity of three months are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period and (b) 2.00% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” shall mean each Initial Loan and each Extended Loan.

“Loan Proportionate Amount” shall mean, with respect to any Net Cash Proceeds, a percentage of such Net Cash Proceeds equal to a fraction the numerator of which is the aggregate principal amount of Loans then outstanding and the denominator of which is the aggregate principal amount of all Second Lien Indebtedness then outstanding (including the Loans)  which requires a repayment (or offer to repay) same with such Net Cash Proceeds.

“Margin Regulations” shall mean Regulation T, Regulation U and Regulation X.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Holdings and its Subsidiaries taken as a whole, (b) the Collateral or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (c) the validity or enforceability of this Agreement or any of the other Bridge Loan Documents or the rights and remedies, taken as a whole, of the Administrative Agent, the Issuing Lenders or the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Interest Rate Protection Agreements or Other Hedging Agreements, of any one or more of the Credit Parties and their Subsidiaries in an aggregate principal amount exceeding $50,000,000 outstanding at the time of determination.  For purposes of determining Material Indebtedness, the “obligations” of any Credit Party or any Subsidiary in respect of any Interest Rate Protection Agreements or Other Hedging Agreements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party or such Subsidiary would be required to pay if such Interest Rate Protection Agreement or Other Hedging Agreement were terminated at such time.

“Maturity Date” shall mean the Initial Maturity Date or the Final Maturity Date, as the case may be.

“Maximum Rate” shall have the meaning provided in Section 14.19.

“Merger” shall mean the merger of Target with and into Mergersub, with Target being the surviving corporation of such merger.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of March 12, 2010, by and between Holdings, Mergersub and Target, as amended, waived or otherwise modified from time to time but without any modifications, waivers or amendments thereof or any consents thereunder that are materially adverse to the Lenders (including, without limitation, any of the foregoing that results in an increase in the aggregate consideration (except for any increase to the extent consisting solely of additional shares of common stock of Holdings) or the allowance of any additional permitted dividends) unless consented to by the Lead Arranger.

“Merger Agreement Date” shall mean March 12, 2010.

“Merger Closing Date” shall mean the date of the consummation of the Merger.

“Merger Documents” shall mean the Merger Agreement and all other agreements and documents relating to the Merger, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Mergersub” shall mean Composite Merger Corporation, a Maryland corporation and a Wholly-Owned Subsidiary of the Borrower.

“Minimum Borrowing Amount” shall mean for Initial Loans, $5,000,000 (or, if less, the remaining Total Commitment).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent, Administrative Agent and the Lenders, substantially in the form of Exhibit L (with such changes as the Collateral Agent, based on advice of counsel, believes are reasonably desirable, including given the local law of the jurisdiction in which the respective real property is located), on any Mortgaged Property; provided, however, that any Mortgage encumbering a Mortgaged Property located in a Mortgage Tax State shall expressly state that the amount secured thereby shall be limited to either (i) 115% of the reasonably estimated fair market value of the applicable Mortgaged Property or (ii) the allocated amount based on the allocation formula customarily in use in the applicable state, in Collateral Agent’s reasonable discretion.

“Mortgage Policy” shall mean an ALTA loan policy of title insurance (Form 2006).

“Mortgage Tax State” shall mean each state that imposes a mortgage tax, intangible tax or other similar tax (other than immaterial amounts) on a mortgage of real property located in such state.

“Mortgaged Property” shall mean any Owned Real Property of any Credit Party which is subject to a Mortgage pursuant to the terms hereof.

“MS&Co.” shall mean Morgan Stanley & Co. Incorporated.

“MSSF” shall mean Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) of ERISA.

“Net Cash Proceeds” means, if in connection with (a) an Asset Sale, the Net Sale Proceeds therefrom, (b) a Recovery Event, the cash proceeds received net of (without duplication) (i) reasonable costs, fees and expenses incurred and payable by Holdings or its respective Subsidiary in connection therewith (in each case, paid to non-Affiliates), (ii) the principal amount of Indebtedness under the First Lien Credit Agreement or any other Indebtedness (other than any Second Lien Indebtedness) that is secured by a senior Lien on such asset, in each case to the extent that such Indebtedness is required to be (and is) repaid in connection with such Recovery Event, (iii) federal, state, provincial, foreign and local Taxes and other Taxes paid or reasonably estimated to be payable in connection with such Recovery Event or (c) an equity issuance or the issuance or incurrence of Indebtedness, cash proceeds received net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees, costs, commissions, premiums, fees and expenses incurred in connection therewith (in each case, paid to non-Affiliates).

“Net Sale Proceeds” shall mean for any sale or other disposition of assets (other than pursuant to a Recovery Event), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii)  any reserves in accordance with GAAP against any liabilities relating to the assets sold or otherwise disposed of, (iii) the amount of such gross cash proceeds required to be used to permanently repay Indebtedness under the First Lien Credit Agreement or any other Indebtedness (other than Second Lien Indebtedness) which is secured (on a senior basis) by the respective assets which were sold or otherwise disposed of, and (iv)  federal, state, provincial, foreign and local Taxes and other Taxes paid or reasonably estimated to be payable in connection with such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which Holdings determines in good faith should be reserved for post-closing adjustments (to the extent Holdings delivers to the Administrative Agent a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments paid by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Holdings and/or any of its Subsidiaries from such sale or other disposition.

“90% Condition” shall have the meaning provided in the Transaction Summary.

“Nitrogen Servicing Agreement” shall mean that certain Amended and Restated General and Administrative Services Agreement Regarding Services, dated as of October 23, 2007, between Target and Terra Nitrogen GP Inc., as same may be amended, modified or supplemented from time to time, but without giving effect to any such amendments, modifications, supplements or waivers which, taken as a whole, are materially adverse to the Credit Parties.

“NOL Agreement” shall mean that certain Net Operating Loss Agreement, dated August 16, 2005, by and among Holdings, the Borrower and the Members (as defined therein).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” shall have the meaning provided in Section 2.05(a).

“Notes” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice Office” shall mean the office of the Administrative Agent located at 1 Pierrepont Plaza, Brooklyn, NY 11201, Attention: Stephen Giacolone or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Bridge Loan Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of Holdings or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, or (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person.

“Original Mortgaged Property” shall mean each Mortgaged Property designated on Schedule 6.18 as an “Original Mortgaged Property”, it being understood that each Owned Real Property of Holdings or any of its Subsidiaries (other than Target and its Subsidiaries) which is required to become a Credit Party and with a fair market value reasonably estimated to be in excess of $30,000,000, other than the Original Mortgage Tax State Properties, shall be set forth as an “Original Mortgaged Property” on said Schedule 6.18.

“Original Mortgage Tax State Properties” shall mean each Owned Real Property designated on Schedule 6.18 as an “Original Mortgage Tax State Property”, it being understood and agreed that the Owned Real Property so designated have fair market values reasonably estimated to exceed $30,000,000 but shall be located in the States of Florida and Oklahoma, which are Mortgage Tax States on the Effective Date.  It is further understood and agreed that such properties shall only be required to become Mortgaged Properties, in accordance with Section 10.10(c), if the Qualified Equity Trigger Date does not occur on or prior to September 30, 2010.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Lender” shall have the meaning provided in Section 10.15(a).

“Other Lender Notice” shall have the meaning provided in Section 10.15(a).

“Owned Real Property” shall mean any Real Property that is owned in fee simple by a Credit Party.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.

“Payment Office” shall mean the office of the Administrative Agent located at 1 Pierrepont Plaza, Brooklyn, NY 11201, Attention: Stephen Giacolone or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in compliance with Section 10.04;

(b)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, processors’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 10.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations (other than Liens arising under ERISA);

(d)           utility deposits and deposits made to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds (or deposits made to otherwise secure an appeal, stay or discharge in the course of legal proceeding), performance or completion bonds and other obligations of a like nature or other cash deposits required to be made, in each case in the ordinary course of business;

(e)           judgment liens and judicial attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 12;

(f)            recorded or unrecorded easements, rights-of-way, covenants, conditions, restrictions, leases, licenses, reservations, subdivisions, and similar encumbrances of any kind or rights of others for rights-of-way, utilities and other similar purposes, or zoning, building, subdivision, environmental regulations, or other restrictions as to the use of owned or leased real property and minor defects and irregularities in title on real property that do not secure any monetary obligations and do not materially affect the ability of the applicable Credit Party or Subsidiary to operate the affected property in the ordinary conduct of business;

(g)           any exceptions to title set forth in any Mortgage Policy delivered pursuant to Section 6.18(ii), all of which exceptions shall be acceptable to the Administrative Agent in its reasonable discretion;

(h)           any matters disclosed on any survey, aerial survey, ExpressMap or equivalent photographic depiction delivered pursuant to Section 6.18(iv), all of which matters shall be acceptable to the Administrative Agent in its reasonable discretion;

(i)            any interest or title, and any encumbrances thereon, of a lessor or sublessor under any Lease entered into by a Credit Party or Subsidiary as a lessee or sublessee;

(j)            Liens described in Section 11.02(ii); and

(k)           Liens granted pursuant to any First Lien Credit Document or in respect of Permitted Refinancing Indebtedness incurred in respect thereof (or in respect of a previous issue of such Permitted Refinancing Indebtedness) (all of which shall be subject to the terms and conditions of the Intercreditor Agreement).

“Permitted Investments” means:

(a)      investments in direct obligations of the United States of America or Canada or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America or Canada, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)      investments in commercial paper rated at least Aa2 by Moody’s and at least A by S&P maturing within one year of the date of issuance thereof;

(c)      investments in certificates of deposit, bankers’ acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any United States or Canadian commercial bank or any Lender (or affiliate thereof) having capital and surplus of not less than $100,000,000 which have a maturity of one year or less or, in the case of bankers’ acceptances endorsed by any Lender (or affiliate thereof) or other such commercial bank, maturing within six months of the date of acceptance;

(d)      investments in repurchase obligations, including whole mortgage loans, with a term of not more than 30 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)      investments in Dutch Auction reset securities with a reset date no greater than 180 days rated at least Aa by Moody’s and at least A by S&P;

(f)       marketable general obligations of a state or municipality of the United States or a province or municipality of Canada, or any political subdivision of any of the foregoing, unconditionally secured by the full faith and credit of such state, municipality, province or political subdivision and marketable corporate debt securities having an A credit rating or better by S&P or Moody’s Investors Service or, in the case of such obligations of a province or a political subdivision of Canada, an equivalent rating from Dominion Bond Rating Service; and

(g)      investments in money market funds that invest 95% of their assets in investments of the type described in the immediately preceding subsections (a), (b), (c), (d), (e) and (f) above.

“Permitted Liens” shall have the meaning provided in Section 11.02.

“Permitted Notes” shall mean Permitted Second Lien Notes or Permitted Unsecured Notes.

“Permitted Refinancing Indebtedness” shall mean, with respect to Holdings, the Borrower or any of their respective Subsidiaries, any refinancing, replacement, refunding, renewal or extension of any Indebtedness, in whole or in part, of such Person from time to time; provided that (a) the principal amount (or accreted value, if applicable) thereof does not, or in the case of any revolving facility, the commitments thereunder do not, exceed the principal amount (or accreted value, if applicable) or in the case of any revolving facility, the commitments thereunder (so long as such commitments could have been fully drawn with no violation of this Agreement), of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended (the “Refinanced Debt”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder (so long as such commitments could have been fully drawn with no violation of this Agreement), (b) the Indebtedness resulting from such refinancing, replacement, refunding, renewal or extension (the “Refinancing Debt”) has a final maturity date the same as or later than the final maturity date of, and, other than in the case of a revolving facility, has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) to the extent such Refinanced Debt is subordinated in right of payment to the Obligations, such Refinancing Debt is subordinated in right of payment to the Obligations on terms, when taken as a whole, in all material respects at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt, (d) if the Refinanced Debt is secured, the Refinancing Debt shall be unsecured or secured only by assets (including the same after-acquired assets) that secured (or are required to secure) such Refinanced Debt; provided that (x) if the Refinanced Debt consists of Indebtedness described in Section 11.01(i)(B) or 11.01(ii) or Refinancing Debt previously incurred in respect thereof (or in respect of any Refinancing Debt which has successively refinanced Indebtedness originally incurred under Section 11.01(i)(B) or 11.01(ii)), such Refinancing Debt may be secured by the First Lien Collateral (but only if the Refinanced Debt was so secured) on a First Lien Basis (if the Refinanced Debt was so secured) or by the Collateral on a Second Lien Basis (if the Refinanced Debt was secured on either a First Lien Basis or Second Lien Basis), and in each such case the respective Refinancing Debt must be subject to the terms of the Intercreditor Agreement (whether as First Lien Indebtedness or Second Lien Indebtedness) pursuant to arrangements (including a joinder agreement) reasonably satisfactory to the Administrative  Agent and may be secured by (and only by) any First Lien

Collateral or Collateral, as the case may be, on the terms provided in the Intercreditor Agreement and (y) if the Refinanced Debt consists of Indebtedness described in Section 11.01(ii) or Refinancing Debt previously incurred in respect thereof (or in respect of any Refinancing Debt which has successively refinanced Indebtedness originally incurred under Section 11.01(ii)) and is to be secured, such Refinancing Debt may be secured by the Collateral (but only if the Refinanced Debt was so secured) on a Second Lien Basis (if the Refinanced Debt was secured on a Second Lien Basis) and in each case the respective Refinancing Debt must be subject to the terms of the Intercreditor Agreement pursuant to arrangements (including a joinder agreement) reasonably satisfactory to the Administrative Agent and may be secured by (and only by) any Collateral which also secures the Obligations on the terms provided for Second Lien Indebtedness in the Intercreditor Agreement, (f) the terms and conditions (including, if applicable, as to collateral, covenants and events of default but excluding as to interest rate, redemption premium, and other pricing provisions) of any such Refinancing Debt, taken as a whole, are not materially less favorable to the Credit Parties or the Lenders than the terms and conditions of the Refinanced Debt and (g) neither the direct obligors nor the guarantors of any Permitted Refinancing Indebtedness may be different (except in each case if less extensive; provided that after-acquired or created Subsidiaries, and Subsidiaries that cease to qualify for exceptions contained in such Refinanced Debt that entitled such Subsidiaries to not become guarantors thereunder, may be required to become guarantors on substantially the same terms as applied to the respective Refinanced Debt) than those which apply to the relevant Refinanced Debt.

“Permitted Sale and Leaseback Transaction” means an arrangement entered into by the Borrower or any of its Subsidiaries with any Person providing for the Borrower or such Subsidiary to lease or rent property, plant and equipment that the Borrower or such Subsidiary has or will sell or otherwise transfer to such Person, provided that the aggregate value of property, plant and equipment sold or otherwise transferred pursuant to such arrangements shall not exceed $20,000,000 during any Fiscal Year.

“Permitted Second Lien Notes” shall mean secured Indebtedness incurred by the Borrower or Holdings and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of second lien secured notes; provided that (i) such Indebtedness may only be secured by Collateral on a Second Lien Basis, and shall not be secured by any property or assets of Holdings, the Borrower or any of their respective Subsidiaries other than the Collateral; (ii) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the Final Maturity Date, (iii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness is not guaranteed by any Person other than the Credit Parties, (v) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are materially more restrictive to the Credit Parties than the terms of this Agreement (it being understood that the limitations on indebtedness covenant contained therein may take into account permanent repayments of Indebtedness which have occurred after the Effective Date), and (vi) the holders of such Indebtedness pursuant to the indenture or other instrument governing such Indebtedness (or a trustee, agent or other representative on their behalf) shall have become party to the Intercreditor Agreement.

“Permitted Unsecured Notes” shall mean senior unsecured or unsecured subordinated Indebtedness incurred by the Borrower or Holdings and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of senior unsecured or unsecured subordinated notes; provided that (i) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is one year after the Final Maturity Date, (ii) such Indebtedness is not guaranteed by any Person other than the Credit Parties, (iii) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are materially more restrictive to the Credit Parties than the terms of this Agreement (it being understood that the limitations on indebtedness covenant contained therein may take into account permanent repayments of Indebtedness which have occurred after the Effective Date) and (iv) such Indebtedness is not secured by any Lien on any property or assets of Holdings, the Borrower or any of their respective Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phosphogypsum Stack Liability” means the present value of the estimated cost of closing phosphogypsum stacks based upon formal closure plans for closure, wastewater management, long-term maintenance and monitoring, as reported in Holdings’s financial statements in accordance with GAAP.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning provided in Section 10.01.

“Pooling Agreement” means that certain Spare Parts Pooling Agreement, dated as of August 15, 1968, by and among Commercial Solvents Corporation, First Nitrogen Corporation, the Borrower (formerly known as Central Farmers Fertilizer Company), Miscoa and Triad Chemical, as amended, restated, supplemented or otherwise modified from time to time, but without giving effect to any amendments, restatements, supplements or other modifications which, taken as a whole, are materially adverse to the Credit Parties.

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person.

“Prior Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 12, 2010, by and among Yara International ASA, a Norwegian public company limited by shares, Yukon Merger Sub, Inc., a Maryland corporation, and Target.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to any Acquisition (including the Terra Acquisition) and any Significant Asset Sale consummated after the first day of the relevant Test Period and on or prior to the last day of the relevant Test Period, as if same had occurred on the first day of the respective Test Period, in each case with such pro forma adjustments as would be permitted to be reflected in pro forma financial information complying with the requirements of Article 11 of Regulation S-X under the Securities Act (and the interpretations of the SEC thereunder) (collectively, the “S-X Adjustments”).

“Projections” has the meaning assigned to such term in Section 10.01(e).

“Public Lender” shall have the meaning provided in Section 10.01.

“Qualified Equity Trigger Date” shall mean the first date occurring on or after the Initial Borrowing Date upon which Holdings shall have issued its Equity Interests (excluding any issuances of Disqualified Equity Interests, all Equity Interests issued as part of the consideration for the Transaction and any issuances of Equity Interests before the Initial Borrowing Date), whether pursuant to one or more offerings, in return for cash consideration where the gross cash proceeds received by Holdings therefrom aggregate at least $750,000,000 and where all Net Cash Proceeds therefrom have actually been applied to repay outstanding principal of Loans (or, if issued prior to the Merger Closing Date, to reduce on a dollar-for-dollar basis the Total Commitment); provided that if the Qualified Equity Trigger Date does not occur on or prior to September 30, 2010 then it shall not thereafter occur.

“Qualified Preferred Stock” shall mean any Preferred Equity of Holdings so long as the terms of any such Preferred Equity (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the first anniversary of the then latest Maturity Date (in each case determined without regard to the provisos in the component defined terms used in such definition), (w) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement or any other agreement or contract of Holdings or any of its Subsidiaries, (x) do not contain any covenants (other than periodic reporting requirements), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of Holdings, or liquidations involving Holdings, and (z) are otherwise reasonably satisfactory to the Administrative Agent.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Initial Borrowing Date.

“RCRA” shall mean the Resource Conservation and Recovery Act.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of thief, loss, physical destruction, damage, taking or any similar event with respect to any property or assets of Holdings or any of its Subsidiaries and/or (ii) under any policy of casualty insurance; provided that a Recovery Event shall not include any receipt (for a single event or series of related events) of less than $10,000,000.

“Refinanced Debt” shall have the meaning provided in the definition of Permitted Refinancing Indebtedness.

“Refinancing” shall mean the Borrower Refinancing and the Target Refinancing.

“Refinancing Debt” shall have the meaning provided in the definition of Permitted Refinancing Indebtedness.

“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other documents and agreements entered into in connection with the payoff of existing indebtedness pursuant to the Refinancing and the termination of the agreements relating thereto and the Liens securing the same.

“Register” shall have the meaning provided in Section 14.15.

“Registration Rights Agreement” shall have the meaning provided in Section 10.15(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Requesting Bridge Lenders” at any time shall mean Lenders holding at least $50,000,000 aggregate principal amount of Initial Loans or Extended Loans.

“Requesting Bridge Lenders Exchange Request” shall have the meaning provided in Section 10.15(a).

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Commitments at such time and outstanding principal of Loans at such time represents at least a majority of the sum of all outstanding Loans and Commitments of Non-Defaulting Lenders.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, principal accounting officer, chief financial officer, chief internal general counsel, treasurer or controller of such Person.

“Restricted” shall mean, when referring to cash or Permitted Investments of Holdings or any of its Subsidiaries, that such cash or Permitted Investments (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or of any such Subsidiary (unless such appearance is related to the First Lien Credit Documents or Liens created thereunder or Liens securing Second Lien Indebtedness on a Second Lien Basis), (ii) are subject to any Lien in favor of any Person other than (x) Liens described in clauses (xii) and (xix) of Section 11.02 or in clauses (a) or (e) of the definition of Permitted Encumbrances (in each case so long as no consensual Lien has been created with respect to such cash or Permitted Investments) and (y) Liens securing First Lien Indebtedness and Second Lien Indebtedness incurred as permitted hereunder and subject to the terms of the Intercreditor Agreement or (iii) are subject to binding contractual or legal obligations that result in such cash or Permitted Investments being not otherwise generally available for use by Holdings or such Subsidiary.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Credit Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in any Credit Party or any Subsidiary.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“S-X Adjustments” shall have the meaning provided in the definition of Pro Forma Basis.

“SEC” shall have the meaning provided in Section 6.14.

“Second Lien Basis” shall mean the securing of Second Lien Indebtedness on a junior and subordinated basis to the securing of First Lien Indebtedness, in accordance with the terms of the Intercreditor Agreement.

“Second Lien Indebtedness” shall mean and include (x) the Loans and (y) any Permitted Refinancing Indebtedness secured by Collateral on a Second Lien Basis and incurred in respect of Indebtedness described in preceding clause (x) (or in respect of a previous issue of Permitted Refinancing Indebtedness originally incurred in respect thereof), in each case so long as the respective Indebtedness is provided to be secured on a Second Lien Basis.

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Section 11.04(viii) Investments” shall have the meaning provided in Section 11.04(viii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Secured Obligations” shall mean all Obligations and all other Secured Obligations under, and as defined in, the Security Documents.

“Securities” shall have the meaning provided in Section 10.14.

“Securities Accounts” shall have the meaning provided in the Guaranty and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Offering” shall have the meaning provided in Section 10.14.

“Security Document” shall mean and include each of the Guaranty and Collateral Agreement, the Foreign Pledge Agreements (if any), each Mortgage and, after the execution and delivery thereof, each Additional Security Document and any other documents granting a Lien upon the assets or property of a Credit Party as security for payment of the Obligations.

“Shares” has the meaning set forth in the Transaction Summary.

“Significant Asset Sale” shall mean each Asset Sale where the gross consideration received therefor by Holdings and its respective Subsidiaries (taking the Net Sale Proceeds therefrom plus the fair market value (as reasonably determined by the Borrower) of any non-cash consideration received) equals or exceeds $20,000,000.

“Specified Representations” shall have the meaning provided in Section 6.02.

“Spread” shall mean 8.00%; provided that if the Loans are not repaid in full within 30 days following the Initial Borrowing Date, the Spread otherwise in effect will increase by 1.00% on the first day of the immediately succeeding 30 day period and shall thereafter increase by an additional 1.00% at the beginning of each 30 day period thereafter.

“Statutory Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board).  Such reserve percentages will include those imposed pursuant to such Regulation D.  Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“Stock Certificates” means Collateral consisting of Stock Certificates representing capital stock of the Target and its subsidiaries or Holdings and its Subsidiaries required as Collateral pursuant to the Security Documents.

“Subsidiaries Guaranty” shall mean the guaranty of the Subsidiary Guarantors pursuant to Article II of the Guaranty and Collateral Agreement.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% of the total voting power of the equity interests therein at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings; provided, however, that each Excluded Subsidiary shall not be considered a Subsidiary for purposes of this Agreement, except that each Excluded Subsidiary shall be considered a Subsidiary for purposes of calculating the Interest Coverage Ratio, the Total Leverage Ratio and Excess Cash Flow and for purposes of the accounting and financial terms used in connection with making such calculations.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of Holdings (other than the Borrower and, for the avoidance of doubt, Excluded Subsidiaries, Inactive Subsidiaries and Agreed Non-Guarantor Subsidiaries) (in each case, whether existing on the Initial Borrowing Date or established, created or acquired after the Initial Borrowing Date) which has executed the Guaranty and Collateral Agreement or has become a party thereto by executing a joinder as required pursuant to Section 10.10, unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions of the Guaranty and Collateral Agreement.

“Suspension Notice” shall have the meaning provided in Section 10.15(e).

“Target” shall mean Terra Industries Inc., a Maryland corporation.

“Target Existing Notes” shall mean the 7.75% senior notes of Target Sub due 2019.

“Target Existing Notes Indenture” shall have the meaning provided in Section 10.13(b).

“Target Mortgaged Property” shall mean each Owned Real Property of Target or any of its Subsidiaries designated as a “Target Mortgaged Property” on Schedule 6.18.

“Target Notes Blocked Amount” shall mean an amount equal to (x) the sum of the aggregate principal amount of outstanding Target Existing Notes and the premiums which would be payable thereon at such time based on the assumption that the aggregate premiums payable for all Target Existing Notes shall equal $145,000,000 less (y) $250,000,000.

“Target Refinancing” shall have the meaning provided in Section 10.13(b).

“Target Sub” shall mean Terra Capital Inc., a Delaware corporation and wholly-owned subsidiary of Target.

“Taxes” shall have the meaning provided in Section 5.04(a).

“Term Loan” shall mean the “Term Loan” as defined in the First Lien Credit Agreement.

“Term Loan Blocked Amount” shall mean, at any time of determination, the lesser of (x) the Blocked Amount at such time and (y) the  total unfunded Term Loan Commitments (as defined in the First Lien Credit Agreement) less $100,000,000.

“Terra Acquisition” has the meaning set forth in the Transaction Summary.

“Terra Canada” shall mean Terra International (Canada) Inc., a corporation organized under the laws of Ontario, Canada.

“Terra Capital” shall mean Terra Capital, Inc., a Delaware corporation.

“Terra Express” shall mean Terra Express, Inc. a Delaware corporation.

“Terra Real Estate” shall mean Terra Real Estate Development Corporation an Iowa corporation.

“Terra Nitrogen” shall mean Terra Nitrogen Limited Partnership, a Delaware limited partnership.

“Test Period” shall mean each period of four consecutive Fiscal Quarters of Holdings then last ended, in each case taken as one accounting period.

“Title Insurance Company” shall mean First American Title Insurance Company and its affiliated companies or such other title insurance or abstract company as shall be selected by the Credit Parties and reasonably approved by the Collateral Agent.

“TNCLP” shall mean Terra Nitrogen Company, L.P., a Delaware limited partnership.

“Top-Off Purchases” has the meaning set forth in the Transaction Summary.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein.

“Total Yield Cap” means, as at any date of a Securities Offering pursuant to a Demand Notice, a rate equal to the sum of (x) 12.50% plus (y) the number of basis points per annum, if any, but not to exceed 100 basis points, by which the all-in yield to worst implied by the opening bid level of the Merrill Lynch US High Yield Master II Index (or its on-the-run successor) has increased between March 10, 2010 and the respective date of the consummation of a Securities Offering pursuant to a Demand Notice (for purposes of determining such implied spread, using the OID equivalent applicable to such index (or its successor) to equate to an interest rate spread in a manner satisfactory to the Lead Arranger), plus (z) 100 basis points if Holdings shall not have received a corporate rating of at least BB- from S&P and a corporate family rating of at least Ba3 from Moody’s, in each case with at least stable outlook.

“Transaction” shall mean, collectively, (i) the consummation of the Exchange Offer and the other transactions contemplated by the Exchange Offer Documents, (ii) the consummation of one or more Top-Off Purchases as contemplated by the Transaction Summary, (iii) the consummation of the Merger, (iv) the consummation of the Refinancing, (v) the execution, delivery and performance by each Credit Party of the First Lien Credit Documents to which it is a party, and the extensions thereunder and use of proceeds thereof, (vi) the incurrence of Indebtedness  permitted pursuant to Section 11.01(ii) and the use of the proceeds thereof, and (vii) the payment of all fees and expenses in connection with the foregoing, with the foregoing transactions to be consummated substantially in accordance with the Transaction Summary.

“Transaction Summary” shall mean the transaction summary attached hereto as Schedule 1.01B.

“UCC” shall mean the Uniform Commercial Code, as in effect from time to time, of the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCC Filing Collateral” means Collateral consisting solely of assets of the Credit Parties for which a security interest can be perfected by filing a Uniform Commercial Code financing statement.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Permitted Investments, that same are not Restricted.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Preferred Equity, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, any Subsidiary of such Person which is (i) a corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person or (ii) a partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Woodward Plant Expansion” shall mean the planned expenditures as of the Initial Borrowing Date with respect to the expansion and upgrade of UAN capacity at the Woodward, Oklahoma nitrogen manufacturing facility owned by a Subsidiary of Target.

1.02.        Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Bridge Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)      As used herein and in the other Bridge Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and

“property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Holdings, the Borrower or any other Credit Party shall be construed to include Holdings, the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for Holdings, the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(c)      Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein)..

(d)      The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

SECTION 2.           Amount and Terms of Credit.

2.01.        The Commitments.  (a)  Subject to and upon the terms and conditions set forth herein, each Lender with a Commitment severally agrees to make, at par and any time and from time to time on or after the Initial Borrowing Date and on or prior to the Merger Closing Date, a loan or loans (each, an “Initial Loan” and, collectively, the “Initial Loans”) to the Borrower, which Initial Loans (i) shall be denominated in Dollars and (ii) shall not be incurred on any date occurring prior to the Merger Closing Date if, after giving effect to the making of the respective Initial Loans and the related reductions to the Total Commitment pursuant to Section 4.03(b)(x), the Bridge Loan Blocked Amount would exceed the then remaining Total Commitment.

(b)      Each Lender agrees that, if the Initial Loans have not been repaid in full prior to the Initial Maturity Date, on such Initial Maturity Date the then outstanding principal amount of each of its Initial Loans shall be automatically converted into an extended loan to the Borrower (each, an “Extended Loan” and, collectively, the “Extended Loans”) in an aggregate principal amount equal to the then outstanding principal amount of such Initial Loan or Initial Loans; provided that the extension as contemplated in this clause (b) shall not occur and all Initial Loans shall be required to be paid in full on the Initial Maturity Date, if (i) there then exists any Default or Event of Default under Section 12(h) or 12(i), (ii) there exists at such time any Event of Default hereunder or the maturity of the Initial Loans has theretofore been accelerated as a result of the occurrence of one or more Events of Default or (iii) the Merger Closing Date did not occur on or prior to October 15, 2010.  It is understood and agreed that Loans may also, at the option of the Lenders as provided in Section 10.15, be required to be Exchanged for Exchange Notes in accordance with the requirements of Section 10.15.  All Extended Loans and Exchange Notes shall be denominated in Dollars.

(c)      Once repaid, Loans incurred hereunder may not be reborrowed.

2.02.        Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 10 Borrowings.

2.03.        Notice of Borrowing.  (a)  Whenever the Borrower desires to incur Initial Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ (or, in the case of the Initial Borrowing Date, same Business Day’s) prior notice of each Initial Loan to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day.  Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A or another form acceptable to the Administrative Agent, appropriately completed to specify:  (i) the aggregate principal amount of the Initial Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), and (iii) in the case of a Borrowing of Initial Loans prior to the Merger Closing Date, detailed calculations of the Blocked Amount (with a breakdown to show the B-1 Blocked Amount, the B-2 Blocked Amount and the Term Loan Blocked Amount).  The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)      [Intentionally Omitted].

(c)      Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04.        Disbursement of Funds.  No later than 12:00 P.M.  (New York City time) on the date specified in each Notice of Borrowing (or, in the case of the Initial Borrowing Date as permitted pursuant to Section 2.03, no later than 4:00 P.M. (New York City time)), each Lender with a Commitment will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date.  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office, or to such other account as the Borrower may specify in writing prior to the date of such Borrowing, the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall pay on demand such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05.        Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower.  To the extent requested by any Lender, the Borrower shall execute and deliver to such Lender an Initial Note dated the Initial Borrowing Date, substantially in the form of Exhibit B-1 hereto to evidence the Initial Loans made by such Lender to Borrower and with appropriate insertions (the “Initial Notes”).  Unless converted to an Exchange Note or if the conditions to extension specified in Section 2.01(b) were not satisfied on the Initial Maturity Date (in which case the Initial Notes shall mature and be payable in cash on such date) and to the extent requested by any Lender, the Borrower shall execute and deliver to such Lender an Extended Note dated the Initial Maturity Date substantially in the form of Exhibit B-2 hereto to evidence the Extended Loan made on such date, in the principal amount of the Initial Notes of Borrower held by such Lender on such date and with other appropriate insertions (collectively, the “Extended Notes” and, together with the Initial Notes, the “Notes”).

(b)      Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c)      Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Bridge Loan Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06.        [Intentionally Omitted].

2.07.        Pro Rata Borrowings.  All Borrowings of Initial Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08.        Interest.  (a)  [Intentionally Omitted].

(b)      The Borrower agrees to pay interest (x) in respect of the unpaid principal amount of each Initial Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period, be equal to the sum of the relevant Spread as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period; provided that the per annum interest rate on the Initial Loans shall not exceed the Cap Rate; and (y) in respect of the unpaid principal amount of each Extended Loan from the Initial Maturity Date until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall be equal to the Cap Rate.

(c)      Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise then applicable to such Loan and all other overdue amounts payable hereunder.  Without limiting the foregoing, if any Initial Loans remain outstanding after the Initial Maturity Date (i.e., if one or more of the conditions to conversion into Extended Loans set forth in Section 2.01(b) are not satisfied), same will at all times thereafter accrue interest at the rate described in the immediately preceding sentence.  Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d)      Accrued (and theretofore unpaid) interest shall be payable, in respect of each Loan, (w) quarterly in arrears on each Quarterly Payment Date, (x) in arrears on the Initial Maturity Date, (y) on the date of any repayment or prepayment of principal of any Loans (on the amount repaid or prepaid) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)      Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for the respective Interest Period and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09.        [Intentionally Omitted].

2.10.        Increased Costs, Illegality, etc.  In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i)(A) below, may be made only by the Administrative Agent, and with respect to clause (i)(B) below may be made only by the Administrative Agent, acting at its own discretion or at the direction of the Required Lenders):

(i)            on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, (A) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or (B) the Eurodollar Rate with respect to any Loan does not adequately and fairly reflect the cost of Lenders of funding such Loan; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market (including that the Eurodollar Rate with respect to such Loan does not adequately and fairly reflect the cost to such Lender of funding such Loan);

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such notice no longer exist, the affected Borrowing shall bear interest at such rate per annum determined in accordance with Section 2.08, except that, for each affected Lender, its cost of funds (as determined by it) shall be used in lieu of the Eurodollar Rate as a component of determining the applicable interest rate.

(b)      Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180-days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the circumstances giving rise to such increased costs or reductions are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11.        Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 12) occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay Loans when required by the terms of this Agreement or any Note held by such Lender.

2.12.        Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 5.04.

2.13.        Replacement of Lenders.  (x)  If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs or other compensation in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower shall have the right, in accordance with Section 14.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(a)      at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender and/or the Borrower (as may be agreed to at such time by and among the Borrower and the Replacement Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender, and in connection therewith, shall pay to  the Replaced Lender in respect thereof an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of such Replaced Lender; and

(b)      all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent, the Replacement Lender and the Borrower shall be effective for purposes of this Section 2.13 and Section 14.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 14.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 13.06, 14.01 and 14.06), which shall survive as to such Replaced Lender.

SECTION 3.           [Intentionally Omitted].

SECTION 4.           Commitment Commission; Fees; Reductions and Increases of Commitments.

4.01.        Fees.  The Borrower agrees to pay to the Administrative Agent and the Lead Arranger such fees as may be agreed to in writing from time to time by Holdings or any of its Subsidiaries and the Administrative Agent and the Lead Arranger, as the case may be.

4.02.        [Intentionally Omitted].

4.03.        Mandatory Reduction of Commitments.  (a)  The Total Commitment (and the Commitments of each Lender) shall terminate in its entirety on July 31, 2010, unless the Initial Borrowing Date has occurred on or prior to such date.

(b)      In addition to any other mandatory commitment reductions pursuant to this Section 4.03, (x) the Total Commitment shall be reduced on each Borrowing Date (immediately after giving effect to the borrowing of Initial Loans on such date) by the aggregate principal amount of Initial Loans borrowed on such date and (y) the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the Merger Closing Date (after giving effect to any incurrence of Initial Loans on such date).

(c)           [Intentionally Omitted.]

(d)           In addition to any other mandatory commitment reductions pursuant to this Section 4.03, on the date of each issuance of Permitted Notes pursuant to Section 11.01(ii), the Total Commitment shall be reduced by the aggregate principal amount of Permitted Notes so issued.

(e)           [Intentionally Omitted].

(f)       In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Commitment shall be permanently reduced from time to time to the extent required by Section 5.02(g)(ii).

(g)      [Intentionally Omitted].

(h)      Each reduction to, or termination of, the Total Commitment pursuant to this Section 4.03 shall be applied to proportionately reduce or terminate, as the case may be, the Commitment of each Lender with a Commitment.

SECTION 5.           Prepayments; Payments; Taxes.

5.01.        Voluntary Prepayments. (a)  The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Loans, which notice shall specify the amount of such prepayment and the specific Borrowing or Borrowings pursuant to which such Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (iv) each prepayment of Loans pursuant to this Section 5.01(a) shall be applied to the then outstanding Loans on a pro rata basis.  Notwithstanding anything to the contrary contained herein, voluntary prepayments of Loans may not be made on or prior to the Merger Closing Date without the prior written consent of the Lead Arranger and the First Lien Lead Arrangers.  Each notice given pursuant to this Section 5.01(a) shall be irrevocable; provided that a notice of prepayment of Loans may state that the respective notice is conditioned upon the effectiveness of an issuance of Equity Interests by Holdings or one or more issues of Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)      In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the

Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender in accordance with, and subject to the requirements of, said Section 14.12(b), so long as the consents, if any, required by Section 14.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.

5.02.        Mandatory Repayments.  (a) [Intentionally Omitted].

(b)      (i) With respect to the Initial Loans, on the Initial Maturity Date, the Borrower shall be required to repay in full the entire principal amount of Initial Loans then outstanding if such Initial Loans have not been converted on such date into Extended Loans pursuant to Section 2.01(b) (and/or, if the conditions to extension contained in Section 2.01(b) have been satisfied, concurrently exchanged for Exchange Notes in accordance with Section 10.15) and (ii) with respect to the Extended Loans, if any, on the Final Maturity Date, the Borrower shall be required to repay in full the entire principal amount of Extended Loans then outstanding.

(c)      In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Holdings or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 11.01 except that, (x) Permitted Refinancing Indebtedness incurred in respect of the Loans and (y) without duplication of preceding clause (x), any issuance of Permitted Notes (except in each case shall not be excluded pursuant to this parenthetical), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied on such date in accordance with the requirements of Section 5.02(g).

(d)      In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Effective Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Asset Sale or Recovery Event, an amount equal to 100% of the Net Cash Proceeds therefrom shall be applied on such date in accordance with the requirements of Section 5.02(g); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Event of Default then exists and such Net Cash Proceeds shall be used to purchase assets  used or to be used in the businesses permitted pursuant to Section 11.03(b) within 540 days following the date of such Asset Sale or Recovery Event, and provided further, that if all or any portion of such Net Cash Proceeds not required to be so applied as provided above in this Section 5.02(d) are not so reinvested within such 540-day period (or such earlier date, if any, as Holdings or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds from such Asset Sale or Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(d) without regard to the preceding proviso.  Notwithstanding anything to the contrary contained above in this clause (d), if there are one or more other issues of Second Lien Indebtedness then outstanding which require the payment (or offer to repay) such Second Lien Indebtedness with such Net Cash Proceeds, then the Borrower shall only be required to apply the Loan Proportionate Amount of such Net Cash Proceeds in accordance with this Section 5.02(d); provided further that if any portion of such Net Cash Proceeds is not actually applied to repay other outstanding Second Lien Indebtedness (whether the holders thereof have declined to participate in an offer to purchase or otherwise), then within 5 Business Days after it is determined that such amount will not be so applied, the respective amount shall be applied in accordance with this Section 5.02(d) (determined without regard to this sentence).

(e)      [Intentionally Omitted].

(f)       In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Effective Date upon which Holdings receives any cash proceeds from the sale or issuance of its Equity Interests, an amount equal to 100% of the Net Cash Proceeds of such sale or issuance of Equity Interests shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 5.02(g).

(g)      Each amount required to be applied pursuant to Sections 5.02(c), (d) and (f) in accordance with this Section 5.02(g) shall be applied (i) first, if on or prior to the Merger Closing Date, to reduce (on a dollar for dollar basis) the Total Commitment, and (ii) second, to repay the outstanding principal amount of Loans, except that amounts to be applied pursuant to Section 5.02(c) shall first be applied as required by preceding clause (ii) and only after all such Loans have been repaid in full shall same be applied as required by preceding clause (i).  The amount of each principal repayment of outstanding principal of Term Loans made as required by Sections 5.02(c), (d), (f) and (i) shall be applied pro rata to the then outstanding Loans of the Lenders.

(h)      [Intentionally Omitted].

(i)       In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Loans shall be mandatorily repaid in full on the date on which a Change of Control occurs.

5.03.        Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04.        Net Payments.  (a)  All payments made by the Credit Parties hereunder and under any Bridge Loan Document will be made without setoff, counterclaim or other defense.  Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax imposed on or measured by the net income or net profits of the Administrative Agent or any Lender, as the case may be, pursuant to the laws of the jurisdiction in which the Administrative Agent or such Lender, as the case may be, is organized or resident or the jurisdiction in which the principal office or, in the case of a Lender, applicable lending office of the Administrative Agent or such Lender, as the case may be, is located or any subdivision thereof or therein, (ii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.12), any withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to applicable law in effect on the date such Foreign Lender becomes a party hereto or the date such Foreign Lender designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or Holdings with respect to such withholding tax pursuant to Section 5.04(a), (iii) any U.S. backup withholding taxes, (iv) any taxes  imposed as a result of the Administrative Agent’s or the Lender’s failure to comply with Section 5.04(b) and (v) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of  Sections 1471 through 1474 of the Code or any Treasury Regulation promulgated thereunder or published administrative guidance implementing such Sections, and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrower agrees to pay or to cause a relevant Credit Party to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower or Credit Party.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender. If the Administrative Agent or Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.04(a), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.04(a) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus interest attributable to the period during which the Borrower held such funds and any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender, as the case may be, is required to repay such refund to such Governmental Authority.  This Section 5.04(a) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(b)      Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes (a “Foreign Lender”) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date,

(i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8IMY or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI, Form W-8IMY or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. A Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 14.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer) agrees to deliver to the Borrower and the Administrative Agent on the date of such assignment or transfer two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8IMY, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to establish the entitlement of such Lender to an exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b).  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8IMY or Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms, certifications and other information as may be required in order to confirm or establish the entitlement of the Administrative Agent or such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, and the Administrative Agent or such Lender, as the case may be, shall immediately notify the Borrower and the Administrative Agent (as applicable) of its inability to deliver any such Form or Certificate, in which case the Administrative Agent or such Lender, as the case may be, shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b) if it is not legally permitted to deliver such forms as a result of a change in law after the Effective Date. Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 14.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender to the extent that such Lender has not provided to the Borrower and Administrative Agent U.S. Internal Revenue Service Forms, certificates and information that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes (including withholding taxes) imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms, certificates or other information required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes.   Each Administrative Agent and Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 14.04(b) (unless the respective Lender as already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), two accurate and complete original signed copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding. Notwithstanding anything to the contrary contained in this Section 5.04 and except as set forth in Section 14.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the second preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c)      In the event that the Borrower or the Administrative Agent is required by applicable law to deduct or withhold any taxes (including any taxes imposed under Section 1471 or 1472 of the Code) from any amounts payable to any Lender on or in respect of any Bridge Loan Document, the Borrower or the Administrative Agent, as the case may be, shall (a) deduct and withhold such tax, (b) pay such tax to the applicable Governmental Authority, and (c) shall promptly furnish to the relevant Lender satisfactory official tax receipts in respect of any payment of taxes.

SECTION 6.           Conditions Precedent to Credit Events on the Initial Borrowing Date.  The obligation of each Lender to make Loans on the Initial Borrowing Date, is subject at the time of the making of such Loans to the satisfaction of the following conditions:

6.01.        Effective Date; Notices; Notes.  On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred as provided in Section 14.10, (ii) the Borrower shall have requested the making of one or more Loans (in amounts determined by it and consistent with the provisions of this Agreement) on the Initial Borrowing Date, and the Administrative Agent shall have received the appropriate Notices of Borrowing meeting the relevant requirements of Section 2.03(a) and (iii) the appropriate Notes executed by the Borrower shall have been delivered to the Administrative Agent for the account of each Lender that has requested a Note in the amount, maturity and as otherwise provided herein.

6.02.        Representations and Warranties.  At the time of each such Credit Event on the Initial Borrowing Date and also after giving effect thereto, all representations and warranties made under Sections 9.01, 9.02, 9.04(a) and (c), 9.08, 9.13, 9.19(b), 9.20 and 9.22 (collectively, the “Specified Representations”) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any such representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any such representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

6.03.        Officer’s Certificate.  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, substantially in the form of Exhibit F-1, dated the Initial Borrowing Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that (A) all the proceeds of the Initial Loans received on the Initial Borrowing Date will be used (i) to make cash payments owing to pay for Shares purchased pursuant to the Exchange Offer and to pay any fees and expenses in connection with the Transaction which are then due and payable, less the amount of cash and Permitted Investments (for this purpose, excluding (x) any auction rate securities which would otherwise be included in Permitted Investments and (y) up to $136 million of cash for the purpose of paying RCRA obligations of the Borrower and its Subsidiaries) of the Borrower and its Subsidiaries (other than the Target and its subsidiaries) then on hand which are available for such purpose (less a reserve of $200 million) and to (ii) consummate the Borrower Refinancing in accordance with Section 6.06 and (B) either (i) no Permitted Notes have been issued between March 10, 2010 and the Initial Borrowing Date, and no equity of Holdings (excluding equity issued directly as consideration pursuant to the Exchange Offer) has been issued between March 10, 2010 and the Initial Borrowing Date or (ii) all net proceeds of any Permitted Notes issued between March 10, 2010 and the Initial Borrowing Date and any equity of Holdings (excluding equity issued directly as consideration pursuant to the Exchange Offer) issued between March 10, 2010 and the Initial Borrowing Date have been or are being used for the purposes described in clause (A) above on or prior to the Initial Borrowing Date and, if preceding clause (ii) is applicable, such certificate shall specify the aggregate amounts of such net proceeds and any related commitment reductions pursuant to this Agreement or the First Lien Credit Agreement.

6.04.        Opinions of Counsel.  On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date in the form of Exhibit E, (ii) from local counsel in each state (other than New York and Delaware) in which a Credit Party is organized, an opinion in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent, the Collateral Agent and each of the Lenders, dated the Initial Borrowing Date and covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (iii) from local counsel in each state in which an Original Mortgaged Property is located and with respect to which a Mortgage has then been executed (subject to Section 6.10(b)), an opinion in form and substance reasonably satisfactory to the Collateral Agent addressed to the Collateral Agent in its capacity as such, and each of the Lenders, dated the Initial Borrowing Date and covering such matters incident to the transactions contemplated herein as the Collateral Agent may reasonably request including but not limited to the enforceability of each Mortgage in such state.

6.05.        Company Documents; Proceedings; etc.  (a)  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate or certificates from the Credit Parties, dated the Initial Borrowing Date, signed by the Secretary or any Assistant Secretary of each Credit Party, and attested to by an Authorized Officer of each Credit Party, in the form of Exhibit F-2 with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)      On the Initial Borrowing Date, the Bridge Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received copies of all good standing certificates and bring-down telegrams or facsimiles, if any, for the jurisdiction of organization of each Credit Party, which the Administrative Agent reasonably may have requested in connection therewith, such documents where appropriate to be certified by proper Company personnel or Governmental Authorities.

6.06.        Consummation of the Borrower Refinancing.  (a)  On or prior to the Initial Borrowing Date and concurrently with the incurrence of Loans and the use of such Loans to finance the Borrower Refinancing on such date, all Indebtedness of Holdings and its Subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreement shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement shall have been terminated or, in the case of Existing Letters of Credit, shall be deemed to have been issued under the First Lien Credit Agreement.

(b)      On the Initial Borrowing Date and concurrently with the incurrence of Loans on such date, all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreement created pursuant to the security documentation relating to the Existing Credit Agreement shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.  Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to Holdings or any of its Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement in accordance with Section 11.01(i)(B), (y) terminations of any security interest in any patents, trademarks, copyrights, or similar interests of  Holdings or any of its Subsidiaries on which filings have been made (or assurances relating thereto reasonably satisfactory to the Administrative Agent) and (z) terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to property of Holdings or any of its Subsidiaries (or assurances relating thereto reasonably satisfactory to the Administrative Agent), in each case, to secure the obligations under the Existing Credit Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c)      The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in Section 6.06(a) have been satisfied on the Initial Borrowing Date.

(d)           Notwithstanding anything to the contrary contained above in Section 6.06(b) or (c), the Borrower shall be required to deliver the documentation described therein only to the extent it is able to do so after its use of commercially reasonable efforts.

6.07.        Exchange Offer Funding Date Material Adverse Change.  No Exchange Offer Funding Date Material Adverse Effect shall have occurred.

6.08.        Patriot Act.  The Administrative Agent and the Lenders shall have received all documentation and other information requested by the Administrative Agent or the respective Lenders that is required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

6.09.        Blocked Amounts.  The Borrower shall have furnished the Administrative Agent reasonably detailed calculations of the Blocked Amount on the Initial Borrowing Date (after giving effect to the consummation of the Exchange Offer and the payments to be made in connection therewith), showing the allocation thereof to the Bridge Loan Blocked Amount, the B-1 Blocked Amount and the B-2 Blocked Amount, and shall certify that the Total Commitment (after the reductions thereto on the Initial Borrowing Date) and the unutilized commitments under the First Lien Credit Agreement (after giving effect to any reductions thereto on the Initial Borrowing Date) shall equal or exceed the Bridge Loan Blocked Amount, the B-1 Blocked Amount or the B-2 Blocked Amount, as the case may be.

6.10.        Guaranty and Collateral Agreement.  (a)  On the Initial Borrowing Date, Holdings, the Borrower and each Wholly-Owned Domestic Subsidiary of Holdings (other than the Borrower, the Inactive Subsidiaries, the Agreed Non-Guarantor Subsidiaries and any Excluded Subsidiaries) shall have duly authorized, executed and delivered (a) a Guaranty and Collateral Agreement in the form of Exhibit G (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”) covering all of such Credit Party’s GCA Collateral, together with (subject to clause (b) below):

(i)            the delivery of proper financing statements (Form UCC-1 or the equivalent) fully completed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Guaranty and Collateral Agreement in such GCA Collateral a security interest in which may be perfected by such a filing;

(ii)           to the extent required by the Guaranty and Collateral Agreement, (x) any certificates representing Pledged Stock (as defined in the Guaranty and Collateral

Agreement), together with executed and undated endorsements of transfer and (y) any promissory notes, together with executed and undated allonges; and

(iii)          certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions where the applicable financing statements referred to in clause (i) above will be filed, together with copies of such other financing statements that name any Credit Party as debtor in any such jurisdiction (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) (or the authority to file the same) or such other termination statements as shall be required by local law fully executed for filing).

(b)      Notwithstanding anything to the contrary contained above in this Section 6.10 or in Section 6.04 or in following Section 6.18, to the extent any Collateral is not provided (or any related required actions under Section 6.04, 6.10 or 6.18 are not taken) on the Initial Borrowing Date after the Credit Parties’ use of commercially reasonable efforts to do so or without undue burden or expense, the delivery of such Collateral (and the taking of the related required actions) shall not constitute a condition precedent to the extensions of credit under this Agreement on the Initial Borrowing Date but shall instead be required to be delivered (or taken) after the Initial Borrowing Date in accordance with the requirements of Section 10.10, except that (A) such Credit Party shall be required to comply with the requirements of Section 6.11, (B) with respect to the perfection of security interests in UCC Filing Collateral, such Credit Party shall be obligated to deliver or cause to be delivered, necessary UCC financing statements to the Administrative Agent or to irrevocably authorize and to cause the applicable Credit Parties to irrevocably authorize, the Administrative Agent to file necessary UCC financing statements and (C) with respect to perfection of security interests in Stock Certificates, such Credit Party shall be obligated to use commercially reasonable efforts to deliver to the Administrative Agent Stock Certificates together with undated stock powers in blank, it being understood and agreed that perfected security interests in all Shares purchased by the Borrower pursuant to the Exchange Offer shall be required to be provided on the Initial Borrowing Date.

For the avoidance of doubt, it is understood and agreed that Target and its Wholly-Owned Domestic Subsidiaries shall not be required to become Subsidiary Guarantors on the Initial Borrowing Date, but shall only be required to do so after the Merger Closing Date in accordance with the requirements of Section 10.10.

6.11.        Regulation U.  On the Initial Borrowing Date, the Borrower shall have delivered to each Lender, together with any Permitted Notes then outstanding, a duly completed and executed (by the Borrower) Form FR U-1 or FR G-3, as applicable, referred to in Regulation U.  On the Initial Borrowing Date, each Lender shall be able in good faith to complete said Form FR U-1 or Form FR G-3, as applicable, showing that loans may be extended by the relevant lenders in an amount equal to the sum of the total commitments under the First Lien Credit Agreement (as in effect before any extensions of credit on such date) and that the Initial Loans may be extended under this Agreement in an amount equal to the Total Commitment hereunder, and that said Loans (and extensions of credit pursuant to the First Lien Credit Agreement, together with any Permitted Notes then outstanding) shall comply with the collateral valuation requirements of Regulation U; provided that if for any reason on the Initial Borrowing Date one or more Lenders cannot so complete said Form FR U-1 or FR G-3, as applicable, then (x) each Lender shall be able in good faith to complete said Form FR U-1 or FR G-3, as applicable, showing that loans may be extended by the relevant lenders in an amount equal to the sum of the aggregate principal amount of Loans then being incurred after giving effect to all extensions of credit on such date, at such time, and that said Loans and extensions of credit shall (when added to the aggregate principal amount of First Lien Indebtedness and any other Second Lien Indebtedness then outstanding) comply with the collateral valuation of Regulation U and (y) if this proviso is applicable, supplements to such Forms FR U-1 and FR G-3, as applicable, shall be required to be completed on the date of each subsequent extension of credit hereunder occurring on or prior to the Merger Closing Date.   Without limiting the foregoing, on the Initial Borrowing Date, the Administrative Agent (on behalf of the Secured Creditors) shall have perfected security interests in all Shares then owned by Holdings and its Subsidiaries (excluding Shares owned by Target and its Subsidiaries), including all such Shares acquired pursuant to the Exchange Offer.

6.12.        Solvency Certificate.  On the Initial Borrowing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings in the form of Exhibit H hereto.

6.13.        Fees, etc.  On the Initial Borrowing Date, the Borrower shall have paid to the extent then due all accrued costs, fees and expenses documented and received by the Borrower prior to the Initial Borrowing Date (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation payable to the Administrative Agent, the Lead Arranger and the Lenders.

6.14.        Consummation of the Exchange Offer; Etc.  On the Initial Borrowing Date and concurrently with the incurrence of Loans on such date, the Exchange Offer shall have been consummated in accordance with applicable law and in accordance with the Exchange Offer as defined herein.  Immediately following the consummation of the Exchange Offer, neither Holdings nor any of its subsidiaries shall have any indebtedness or preferred equity other than as described in the audited consolidated financial statements of Holdings, the Target and their respective subsidiaries filed with the Securities and Exchange Commission (the “SEC”) on Form 10-K for the fiscal year ended December 31, 2009 (without subsequent amendment, supplement, restatement or modification) which has not yet been repaid in connection with the Refinancing or as otherwise permitted pursuant to the terms of this Agreement (as in effect on the Initial Borrowing Date).

6.15.        Merger Agreement.  Prior to the Initial Borrowing Date, Holdings, Mergersub and Target shall have entered into the Merger Agreement, which shall remain in full force and effect.  There shall have been no modifications, waivers or amendments to the Merger Agreement, as originally executed on March 12, 2010, or any consents thereunder which are inconsistent with the definition of Merger Agreement contained herein.  On or prior to the Initial Borrowing Date, the Administrative Agent shall have received a true and correct copy of the Merger Agreement, certified as such by an Authorized Officer of Holdings.  In addition, the Administrative Agent shall have received copies of all modifications, waivers or amendments with respect to the Merger Agreement (if any) entered into after the original execution and delivery of a Merger Agreement, in each case in a form which enables the Administrative Agent to specifically review the respective amendments, modifications and waivers, in each case certified as such by an Authorized Officer of the Borrower (or such officer shall have certified there have been no amendments, modifications or waivers), and certifying that same meets the requirements of the definition of Merger Agreement contained herein.

6.16.        Facilities Under the First Lien Credit Agreement.  The First Lien Credit Documents shall have been executed and delivered, and the Borrower shall have the benefit of commitments to lend gross cash proceeds thereunder of not less than $2,300,000,000 (or such lesser amount determined by the Borrower to be sufficient to consummate the Transaction).

6.17.        Intercreditor Agreement.  On the Initial Borrowing Date, each Credit Party, the Collateral Agent (for and on behalf of the Secured Creditors) (and the trustee for any issue of Permitted Second Lien Notes then outstanding) and the First Lien Agent (for and on behalf of the First Lien Secured Creditors) shall have duly authorized, executed and delivered the Intercreditor Agreement, and the Intercreditor Agreement shall be in full force and effect.

6.18.        Mortgage; Title Insurance; Survey; Landlord Waivers; etc.  On the Initial Borrowing Date, but subject to Section 6.10(b), the Collateral Agent shall have received:

(i)            original counterparts of Mortgages fully executed by the applicable Credit Party and corresponding UCC Fixture Filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC Fixture Filings shall cover each Original Mortgaged Property, together with evidence that such counterparts of such Mortgages and UCC Fixture Filings have been delivered to the Title Insurance Company insuring the Lien of such Mortgage for recording;

(ii)           with respect to each Original Mortgaged Property, a Mortgage Policy, or unconditional commitment therefor, issued by the Title Insurance Company, in an insured amount equal to either 100% of the reasonably estimated fair market value of such Original Mortgaged Property or an allocated loan amount, in Collateral Agent’s reasonable discretion, and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Collateral Agent, (2) to include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Loans, usury, first loss, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request), (3) to exclude the “standard” title exceptions, and (4) to provide for affirmative insurance and such reinsurance or coinsurance as the Collateral Agent in its discretion may reasonably request;

(iii)          to induce the Title Insurance Company to issue the Mortgage Policies referred to in subsection (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be reasonably requested by the Title Insurance Company, together with reasonable evidence of payment, or deposit with the Title Insurance Company, by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(iv)          a survey that complies with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of such survey, an aerial survey, ExpressMap or equivalent photographic depiction of each Original Mortgaged Property (and all improvements thereon) or such other map or survey, in each case which is reasonably sufficient for the Title Insurance Company to remove all standard survey exceptions from the Mortgage Policy relating to such Original Mortgaged Property and issue the endorsements required pursuant to the provisions of Section 6.18(ii) above;

(v)           to the extent obtainable by Borrower, after using commercially reasonable efforts, on or prior to the Initial Borrowing Date, fully executed landlord waivers and/or bailee agreements in respect of those Leasehold Waiver Properties, each of which landlord waivers and/or bailee agreements shall be in form and substance reasonably satisfactory to the Collateral Agent;

(vi)          to the extent reasonably requested by the Collateral Agent, copies of all leases on any Original Mortgaged Property in effect as of the Initial Borrowing Date in which any Credit Party holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect the buildings or improvements located at such Original Mortgaged Property and to the extent requested by the Collateral Agent, such agreements shall be subordinated to the Lien of the Mortgage to be recorded against such Original Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement which the applicable Credit Party shall use commercially reasonable efforts to secure on behalf of the Collateral Agent (with any such agreement being reasonably acceptable to the Collateral Agent); and

(vii)         flood certificates covering each Original Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent, certified to the Collateral Agent in its capacity as such and identifying whether or not such Original Mortgaged Property are located in a flood hazard area, as determined by reference to the most current Flood Insurance Rate Map published by FEMA.

Notwithstanding anything to the contrary contained above or elsewhere in this Agreement or any other Bridge Loan Documents, (i) the provisions of this Section 6 shall be subject to the last two paragraphs of Section 7 hereof, (ii) from time to time, if it comes to the knowledge of the Borrower that any of the Owned Real Property or Leased Real Property of Target or any of its Subsidiaries listed on Schedule 6.18 was owned by an Excluded Subsidiary as of the Initial Borrowing Date, the Borrower shall notify the Administrative Agent of same and such Owned Real Property and/or Leased Real Property shall automatically be deemed removed from Schedule 6.18 effective as of the date hereof and (iii) if it comes to the knowledge of the Borrower within five Business Days of the Initial Borrowing Date that any of the Leased Real Property listed on Schedule 6.18 is leased by CFL then such Leased Real Property shall automatically be deemed removed from Schedule 6.18.

SECTION 7.           Conditions Precedent to Credit Events after the Initial Borrowing Date.  The obligation of each Lender to make Initial Loans, on any date occurring after the Initial Borrowing Date and on or prior to the Merger Closing Date, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01.        Initial Borrowing.  The initial Borrowing of Initial Loans shall have occurred on the Initial Borrowing Date pursuant to the terms of this Agreement.

7.02.        Notice of Borrowing.  Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

7.03.        Consummation of the Exchange Offer.  The Exchange Offer shall have been consummated as set forth in Section 6.14.

7.04.        Merger Agreement.  (a)  The Merger Agreement shall have been entered into and shall continue to be in full force and effect.  There shall have been no modifications, waivers or amendments to the Merger Agreement, as originally executed on March 12, 2010, nor shall there have been any consents thereunder which are inconsistent with the definition of Merger Agreement contained herein.

(b)      The Administrative Agent shall have received copies of all modifications, waivers or amendments with respect to the Merger Agreement (if any) entered after the original execution and delivery of the Merger Agreement, in each case in a form which enables the Administrative Agent to specifically review the respective amendments, modifications and waivers, in each case certified as such by an Authorized Officer of the Borrower (or such officer shall certify that there have been no amendments, modifications or waivers with respect to the Merger Agreement), and certifying that same meet the requirements of the definition of Merger Agreement contained herein.

(c)      Only in the case of Initial Loans to be made on the Merger Closing Date, on such date the Merger shall have been consummated in accordance with applicable law and in accordance in all material respects with the Merger Agreement.

7.05.        Officer’s Certificate.  In the case of any such Credit Event occurring prior to the Merger Closing Date, at the time of such Credit Event, the Administrative Agent shall have received a certificate signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that (A) all the proceeds of the Initial Loans received on the date of such Credit Event will be used solely (x) to make Top-Off Purchases (with the consideration per share not to exceed that payable pursuant to the Exchange Offer) or (y) to make loans to Target to enable it or Target Sub to purchase Target Existing Notes as required in accordance with the provisions of clause (vi) of the Transaction Summary, in each case after using any cash and Permitted Investments (for this purpose, excluding any (x) auction rate securities which would otherwise be included in cash equivalents and (y) up to $136 million of cash for the purpose of paying RCRA obligations of the Borrower and its Subsidiaries) available for such purpose of (A) the Borrower and its Subsidiaries other than Target and its subsidiaries (less a reserve of $200 million) and (B) Target and its subsidiaries (other than Terra Nitrogen) with respect to clause (y) only above (less a reserve of $50 million) and (B) either (i) no Permitted Notes have been issued between March 10, 2010 and the date of such Credit Event, and no equity of Holdings (excluding equity issued directly as consideration pursuant to the Exchange Offer) has been issued between March 10, 2010 and the date of such Credit Event or (ii) all net proceeds of any Permitted Notes issued between March 10, 2010 and the date of such Credit Event and any equity of Holdings (excluding equity issued directly as consideration pursuant to the Exchange Offer) issued between March 10, 2010 and the date of such Credit Event have been used for the purposes described in clause (A) above prior to such Credit Event and, if preceding clause (ii) is applicable, such certificate shall specify the aggregate amounts of such net proceeds and any related commitment reductions pursuant to this Agreement or the First Lien Credit Agreement.  In the event any proceeds are to be used for the purposes described in preceding clause (A)(y), the requirements contained in the proviso to the first sentence of clause (vi) of the Transaction Summary shall be required to be met to the reasonable satisfaction of the Lead Arranger.

7.06.        Margin Regulations.  (a)  The representations and warranties (i) contained in Section 9.19(b) and (ii) contained in Section 9.19(a) only in the case of Credit Events occurring on the Merger Closing Date, shall be true and correct on the date of such Credit Event, after giving effect to the Credit Events to occur on such date.

(b)      In the event that, on the Initial Borrowing Date, the proviso to Section 6.11 was applicable, then on the date of such Credit Event supplements to the Forms FR U-1 and FR G-3, as applicable, originally executed by the Lenders shall be required to be completed showing that extensions of credit by the Lenders in an amount equal to the sum of (x) the aggregate principal amount of Loans (and any Permitted Second Lien Notes) which will be outstanding after giving effect to all Credit Events on such date, and (y) the aggregate principal amount of outstanding First Lien Term Loans and the Aggregate R/C Exposure and any other First Lien Indebtedness after giving effect to all extensions of credit on such date, shall comply with the collateral valuation requirements of Regulation U.

(c)      The Administrative Agent (on behalf of the Secured Creditors) shall have perfected security interests in all Shares then owned by Holdings and its Subsidiaries (excluding Shares owned by Target and its Subsidiaries), including all such Shares acquired pursuant to the Exchange Offer.

7.07.        Blocked Amounts.  If the respective Credit Event is to occur before the Merger Closing Date, the Borrower shall have furnished the Administrative Agent reasonably detailed calculations of the Blocked Amount on such date (after giving effect to any Credit Events and extensions of credit under the First Lien Credit Agreement, and the payments to be made with the proceeds thereof on such date), showing the allocation thereof to the Bridge Loan Blocked Amount, the B-1 Blocked Amount and the B-2 Blocked Amount, and shall certify that the Commitments (after any reductions thereto on such date) and the unutilized commitments under the First Lien Credit Agreement after giving effect to any reductions thereto on such date shall equal or exceed the Bridge Loan Blocked Amount, the B-1 Blocked Amount or the B-2 Blocked Amount, as the case may be.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Holdings and the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Initial Borrowing Date) and in this Section 7 (with respect to Credit Events after the Initial Borrowing Date and applicable to such Credit Event are satisfied as of that time.  All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 6 or 7, as the case may be, have been met, then the Credit Events requested at that time shall occur, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the respective Credit Event shall not release Holdings or the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 6 or 7, as the case may be).

SECTION 8.           [Intentionally Omitted].

SECTION 9.           Representations, Warranties and Agreements.  In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make Loans, each of Holdings and the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction (only to the extent that the Transaction is actually consummated on or prior to the date upon which the following representations, warranties and agreements are being made), all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 9 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any such representation, warranty or agreement which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

9.01.        Organization; Powers.  Each of the Credit Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to be so qualified and in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.02.        Authorization; Enforceability.  The Transaction is within each Credit Party’s Company powers and has been duly authorized by all necessary Company action and, if required, stockholder action.  This Agreement has been, and each other Bridge Loan Document when delivered hereunder will be, duly executed and delivered by each Credit Party thereto. This Agreement constitutes, and each other Bridge Loan Document when delivered hereunder will constitute, a legal, valid and binding obligation of each Credit Party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

9.03.        Governmental Approvals; No Conflicts.  The Transaction (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or waived, actions and filings necessary to create or perfect Liens in the Collateral, the filing of a certificate of merger on the Merger Closing Date (which action shall have occurred if this representation is being made after the Merger Closing Date) and those the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any of its Subsidiaries or any order of any Governmental Authority, except as could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party (other than any Lien created or permitted to be created under the First Lien Credit Documents or the Bridge Loan Documents) or any of its Subsidiaries.

9.04.        Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders copies of (i) Holdings’ consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Years ended December 31, 2009 and December 31, 2008, reported on by KPMG LLP, independent public accountants, (ii) Target’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2009 and December 31, 2008 reported on by Deloitte & Touche LLP, independent public accountants and (iii) pro forma consolidated financial statements of the Borrower and its Subsidiaries (including the Target and its Subsidiaries) meeting the requirements of Regulation S-X under the Securities Act for registration statements (as if such a registration statement for a debt issuance of the Borrower became effective on the Initial Borrowing Date) on Form S-1 and a pro forma consolidated statement of income of the Borrower for the twelve-month period ending on the last day of the most recently completed four Fiscal Quarter period ended at least 45 days before the Merger Agreement Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period, in each case, certified by its chief financial officer.  Such financial statements in clauses (i) and (ii) present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its consolidated Subsidiaries and/or Target and its consolidated Subsidiaries, as the case may be, as of such dates and for such periods in accordance with GAAP.

(b)      [Intentionally Omitted.]

(c)      On the Initial Borrowing Date, there has been no Exchange Offer Funding Date Material Adverse Effect.

9.05.        Properties.  (a)  As of the Initial Borrowing Date, Schedule 9.05(a) sets forth a correct and complete list of all Owned Real Property and Leased Real Property of each Credit Party (other than Target and its Subsidiaries) and Schedule 9.05(b) sets forth a correct and complete list of all Owned Real Property and Leased Real Property of Target and its Subsidiaries which are expected to become Credit Parties on or after the Merger Closing Date.  Except as could not reasonably be expected to have a Material Adverse Effect, as of the Initial Borrowing Date (a) (i) each of such Leases listed on Schedule 9.05(a) and (ii) each of such leases and subleases listed on Schedule 9.05(b), in each case, is valid and enforceable in accordance with its terms and is in full force and effect, and (b) to the knowledge of the Borrower and the other Credit Parties, no default by any party to any such Lease, lease or sublease exists.  Except as set forth on Schedule 9.05(a) or (b), each of the Credit Parties has good title to all of its Owned Real Property and personal property and valid leasehold interests in (or otherwise has the right to use), all of its Leased Real Property, in each case as is necessary to the conduct of its business in the ordinary course, free of all Liens other than Permitted Liens.  Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, from time to time, if it comes to the knowledge of the Borrower that any of the Owned Real Property or Leased Real Property listed on Schedule 9.05(b) was owned by an Excluded Subsidiary as of the Initial Borrowing Date, the Borrower shall notify the Administrative Agent of same and such Owned Real Property and/or Leased Real Property shall automatically be deemed removed from Schedule 9.05(b) effective as of the date hereof and (iii) if it comes to the knowledge of the Borrower within five Business Days of the Initial Borrowing Date that any of the Leased Real Property listed on Schedule 9.05(a) is leased by CFL then such Leased Real Property shall automatically be deemed removed from Schedule 9.05(a).

9.06.        Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened against the Credit Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) that in any material respect draws into question the validity or enforceability of this Agreement or the Transactions.

(b)      Except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) no Credit Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability or knows of any basis for any such Environmental Liability, and (ii) no Credit Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) to the knowledge of a Responsible Officer of such Person, has become subject to any Environmental Liability.

9.07.        Compliance with Laws and Agreements.  Each of the Credit Parties and its Subsidiaries is in compliance in all material respects with all statutes, laws, regulations and orders of any Governmental Authority applicable to it or its property, and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

9.08.        Investment Company Status.  Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” as defined in the Investment Company Act of 1940.

9.09.        Taxes.  Each Credit Party and its Subsidiaries has timely filed or caused to be filed all federal income and other material tax returns required to have been filed and has paid or caused to be paid all material taxes required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which a Credit Party or its Subsidiary, as applicable, has set aside on its books adequate reserves.  No tax liens have been filed, except for liens for taxes not yet due and payable or that are being contested in accordance with Section 5.04, and no claims are being asserted with respect to any material amount of such taxes, except claims being contested in accordance with Section 10.04.

9.10.        ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to either (a) have a Material Adverse Effect or (b) result in the occurrence of a lien or other granting of security interest (in each case other than as permitted by this Agreement) against the property or assets of the Borrower or such ERISA Affiliate.

9.11.        Disclosure.  To Holdings’ and the Borrower’s knowledge after due inquiry, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contained, as of the date furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, not materially misleading in the light of the circumstances under which they were made; provided that, with respect to the Projections and other projected and forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that no assurance has been given or will be given that the Projections and other projections and forward-looking information have been or will be achieved).

9.12.        Material Agreements.  All material agreements to which any Credit Party is a party or is bound as of the date of this Agreement are listed on Schedule 9.12.  Except as could not reasonably be expected to have a Material Adverse Effect, no Credit Party is in default or in event of default under the terms of any material agreement to which it is a party.

9.13.        Solvency.  Immediately after the consummation of the transactions to occur on the date of each Credit Event and immediately following each Credit Event, and after giving effect to any application of the proceeds of such Credit Event, Holdings and its Subsidiaries on a consolidated basis:  (a) own assets the fair saleable value of which are (i)

greater than the total amount of their liabilities (including contingent liabilities) as they become absolute and mature and (ii) greater than the amount that will be required to pay their existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to them, (b) have capital that is not unreasonably small in relation to their business as presently conducted and (c) do not intend to incur and do not believe they will incur debts beyond their ability to pay such debts as they become due.

9.14.        Reportable Transaction.  The Borrower does not intend to treat the Borrowings and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

9.15.        Capitalization and Subsidiaries.  Schedule 9.15 sets forth as of the Initial Borrowing Date (a) a correct and complete list of the name and relationship to each Credit Party of each and all of such Credit Party’s Subsidiaries, (b) a true and complete listing of each class of each Credit Party’s authorized Equity Interests, of which all of such issued shares are (to the extent such concepts are relevant with respect to such ownership interest) validly issued, outstanding, fully paid and non-assessable, and (except in the case of Holdings) owned beneficially and of record by the Persons identified on Schedule 9.15, and (c) the type of entity of each Credit Party and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Credit Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

9.16.        Common Enterprise.  The Credit Parties are part of an affiliated group.  Each Credit Party expects to derive benefit, directly and indirectly, from (i) successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.

9.17.        Labor Disputes.  Except as set forth on Schedule 9.17, as of the date of this Agreement (a) there is no collective bargaining agreement or other labor contract covering employees of any Credit Party or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, and (c) no Responsible Officer of any Credit Party has knowledge that any union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of such Credit Party or any of its Subsidiaries or for any similar purpose.  Except as could not reasonably be expected to have a Material Adverse Effect, there is no pending or (to the best of the Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Credit Party or its Subsidiaries or their employees.

9.18.        Use of Proceeds.  All proceeds of the Loans will be used by the Borrower to finance the Merger, the termination of the Prior Merger Agreement, the Exchange Offer, the Borrower Refinancing, the Target Refinancing, the Top-Off Purchases (if any) and to pay fees and expenses incurred in connection with the Transaction.

9.19.        Margin Regulations.  (a)  On the Merger Closing Date, the Borrower shall cause all Shares (and any other Equity Interests) of the Target owned by Holdings and its Subsidiaries to cease to constitute Margin Stock.  Except for the Shares of Target owned while same constitute Margin Stock in accordance with the preceding sentence, the Credit Parties shall at no time own Margin Stock with an aggregate fair market value in excess of $5,000,000.

(b)      Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

9.20.        Security Documents.  (a)  The provisions of the Guaranty and Collateral Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the GCA Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has, or will within 5 Business Days of the Initial Borrowing Date have, a fully perfected security interest in all right, title and interest in all of the GCA Collateral described therein to the extent that the perfection of such security interests can be obtained through the filing of UCC financing statements or other actions required in accordance with the terms of the Guaranty and Collateral Agreement (except to the extent such actions are not then required to have been taken in accordance with the express provisions of the Guaranty and Collateral Agreement), subject to no other Liens other than Permitted Liens.  The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Guaranty and Collateral Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Guaranty and Collateral Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Guaranty and Collateral Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Guaranty and Collateral Agreement.

(b)      Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

Notwithstanding anything to the contrary contained above in this Section 9.20, to the extent that actions with respect to the Collateral are not required to be taken on the Initial Borrowing Date pursuant to the express provisions of Section 6.10(b) hereof, then the foregoing representations in this Section 9.20 shall be deemed modified to the extent reasonably required so that same are not untrue as a result of actions not required to be taken pursuant to said Section 6.10(b); provided that with respect to any such action which was not required to be taken pursuant to Section 6.10(b), the exception provided herein shall cease to apply at such time as the respective action is required to be taken in accordance with the requirements of Section 10.10 hereof.

9.21.        Intellectual Property, etc.  Each of Holdings and each of its Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, licenses, inventions, trade secrets, proprietary information and know-how (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

9.22.        Representations and Warranties in Merger Agreement.  On the Initial Borrowing Date, all representations and warranties made by the Target in the Merger Agreement that are material to the interests of the Lenders are true and correct, but only to the extent that Holdings (or Mergersub) has the right (without regard to any notice requirement) to terminate its obligations under the Merger Agreement (or would be permitted to decline to consummate the Merger) as a result of a breach of such representation and warranties in the Merger Agreement.

SECTION 10.         Affirmative Covenants.  Each of Holdings and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities that are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01.      Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent (for delivery to each Lender):

(a)      as soon as required under the Exchange Act but in any event within ninety (90) days after the end of each Fiscal Year of Holdings, its audited consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, accompanied by any management letter prepared by said accountants, and its unaudited consolidating balance sheet and related unaudited consolidating statement of operations for such Fiscal Year; provided that if Holdings has filed with the SEC its annual financial statements for the respective Fiscal Year and same contain a footnote complying with the requirements of subsection (c)(4) of Rule 3-10 of Regulation S-X under the Securities Act, such annual financial statements shall be deemed to meet the requirement that the Borrower provide consolidating financial statements as otherwise required above for the respective Fiscal Year;

(b)      as soon as required under the Exchange Act but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Holdings, its consolidated balance sheet and related consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then-elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, and its consolidating balance sheet and related consolidating statement of operations for such period; provided that if Holdings has filed with the SEC its quarterly financial statements for the respective Fiscal Quarter and same contain a footnote complying with the requirements of subsection (c)(4) of Rule 3-10 of Regulation S-X under the Securities Act, such quarterly financial statements shall be deemed to meet the requirement that the Borrower provide consolidating financial statements as otherwise required above for the respective Fiscal Quarter;

(c)      concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of the Borrower in substantially the form of Exhibit J (i) certifying, on behalf of the Borrower, in the case of the financial statements delivered under clause (a) or (b), as presenting fairly in all material respects as of the date of each such statement the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP, subject, in the case of financial statements delivered pursuant to clause (b), to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default or Event of Default has occurred and is continuing and, to the knowledge of such Financial Officer after due inquiry, whether any Default or Even of Default has occurred during the respective Fiscal Quarter or Fiscal Year and, if a Default or Event of Default has occurred during the respective Fiscal Quarter or Fiscal Year or is then continuing, in each case specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (iii) certifying as to whether any material change in GAAP or in the application thereof (to the extent such change is applicable to Holdings and its consolidated Subsidiaries) has occurred since the date of the audited financial statements referred to in Section 9.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 11.03(iii)(4), 11.04(viii), 11.06(xiv), 11.10, 11.11 and 11.12 at the end of such Fiscal Quarter or Fiscal Year, as the case may be, (ii) if delivered with the financial statements required by Section 10.01(a), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Payment Period and the amount of any required payment under Section 5.02(e) of the First Lien Credit Agreement in respect of such Excess Cash Payment Period and a calculation in reasonable detail of the Cumulative Retained Excess Cash Flow Amount (showing in reasonable detail the sources and uses thereof) and (iii) certify that there have been no changes to the information in Schedules 3.03 (Pledged Securities), 4.02(b) (Grantor Legal Name), 4.02(c) (Merger and Acquisitions), 4.02(d) (Grantor Organizational Information), 4.02(e) (Collateral Address), 4.02(j) (Intellectual Property), 4.06(a) (Deposit Accounts) or 4.06(b) (Securities Accounts) of the Guaranty and Collateral Agreement since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 10.01(c), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes in information are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes;

(d)      concurrently with any delivery of financial statements under clause (a) above, a certificate or other written statement of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)      as soon as available, but in any event not more than ninety (90) days after the end of each Fiscal Year of Holdings, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of Holdings and its Subsidiaries for each month of such Fiscal Year (the “Projections”), together with a summary of assumptions underlying such forecast, in form reasonably satisfactory to the Administrative Agent;

(f)       promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Holdings to its public securities holders generally, as the case may be;

(g)      promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request; and

(h)      promptly following the reasonable request from the Administrative Agent, any documentation and other information required to be delivered pursuant to the requirements of Section 6.08.

Documents required to be delivered pursuant to Section 10.01 and Section 10.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to the next succeeding paragraph of this Section 10.01, if any, to which each Lender and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) upon written request by the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such information to the Administrative Agent or such Lender (as applicable) and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of Holdings and/or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Holdings or any of its Subsidiaries or their securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that the Borrower will use commercially reasonable efforts to (w) clearly and conspicuously mark all such Borrower Materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that the Borrower Materials shall be subject to Section 14.16, to the extent applicable; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  At the request of the Administrative Agent or the Lead Arranger, the Borrower shall promptly review any Borrower Materials as may be requested in order to determine whether same may be marked “PUBLIC” and made available to Public Lenders as provided above.

10.02.      Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)      the occurrence of any Default or Event of Default;

(b)      the written assertion of which a Responsible Officer of the Borrower has knowledge by the holder of any Indebtedness of any Credit Party in excess of $25,000,000 principal amount then outstanding that any event of default exists with respect thereto or that any Credit Party is not in compliance therewith;

(c)      receipt of any written notice of which a Responsible Officer of the Borrower has knowledge of any governmental investigation or any litigation commenced or threatened against any Credit Party that (i) seeks damages which could reasonably be expected to exceed $25,000,000; (ii) seeks injunctive relief that, if granted, could reasonably be expected to have a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, which assertion could reasonably be expected to result in damages, costs or liabilities of any Credit Party or Subsidiary in excess of $25,000,000; (iv) alleges criminal misconduct by any Credit Party or Subsidiary that, if resulting in a conviction, could reasonably be expected to have a Material Adverse Effect; (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, which resolution or remedy asserts or could reasonably be expected to result in damages, costs or liabilities of any Credit Party or Subsidiary in excess of $25,000,000; or (vi) involves any product recall to the extent such product recall could reasonably be expected to have a Material Adverse Effect;

(d)      commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $25,000,000;

(e)      any loss, damage, or destruction to the Collateral in the amount of $25,000,000 or more, whether or not covered by insurance;

(f)       after any Responsible Officer of the Borrower becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Borrower or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(g)      the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000; and

(h)      any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 10.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

10.03.      Existence; Conduct of Business.  Each Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case except where the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other transaction permitted under Section 11.03; provided, further, that nothing in this Section 10.03 shall prevent any Credit Party from discontinuing the corporate existence of any Subsidiary if discontinuance is desirable in the conduct of such Credit Party’s business or the business of such Subsidiary and such discontinuance is not disadvantageous in any material respect to the Lenders.

10.04.      Payment of Obligations.  Each Credit Party will, and will cause each of its Subsidiaries to, pay or discharge when due all material Indebtedness and all other material liabilities and obligations, including Taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required in accordance with GAAP and (c) the failure to make payment pending such contest could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.05.      Maintenance of Properties and Intellectual Property Rights.  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain in effect at all times all material intellectual property rights and licenses, which are necessary for it to own its property or conduct its business.

10.06.      Books and Records; Inspection Rights; Annual Lender Meetings.  (a)  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries which are full, true and correct in all material respects are made of all material dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent, or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided a representative from the Borrower shall have the right to be present), all at such reasonable times during normal business hours and as often as reasonably requested; provided, that following the Effective Date and so long as no Event of Default has occurred and is continuing, the Borrower shall only be required to reimburse the Administrative Agent in accordance with Section 14.01 for the cost of two such inspections in any Fiscal Year.  The Credit Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders reports regarding same for internal use by the Administrative Agent and the Lenders.

(b)      At the request of the Administrative Agent, the Borrower will within 30 days after the date of the delivery (or, if later, required delivery) of the annual financial information pursuant to Sections 10.01(a) (or such later date agreed to by the Administrative Agent), hold a meeting (with telephonic conferences being acceptable if agreed to by the Administrative Agent), at a time and location (as applicable) selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to attend, to review the financial results of the previous Fiscal Year and the financial condition of Holdings and its Subsidiaries and the budgets presented for the current Fiscal Year of Holdings and its Subsidiaries.

10.07.      Compliance with Laws.  Each Credit Party will, and will cause each of its Subsidiaries to, comply with all statutes, laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

10.08.      Use of Proceeds.  All proceeds of the Loans will be used by the Borrower to finance the Merger, the termination of the Prior Merger Agreement, the Exchange Offer, the Refinancing and the Top-Off Purchases (if any) and to pay fees and expenses incurred in connection with the Transaction.

10.09.      Insurance.  Each Credit Party will, and will cause each of its Subsidiaries to maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (or the equivalent rating with respect to markets not rated by A.M. Best Company) or otherwise reasonably satisfactory to the Administrative Agent, insurance against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability and (v) and such other hazards, as is customary in the business of such Person; provided that the Credit Parties and the Subsidiaries may self-insure in accordance with good business practice.  Without limiting the generality of the foregoing, the Borrower shall maintain, with respect to each Flood Hazard Property, flood hazard insurance, as required by law and as reasonably acceptable to the Administrative Agent.  All such insurance shall be in amounts, cover such assets and be under such policies as are customary in the business of such Person.  No Credit Party will use or permit any property to be used in any manner which might render inapplicable any insurance coverage, except as could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party shall, as promptly as practicable (and in any event by April 30, 2010 or such later date as may be agreed by the Administrative Agent), deliver to the Collateral Agent certificates of insurance with respect to the insurance maintained by the Credit Parties as required above and naming the Collateral Agent as additional insured and/or as loss payee, and stating that such insurance shall not be cancelled or materially revised without at least 30 day’s prior written notice (or 10 days’ prior written notice in the case of nonpayment of premiums) by the insured to the Collateral Agent.

10.10.      Additional Collateral; Further Assurances; Etc.  (a)  Subject to applicable law, each Credit Party shall, unless the Required Lenders otherwise consent, cause each of its Wholly-Owned Domestic Subsidiaries (excluding any Excluded Subsidiary, any Inactive Subsidiary and any Agreed Non-Guarantor Subsidiary) formed or acquired (or which first becomes such a Wholly-Owned Domestic Subsidiary or ceases to be an Excluded Subsidiary, an Inactive Subsidiary or an Agreed Non-Guarantor Subsidiary) after the date of this Agreement to become a Credit Party (and a party to the Guaranty and Collateral Agreement and, if same has not been terminated in accordance with its terms, the Intercreditor Agreement) by executing a Joinder Agreement in substantially the form set forth as Exhibit M hereto, in each case with such changes as may be reasonably requested by or satisfactory to the Administrative Agent (each, a “Joinder Agreement”) within thirty (30) days (or such longer time period if agreed to by the Administrative Agent in its sole discretion) after the formation or acquisition thereof or after the first date upon which the respective Subsidiary of such Person becomes a Wholly-Owned Domestic Subsidiary or ceases to be an Excluded Subsidiary, an Inactive Subsidiary or an Agreed Non-Guarantor Subsidiary.  Upon execution and delivery thereof, each such Person (i) shall become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Bridge Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Credit Party which constitutes Collateral as set forth in, and in accordance with, the Security Documents.  Without limiting the foregoing, it is understood and agreed that all actions specified above shall be required to be taken with respect to Target and each of its Wholly-Owned Domestic Subsidiaries (excluding any Excluded Subsidiary, any Inactive Subsidiary and any Agreed Non-Guarantor Subsidiary) as soon as practicable following the Merger Closing Date, and in any event within thirty (30) days thereafter or such later date if agreed to by the Administrative Agent in its sole discretion; provided that actions with respect to Target Mortgaged Properties shall be taken as required by the following clause (c).

(b)      Subject to the time period in which to deliver a Joinder Agreement pursuant to Section 10.10(a) above, each Credit Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries (excluding any Excluded Subsidiary) and (ii) 66% of the issued and outstanding voting Equity Interests in each Foreign Subsidiary (excluding any Excluded Subsidiary), and 100% of the issued and outstanding non-voting Equity Interests in each such Foreign Subsidiary, directly owned by the Borrower or any Guarantor to be subject at all times to a perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Bridge Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c)      Within 60 days following the Merger Closing Date (or such later date as may reasonably be agreed to by the Administrative Agent, provided one extension of 30 days shall automatically be granted if the applicable Credit Parties are using good faith efforts to satisfy this covenant), Target and its Subsidiaries which are Credit Parties (as required by preceding clause (a)) shall be required to grant Mortgages with respect to each Target Mortgaged Property and, in connection therewith, shall take all the actions specified in Section 6.18 as would have been required if the requested Target Mortgaged Property were an Original Mortgaged Property; provided that the actions required to be taken pursuant to clauses (ii) and (iii) of Section 6.18 shall not be required to be completed until 90 days following the Merger Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion).

(d)      Holdings will, and will cause each Subsidiary that, after the Effective Date, provides security, directly or indirectly, under the First Lien Credit Documents (or any Permitted Refinancing Indebtedness incurred in respect thereof) to pledge its assets that secure the obligations under the First Lien Loans (or any Permitted Refinancing Indebtedness incurred in respect thereof) to secure the Obligations hereunder on at least a second-ranking basis (in relation to the First Lien Indebtedness) in a manner consistent with the Intercreditor Agreement and with the priority contemplated under this Agreement and the other Bridge Loan Documents, in each case pursuant to security documents (collectively, the “Additional Security Documents”) which are substantially consistent with those used to create the respective security interests pursuant to the First Lien Credit Documents or relevant Permitted Refinancing Indebtedness.

(e)      Holdings will, and will cause each of the other Credit Parties to, at the expense of Holdings and the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require; provided that the foregoing shall not require actions which are expressly not required to be taken in accordance with the terms of any relevant Security Document or this Agreement.  Furthermore, Holdings will, and will cause the other Credit Parties that are Subsidiaries of Holdings to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 10.10 has been complied with or this Agreement.

(f)       If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of Holdings and the other Credit Parties constituting Collateral, Holdings and the Borrower will, at their own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(g)      Holdings and the Borrower agree that each action required by clauses (d) through (f) of this Section 10.10 shall be completed as soon as possible, but, except as otherwise expressly provided in the relevant Security Document or this Agreement, in no event later than 45 days after such action is requested to be taken by the Administrative Agent or the Required Lenders (or such longer period as may be satisfactory to the Administrative Agent or the Required Lenders, as the case may be); provided that in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties (who are not Subsidiaries of Holdings) with respect to its compliance with this Section 10.10.

(h)           If any Foreign Pledge Agreements (as defined in the First Lien Credit Agreement) are executed with respect to the security interests created under the First Lien Credit Documents, then substantially contemporaneously therewith the respective Credit Party or Credit Parties shall execute and deliver substantially similar pledge agreements to secure the Obligations hereunder (each a “Foreign Pledge Agreement” and, collectively, the “Foreign Pledge Agreements”), it being understood and agreed, however, in the case of any Foreign Pledge Agreement entered into by Holdings or any of its Subsidiaries, the respective Credit Party shall not be required to pledge more than 66% of the total combined voting power of all classes of Equity Interests entitled to vote of any Foreign Subsidiary that is a corporation (or treated as such for U.S. federal tax purposes) in support of its obligations (x) as a Borrower under the Bridge Loan Agreement (in the case of the Borrower) or (y) under its Guaranty in respect of the Obligations of the Borrower (in the case of the other Credit Parties) (although 100% of the non-voting Equity Interests, if any, of each such Foreign Subsidiary shall be required to be pledged in support of such obligations).  Notwithstanding anything to the contrary contained in this Section 10.10, except if required pursuant to preceding clause (d)), no Foreign Subsidiary shall guarantee any Obligation of the Borrower and no security or similar interest shall be granted in the assets of any Foreign Subsidiary, which security or similar interest guarantees any Obligation of the Borrower.  In determining whether to require one or more Foreign Pledge Agreements as permitted above, the Administrative Agent or Required Lenders, as the case may be, shall (in their sole discretion) consider the costs of the actions required in connection with the execution and delivery of the respective Foreign Pledge Agreements as against the relative value of the security interests and additional protection provided thereby.

(i)            To the extent any action which would otherwise have been required to be taken pursuant to Sections 6.10 and 6.18 hereof have not been taken on or prior to the Initial Borrowing Date as permitted by Section 6.10(b), then the Borrower shall cause all such actions to be taken as promptly as practicable after the Initial Borrowing Date, provided that in any event such actions shall be required to be completed within (x) 30 days after the Initial Borrowing Date in the case of actions otherwise required under Sections 6.10(a), (y) 60 days after the Initial

Borrowing Date in the case of actions required to be taken pursuant to Section 6.18 and (z) 90 days after the Initial Borrowing Date in the case of all actions to be taken pursuant to clauses (ii) and (iii) of Section 6.18, in each case as such dates may be extended (with respect to a given action or actions) at the sole discretion of the Administrative Agent.  In determining whether to require one or more Foreign Pledge Agreements as permitted above, the Administrative Agent or Required Lenders, as the case may be, shall (in their sole discretion) consider the costs of the actions required in connection with the execution and delivery of the respective Foreign Pledge Agreements as against the relative value of the security interests and additional protection provided thereby.

Notwithstanding anything to the contrary contained above, the Borrower and the other Credit Parties shall not be required to grant Mortgages with respect to any Original Mortgage Tax State Property and, in the case of any Real Properties (other than the Original Mortgage Properties and the Target Mortgage Properties) at any time acquired or owned in one or more Mortgage Tax States, the Credit Parties shall not be required to grant Mortgages therein unless and until such time (if any) as the First-Lien Obligations (as defined in the Intercreditor Agreement) are fully secured to the maximum principal thereof.

10.11.      [Intentionally Omitted.]

10.12.      Ratings.  Holdings and the Borrower shall use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of Holdings and a rating of the Loans, in each case from Moody’s, and (ii) a public corporate credit rating of Holdings and a rating of the Loans, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by Holdings or the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

10.13.      Merger; Target Refinancing.  Holdings and the Borrower hereby agree and covenant to:

(a)      consummate the Merger in accordance in all material respects with the terms and conditions of the Merger Agreement and all applicable law as promptly as practicable and in any event on or prior to the earlier to occur of (x) the 35th day after the 90% Condition has been satisfied and (y) October 15, 2010;

(b)      within 50 days after the Merger Closing Date, cause the redemption in full of all then outstanding Target Existing Notes (the “Target Refinancing”), which Target Existing Notes shall at such time be permanently retired; provided that if any Target Existing Notes are outstanding on the Merger Closing Date, Borrower shall cause Target or Target Sub to issue (on the Merger Closing Date) an irrevocable notice of redemption of all then outstanding Target Existing Notes in accordance with the requirements of the indenture governing the Target Existing Notes (the “Target Existing Notes Indenture”) and shall on the Merger Closing Date deposit with the trustee under the Target Existing Notes Indenture cash in the aggregate amount needed to effect such redemptions (including amounts needs for accrued interest and any applicable make whole premiums); and

(c)      effect the Transaction in all material respects in accordance with the Transaction Summary.

10.14.      Securities Demand.  (a)   At any time and from time to time during the period beginning on the Merger Closing Date and ending on the first anniversary of the Merger Closing Date, if and to the extent so directed in a Demand Notice (as defined below) given in accordance with Section 10.14(b) with respect to a private issuance and sale of Securities (as defined below), the Borrower shall provide to the Lead Arranger as soon as reasonably practicable a preliminary offering memorandum usable in a customary high-yield road show relating to the issuance by the Borrower of Securities (including all financial statements and other data to be included therein (including all audited financial statements and unaudited interim financial statements (each of which unaudited interim financial statements shall have undergone a SAS 100 review)) and all appropriate pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act (with such deviations therefrom as may be mutually agreed by Borrower and the Lead Arranger), and substantially all other data (including selected financial data) that the SEC would require in a registered offering; provided that (i) financial information that would be so required by Rule 3-16 of Regulation S-X shall not be required in any offering memorandum with respect to Securities and (ii) a consolidating footnote required by Rule 3-10 of Regulation S-X shall not be required in any offering memorandum with respect to Securities so long as the substantive information that would be presented in such footnote is otherwise disclosed in such offering memorandum; and provided further that any offering memorandum with respect to Securities may include information through incorporation by reference to the same extent, and on the same basis, as would be permitted by Section 10.15(b) if such offering memorandum were an offering memorandum for Exchange Notes required to be delivered pursuant to Section 10.15(b).

(b)      At any time and from time to time during the period commencing upon the Effective Date and ending on the first anniversary of the Merger Closing Date, upon notice by the Lead Arranger to the Borrower (a “Demand Notice”), the Borrower will take such actions as are reasonably necessary to cause the public or private issuance and sale of debt securities (such debt securities, the “Securities” and such issuance and sale of debt securities, a “Securities Offering”) in one or more transactions in such amounts and on such terms and conditions (including without limitation covenants, events of default, guarantees, collateral and intercreditor provisions, currency, interest and/or dividend rates, yield, redemption provisions, maturity date and registration rights) as specified in the Demand Notice, in each case, as MS&Co. in its reasonable judgment determines to be appropriate in light of the then prevailing circumstances and market conditions and the financial condition and prospects of Holdings and its Subsidiaries at such time; provided, however, that (a) at the date of issuance of Securities, the weighted average total interest rate on (i) Securities issued to replace or refinance the Loans and Commitments and (ii) the First Lien Loans and commitments under the First Lien Credit Agreement, shall not exceed the Total Yield Cap, (b) any securities issued in a public Securities Offering or in a private Securities Offering with registration rights will not, without Holdings’ consent, be secured by the Equity Interests of any of Holdings’ Subsidiaries to the extent that the granting of such security interest would give rise to any requirement to file separate financial statements for such subsidiary with the SEC pursuant to Rule 3-16 of Regulation S-X under the Securities Act or any successor rule or regulation and (c) each Demand Notice shall provide for not less than $50,000,000 of Securities to be issued.  Any Securities that are the subject of a

Demand Notice will be issued pursuant to one or more customary agreements, which, in each case, shall contain such terms, conditions and covenants as are typical and customary for similar financings (as determined by MS&Co.) and as are reasonably satisfactory in all respects to the MS&Co.; provided that (i) the Securities shall be denominated in Dollars, (ii) the guarantee structure shall be consistent with that in the Bridge Loan Documents, (iii) the maturity date of the Securities shall not be less than 7 years after the Effective Date, (iv) the Securities shall be unsecured (unless and to the extent otherwise permitted to be secured in accordance with the relevant provisions of the First Lien Credit Documents) and (v) the Securities will not require any scheduled amortization payments, mandatory redemptions or sinking fund payments prior to the final stated maturity thereof.

(c)      Notwithstanding anything to the contrary contained herein, in the event of a failure by the Borrower to execute a Securities Offering within 30 days after delivery of a Demand Notice (such 30th day, the “Demand Failure Date”), the Lead Arranger shall have the right to increase the interest rate with respect to the Loans on the Demand Failure Date (and/or any time thereafter) to an amount such that the weighted average total interest rate on such Loans and the First Lien Loans and commitments under the First Lien Credit Agreement shall not exceed the Total Yield Cap.

10.15.      Exchange Notes; Exchange Notes Indentures; Etc.  (a)   If any Loan remains outstanding at any time on or after the 20th Business Day prior to the Initial Maturity Date then, upon any request by Requesting Bridge Lenders to Exchange at least $50,000,000 aggregate principal amount of Loans (which request shall specify the aggregate principal amount of Loans then requested to be Exchanged by the Requesting Bridge Lenders) for a like principal amount of Exchange Notes (each a “Requesting Bridge Lenders Exchange Request”), the Borrower agrees to effect such Exchange within 15 Business Days after such request (or, if later, upon the occurrence of the Initial Maturity Date).  Upon its receipt of any Requesting Bridge Lenders Exchange Request, the Borrower shall promptly (and in any event within 3 Business Days) notify the Lenders other than the Requesting Bridge Lenders (each an “Other Lender” and such notice to the Other Lenders the “Other Lender Notice”) of such Requesting Bridge Lenders Exchange Request, of the principal amount of Loans requested to be Exchanged pursuant to such Requesting Bridge Lenders Exchange Request and of the Other Lenders’ opportunity to exchange Loans for Exchange Notes pursuant to the respective Exchange, and to the extent that any Other Lender notifies the Borrower within 10 Business Days after effectiveness of the Other Lender Notice with respect to such Other Lender pursuant to Section 14.03 that such Other Lender elects to include principal of such Other Lender’s Loans in such Exchange, such Other Lender’s Loans shall be so exchanged for Exchange Notes pursuant to said Exchange.  With respect to notices pursuant to the immediately preceding sentence it is understood and agreed that (i) any Lender may, subject to the requirements of the immediately preceding sentence, elect to include all or any portion of the principal of its outstanding Loans in any Exchange, (ii) no Lender shall be obligated to participate in any Exchange and (iii) if any Lender fails to provide a response to an Other Lender Notice as required above, such Lender shall be deemed to have declined to participate in the Exchange to which such Other Lender Notice relates.  Loans delivered to the Borrower under this Section 10.15 in exchange for Exchange Notes shall be canceled by the Borrower and the applicable Lenders and the corresponding amount of the Loan deemed repaid, and the Exchange Notes shall be governed by and construed in accordance with the terms of the Exchange Notes Indenture.

(b)      Following its receipt of a Requesting Bridge Lenders Exchange Request, the Borrower agrees, as promptly as practicable and in any event within 20 Business Days after such receipt, to (i) deliver to the respective Requesting Bridge Lenders and all other Lenders participating in the applicable Exchange as well as any then existing holders of Exchange Notes, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes by such Lenders or Exchange Note holders, in such form and substance as is reasonably acceptable to the Borrower and the Requesting Bridge Lenders, and (subject to Section 10.15(e)) keep such offering memorandum updated during the first year after the respective Exchange, provided that the Borrower may include information in such offering memorandum by incorporating such information by reference to documents filed with the SEC and may update such offering memorandum through “forward” incorporation by reference to Holdings’ or the Borrower’s filings with the SEC on and after the date of such offering memorandum, and the effect of such incorporation by reference and such updating shall be deemed to be consistent with the manner in which such incorporation by reference and updating would operate pursuant to Rule 412 under the Securities Act if the offering memorandum were a registration statement under the Securities Act, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions), if requested by the Requesting Bridge Lenders, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Requesting Bridge Lenders and such certificates as the Requesting Bridge Lenders may request as would be customary in Rule 144A offerings and otherwise in form and substance reasonably satisfactory to the Requesting Bridge Lenders and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as are reasonably requested by the Requesting Bridge Lenders in connection with issuances or resales of Exchange Notes, including providing such information regarding the business and operations of the Borrower and its Subsidiaries as is reasonably requested by the Requesting Bridge Lenders and customarily provided in due diligence investigations in connection with purchases of securities by initial purchasers in Rule 144A offerings.  The Borrower shall not be required to act on or respond to any Requesting Bridge Lenders Exchange Request other than the first four such requests received by the Borrower and shall not be required to undertake the actions specified in the immediately preceding sentence, including clauses (i) through (iv) thereof, or the second sentence of Section 10.15(a) with respect to more than four Requesting Bridge Lenders Exchange Requests in the aggregate.

(c)      If any Loans remain outstanding on the date occurring nine calendar months after the Initial Borrowing Date, then the Borrower shall direct the Administrative Agent to prepare the Exchange Notes Indenture and the Administrative Agent agrees to direct its counsel to so prepare the Exchange Notes Indenture.  The terms of the Exchange Notes Indenture shall be consistent with the Description of Exchange Notes, it being understood and agreed that all determinations of market conditions shall be made at such time by the Administrative Agent and shall be binding on the Borrower in each case so long as the respective terms (other than pricing and other financial terms and redemptions provisions) are not more restrictive (as applied to the Borrower) in any material respect then those contained in this Agreement.  The Administrative Agent shall furnish a draft of the Exchange Notes Indenture to the Borrower within 20 Business Days after the date on which the Borrower directs the Administrative Agent to prepare the Exchange Notes Indenture, and the Borrower shall have an opportunity to comment on same.  Following the receipt of the Borrower’s comments (so long as provided within 10 Business Days or such longer period as is acceptable to the Administrative Agent) and the incorporation of those agreed by the Administrative Agent, the Administrative Agent shall prepare the final Exchange Notes Indenture, which shall be binding for purposes of this Agreement and shall be the Exchange Notes Indenture pursuant to which Exchange Notes shall be issued if any Exchanges are effected.  The Exchange Notes Indenture shall be finalized on or prior to the date occurring 20 Business Days prior to the Initial Maturity Date, so that same is available for Exchanges which may occur at any time or from time to time on or after the Initial Maturity Date.  Consistent with the foregoing requirements and concurrently therewith, the Administrative Agent shall direct its counsel to prepare a registration rights agreement (the “Registration Rights Agreement”) which shall provide the registration rights described in the Description of Exchange Notes and otherwise be in customary form.  The time periods applicable to the Registration Rights Agreement with respect to delivery of the initial draft to the Borrower, delivery of the Borrower’s comments thereon and finalization (after incorporation of such of the Borrower’s comments as agreed by the Administrative Agent (which agreement with respect to any comment of the Borrower shall not be unreasonably withheld)) shall be the same as those applicable to the Exchange Notes Indenture.  The Administrative Agent shall also have the right to require the execution of any other related customary documentation in connection with the Exchange Notes Indenture, the Registration Rights Agreement or any Exchange.  With respect to the Exchange Notes Indenture, the Borrower shall also be required to retain (at its own expense) a trustee (reasonably satisfactory to the Administrative Agent) to act as such pursuant to the Exchange Notes Indenture.

(d)      All costs and expenses reasonably incurred in connection with the forgoing actions required by this Section 10.15 shall be for the account of the Borrower, which shall reimburse the Administrative Agent for any expenses so incurred by it as described above in accordance with the requirements of Section 14.01.

(e)      Notwithstanding anything to the contrary contained in this Agreement, upon notice to the Lenders that have received an offering memorandum relating to Exchange Securities pursuant to this Section 10.15 (any such notice a “Suspension Notice”), the Borrower may at any time, on one or more occasions, require suspension of the use of all such offering memoranda until the Borrower delivers to such Lenders a Clearance Notice (as defined below) with respect to such suspension (any such period of suspension a “Blackout Period”), provided that all Blackout Periods, in the aggregate, shall not exceed 90 days during any period of 12 consecutive calendar months, if Holdings or the Borrower determines in good faith that (i) it is necessary to update such an offering memorandum and (ii) such update would entail disclosure of information that, directly or indirectly (including through any public disclosure thereof made pursuant to Regulation FD or otherwise), (A) could reasonably be expected to have a material adverse effect on the business, operations or prospects of Holdings or any of its subsidiaries, (B) could reasonably be expected to jeopardize the success of a transaction or prospective transaction in which Holdings or any of its Subsidiaries is involved or (C) is prohibited by the terms of an agreement or order to which Holdings or any of its Subsidiaries is subject.  Upon a Lender’s receipt of any Suspension Notice, such Lender shall discontinue disposition of Exchange Notes pursuant to any offering memorandum relating thereto and shall discontinue dissemination of any offering memorandum relating to Exchange Notes until receipt from the Borrower of notice of termination of the applicable Blackout Period (such notice the “Clearance Notice” with respect to such Blackout Period) and receipt of any updated offering memorandum identified in the Clearance Notice (to the extent applicable to such Lender’s Exchange Notes; provided that no such discontinuance shall be required if, and to the extent, the limitations on the duration of the respective Blackout Period contained above would be exceeded).

SECTION 11.         Negative Covenants.  Each of Holdings and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans and Notes (in each case, together with interest thereon), Fees and all other Obligations (other than indemnities that are not then due and payable) incurred hereunder and thereunder, are paid in full:

11.01.      Indebtedness.  Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)            (A) Indebtedness of one or more Credit Parties incurred pursuant to revolving credit facilities (including revolving credit facilities which may be made available pursuant to the First Lien Credit Agreement) in an aggregate principal amount not to exceed $300 million (or $500 million if the Borrower obtains Incremental Revolving Loan Commitments pursuant to and as defined in the First Lien Credit Agreement) at any time outstanding and (B) Indebtedness of the Borrower or Holdings (which may be guaranteed by one or more Credit Parties, for so long as each such Person remains a Credit Party hereunder) incurred on or prior to the Merger Closing Date as term loans pursuant to the First Lien Credit Agreement; provided that (x) all net cash proceeds of each incurrence of Indebtedness permitted pursuant to this clause (i)(B) shall be used solely to finance the Merger, the Exchange Offer, the Borrower Refinancing, the Target Refinancing and/or Top-Off Purchases (if any) and to pay fees and expenses incurred in connection with the Transaction and (y) the aggregate principal amount of all Indebtedness incurred pursuant to this clause (B) shall not exceed $2,000,000,000;

(ii)           Indebtedness of the Borrower or Holdings (which may be guaranteed by one or more Credit Parties, for so long as each such Person remains a Credit Party hereunder) incurred on or prior to the Merger Closing Date pursuant to this Agreement and/or one or more issuances of Permitted Notes; provided that (x) all net cash proceeds of each incurrence of Indebtedness permitted pursuant to this clause (ii) shall be used solely to finance the Merger, the Exchange Offer, the Borrower Refinancing, the Target Refinancing and/or Top-Off Purchases (if any) and to pay fees and expenses incurred in connection with the Transaction and (y) the aggregate principal amount of all Indebtedness incurred pursuant to this clause (ii) shall not exceed $1,750,000,000;

(iii)          until the occurrence of the Merger Closing Date, Indebtedness of Target and its Subsidiaries that remains outstanding consistent with the requirements of the second sentence of Section 6.14 hereof;

(iv)          until and including the 50th day after the Merger Closing Date, Indebtedness pursuant to the Target Existing Notes but only if the actions required by the proviso to Section 10.13(b) hereof have been taken on the Merger Closing Date;

(v)           Indebtedness existing on the date hereof and set forth in Schedule 11.01;

(vi)          Indebtedness of (w) any Credit Party to any other Credit Party, (x) Holdings or Mergersub to Target representing amounts owed to Target for Top-Off Purchases of Target common stock purchased from Target, (y) any Credit Party to any Foreign Subsidiary or Excluded Subsidiary so long as (1) such Indebtedness arises pursuant to Section 11.03(a)(xvi) or is otherwise in a principal amount not in excess of the amount of cash loaned to such Credit Party from the respective Foreign Subsidiary or Excluded Subsidiary, (2) such Indebtedness is unsecured and subordinated to its Obligations pursuant to the respective Credit Documents to which it is a party (and any other Secured Obligations) on terms reasonably satisfactory to the Administrative Agent and (3) such Indebtedness is not Guaranteed by any Credit Party, and (z) Target to the Borrower as a result of loans made to it pursuant to Section 11.04(xxiii);

(vii)         Indebtedness of any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;

(viii)        Indebtedness of any Subsidiary that is not a Subsidiary Guarantor to any Credit Party to the extent that the credit extension creating such Indebtedness is permitted under Section 11.04(viii);

(ix)           Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $150,000,000 at any time outstanding;

(x)            Guarantees by a Credit Party of Indebtedness of any other Credit Party (other than Holdings) if the primary obligation is expressly permitted elsewhere in this Section 11.01 (other than (x) as expressly otherwise provided in the definition of Permitted Refinancing Indebtedness in the case of such Permitted Refinancing Indebtedness and (y) Indebtedness incurred or acquired pursuant to clause (vi)(y) above or (xvi) below, which may not be Guaranteed by a Credit Party unless (in the case of clause (xvi) below) such Guarantee existed at the time such Credit Party became a Subsidiary hereunder);

(xi)           Guarantees by any Subsidiary that is not a Subsidiary Guarantor of Indebtedness of other Subsidiaries that are not Subsidiary Guarantors if the primary obligation is otherwise expressly permitted elsewhere in this Section 11.01;

(xii)          Guarantees by a Credit Party of Indebtedness of any Subsidiary that is not a Subsidiary Guarantor if the primary obligation is expressly permitted elsewhere in this Section 11.01 and if the credit extension creating such Guarantee (for this purpose, determined as if the maximum amount so Guaranteed constitutes an investment pursuant to said Section 11.04(viii)) is permitted under Section 11.04(viii);

(xiii)         (A) Indebtedness of any Credit Party or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any property, plant and equipment, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof;  provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, and (B) Permitted Refinancing Indebtedness incurred with respect to Indebtedness theretofore outstanding pursuant to this clause (xiii); provided that the aggregate principal amount of Indebtedness permitted by this clause (xiii) and clause (xiv) of this Section shall not exceed at any time outstanding an amount equal to 5% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b) (or prior to any such delivery, as shown on the December 31, 2009 consolidated balance sheet of Holdings delivered pursuant to Section 9.04(a)), as the case may be; provided that no violation of this clause (xiii) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xiii);

(xiv)        (A) purchase money Indebtedness incurred in connection with the purchase of any property, plant and equipment; provided that, the amount of such purchase money Indebtedness shall be limited to an amount not in excess of the purchase price of such property, plant and equipment and (B) Permitted Refinancing Indebtedness in respect of Indebtedness theretofore outstanding pursuant to this clause (xiv); provided that, the aggregate principal amount of Indebtedness permitted by this clause (xiv) and clause (xiii) of this Section shall not exceed at any time outstanding an amount equal to 5% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b) (or prior to any such delivery, as shown on the December 31, 2009 consolidated balance sheet of Holdings delivered pursuant to Section 9.04(a)), as the case may be; provided that no violation of this clause (xiv) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xiv);

(xv)         Permitted Refinancing Indebtedness incurred in respect of (and to refinance) Indebtedness theretofore outstanding (and permitted to be outstanding) pursuant to clauses (i), (ii), (v) and (xv) hereof; provided that until the Total Commitment has terminated and all Bridge Loans have been repaid in full, Permitted Notes may only be issued pursuant to this clause (xv) if all Net Cash Proceeds thereof are applied to repay outstanding principal of Loans in accordance with Section 5.02(c);

(xvi)        after the Merger Closing Date, (A) Indebtedness of any Person that becomes a Subsidiary after the Merger Closing Date; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) Permitted Refinancing Indebtedness in respect of Indebtedness theretofore outstanding pursuant to this clause (xvi); provided that, the aggregate principal amount of Indebtedness permitted by this clause (xvi) shall not exceed at any time outstanding an amount equal to 5% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b) (or prior to any such delivery, as shown on the December 31, 2009 consolidated balance sheet of Holdings delivered pursuant to Section 9.04(a)), as the case may be; provided that no violation of this clause (xvi) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xvi);

(xvii)       Indebtedness of the Borrower and its Subsidiaries under Interest Rate Protection Agreements and Other Hedging Agreements permitted under Section 11.05;

(xviii)      Indebtedness in respect of deposits held under forward purchasing arrangements entered into with customers in the ordinary course of business;

(xix)         Indebtedness of any Credit Party or any of their respective Subsidiaries in respect of performance, bid, surety, appeal or similar bonds or completion or performance guarantees provided in the ordinary course of business;

(xx)          Indebtedness of any Credit Party or any of their respective Subsidiaries in respect of workers’ compensation claims or self-insurance obligations otherwise permitted hereunder, in each case incurred in the ordinary course of business;

(xxi)         customary indemnification, reimbursement or similar obligations and warranties under leases and other contracts in the ordinary course of business;

(xxii)        payment obligations of Holdings under the NOL Agreement;

(xxiii)       Guarantees constituting investments expressly permitted by Section 11.04 (excluding clause (iv) thereof);

(xxiv)   any Indebtedness (including the funding of a trust fund, a letter of credit or some other form of third party instrument or the provision of a Guarantee) of the Borrower or Holdings required in connection with the provision of financial assurance pursuant to the Consent Decree;

(xxv)   Indebtedness of Target and Terra Capital or their Subsidiaries to (i) Terra Nitrogen arising in connection with unpaid obligations to Terra Nitrogen under the Nitrogen Servicing Agreement and with respect to receivables of Terra Nitrogen collected by Target or Terra Capital or their Subsidiaries, the proceeds of which have not then been remitted to Terra Nitrogen and (ii) Terra Canada with respect to the unpaid purchase price of inventory sold by Terra Canada to Target or its Subsidiaries in the ordinary course of business or receivables of Terra Canada collected by Target or Terra Capital or their Subsidiaries, the proceeds of which have not then been remitted to Terra Canada, provided in each case that amounts are incurred in the ordinary course of business and settled on a regular basis in accordance with past practices;

(xxvi)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(xxvii)      [Intentionally Omitted];

(xxviii)     so long as no Default or Event of Default then exists or would result therefrom, Indebtedness of Holdings and the Borrower (which may be Guaranteed by one or more other Credit Parties) in an aggregate principal amount not exceeding the greater of $750,000,000 or an amount equal to 10% of Consolidated Total Assets as at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b) (or prior to any such delivery, as shown on the December 31, 2009 consolidated balance sheet of Holdings delivered pursuant to Section 9.04(a)), as the case may be; provided that (w) at the time of any incurrence of Indebtedness pursuant to this clause (xxviii), if the aggregate principal amount of Indebtedness so outstanding would exceed $100,000,000, then the Borrower shall also be required to establish compliance on a Pro Forma Basis with the covenants set forth in Sections 11.11 and 11.12 (for this purpose, using the levels provided for September 30, 2010 for all periods prior the time when financial statements for the Fiscal Year ended December 31, 2010 have been (or were required to be) furnished to the Administrative Agent, (x) Indebtedness incurred pursuant to this clause (xxviii) may not be secured unless, at the time of any incurrence of secured Indebtedness pursuant to this clause (xxviii), the aggregate principal amount of all outstanding secured Indebtedness pursuant to this clause (xxviii) shall not exceed an amount equal to 3% of Consolidated Total Assets on the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b) (or prior to any such delivery, as shown on the December 31, 2009 consolidated balance sheet of Holdings delivered pursuant to Section 9.04(a)), as the case may be, (y) no violation of this clause (xxviii) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such incurrence was permitted within the limitations established by this clause (xxviii), and (z) not more than $50,000,000 of Indebtedness may be outstanding pursuant to this clause (xxviii) at any time prior to the later to occur of the Merger Closing Date and the repayment in full of all Loans; and

(xxix)       so long as no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, Indebtedness of Subsidiaries of the Borrower in an aggregate principal amount not exceeding $50,000,000 at any time outstanding.

Notwithstanding anything to the contrary contained above, (A) except for Indebtedness outstanding pursuant to Section 11.01(i) and obligations pursuant to Interest Rate Protection Agreements, Other Hedging Agreements and Cash Management Agreements which are secured on a First Lien Basis, and one or more issues of Permitted Refinancing Indebtedness incurred in respect of the foregoing (or a previous issue of Permitted Refinancing Indebtedness so incurred), no Additional First-Lien Obligations (as defined in the Intercreditor Agreement) shall be permitted to be incurred at any time and (B) the only Second-Lien Obligations under, and as defined in, the Intercreditor Agreement shall be those incurred from time to time under, and as permitted by Section 11.01(ii), and Permitted Refinancing Indebtedness incurred in respect thereof (or in respect of Permitted Refinancing Indebtedness originally incurred in respect thereof or a pervious refinancing thereof) pursuant to Section 11.01(xv).

11.02.      Liens.  Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), or assign any right to receive income or authorize the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 11.02 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)            Permitted Encumbrances;

(ii)           Liens on (x) First Lien Collateral securing First Lien Indebtedness permitted to be outstanding pursuant to Sections 11.01(i) and/or (xv) (and the last sentence of Section 11.01), and (y) Collateral securing Second Lien Indebtedness permitted to be outstanding pursuant to Section 11.01(ii) and/or (xv) (and the last sentence of Section 11.01); provided that in each case each issue of the respective First Lien Indebtedness or Second Lien Indebtedness is subject to the terms of the Intercreditor Agreement (by way of execution of the Intercreditor Agreement by the agent, trustee or other representative for the respective issue of Indebtedness or a joinder thereto); and

(iii)          until the Merger Closing Date, Indebtedness outstanding pursuant to Section 11.01(iii) may be secured by the assets of Target and its Subsidiaries (including after-acquired property as required by the terms of such Indebtedness) which secured same prior to the Exchange Closing Date;

(iv)          until the 50th day after the Merger Closing Date, Indebtedness permitted to remain outstanding pursuant to Section 11.01(iv) may be secured by amounts deposited with the trustee for the Target Existing Notes in order to repay same on or prior to the 50th day after the Merger Closing Date;

(v)           any Lien on any property or asset of any Credit Party or any of its Subsidiaries existing on the date hereof and set forth in Schedule 11.02(v); provided that (i) such Lien shall not apply to any other property or asset of such Credit Party or Subsidiary (other than proceeds of the sale or other disposition thereof) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and refinancings of such obligations that do not increase the outstanding principal amount thereof (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith);

(vi)          Liens securing purchase money Indebtedness of a Credit Party or any of its Subsidiaries permitted pursuant to clause (xiv) of Section 11.01; provided that, such Liens attach only to the property which was purchased with the proceeds of such purchase money Indebtedness;

(vii)         Liens on property, plant and equipment acquired, constructed or improved by a Credit Party or any of its Subsidiaries; provided that (i) such security interests secure Indebtedness permitted by clause (xiii) of Section 11.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such property, plant and equipment and (iv) such security interests shall not apply to any other property or assets of such Credit Party or Subsidiary;

(viii)        any Lien existing on any property or asset prior to the acquisition thereof by a Person or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith);

(ix)           Liens on assets of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiaries permitted under clause (ix) of Section 11.01;

(x)            Liens securing Permitted Refinancing Indebtedness to the extent the respective such Liens are permitted in accordance with the requirements of the definition of Permitted Refinancing Indebtedness;

(xi)           Liens on cash deposits, Permitted Investments and Excluded Deposit Accounts and/or Excluded Securities Accounts to which they are credited (so long as those are the only amounts credited to the respective Excluded Deposits Accounts and/or Excluded Securities Accounts) made by the Borrower or Holdings to secure the Phosphogypsum Stack Liability and/or the Consent Decree Phosphogypsum Stack Liability, including, if required by the Consent Decree or determined by Borrower to be in its best interest with respect to its compliance with the Consent Decree, the full funding of the Consent Decree Phosphogypsum Stack Liability;

(xii)          Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit, securities and commodities accounts or other funds maintained with a creditor depository institution or a securities or commodities intermediary in the ordinary course of business and not with the intent of granting security;

(xiii)         Liens in favor of any Credit Party securing obligations of any Credit Party or any Subsidiary and Liens in favor of any Subsidiary that is not a Subsidiary Guarantor securing obligations of any Subsidiary that is not a Subsidiary Guarantor;

(xiv)        Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(xv)         any interest or title of a lessor, sublessor, lessee, licensee or licensor under any lease or license agreement not prohibited by this Agreement and in the ordinary course of business;

(xvi)        Liens securing Interest Rate Protection Agreements or Other Hedging Agreements, limited to cash deposits and/or Permitted Investments not to exceed $100,000,000 in the aggregate and any Excluded Deposit Accounts and/or Excluded Securities Accounts containing only such cash deposits and/or Permitted Investments;

(xvii)       Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with the importation of goods;

(xviii)      Liens deemed to exist in connection with Investments in repurchase agreements constituting Permitted Investments;

(xix)         Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code;

(xx)          Liens on real or personal property subject to the Pooling Agreement;

(xxi)         Liens on cash deposits and/or Permitted Investments pledged to the landlord of the Borrower’s leased real property located in Tampa, Florida (and Liens on any Excluded Deposit Account and/or Excluded Securities Account containing only such cash deposits and/or Permitted Investments), as required for the delivery of any Collateral Access Agreement (as defined in the Guaranty and Collateral Agreement), with respect to such location;

(xxii)        Liens not otherwise permitted under this Section 11.02 securing Indebtedness, claims and other liabilities not in excess of, in the aggregate at any time, an amount equal to 3% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b) (or prior to any such delivery, as shown on the December 31, 2009 consolidated balance sheet of Holdings delivered pursuant to Section 9.04(a)), as the case may be; provided that (x) no violation of this clause (xxii) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness, claim or other liability was secured the respective Liens were permitted to be granted within the limitations established by this clause (xxii) (although any increase in the amount of Indebtedness, claims or other liabilities secured shall require an independent test at the time of such increase), (y) Liens pursuant to this clause (xxii) may be created on cash deposits and Permitted Investments (and Excluded Deposit Accounts and Excluded Securities Accounts which hold only such cash and Permitted Investments) so long as the sum of the sum of the total unutilized revolving loan commitments under the First Lien

Credit Agreement and the Unrestricted cash and Permitted Investments of the Credit Parties is not less than $250 million at the time of the creation of the respective Lien or any increase in the amount of cash or Permitted Investments subject thereto (except as a result of investment returns on funds previously deposited) and (z) Liens pursuant to this clause (xxii) may apply to any assets other than cash and Permitted Investments (and related Excluded Deposit Accounts and Excluded Securities Accounts), except that such Liens shall not apply to any other assets which constitute Collateral;

(xxiii)       Liens in favor of CoBank, ACB in all capital stock of CoBank, ACB owned by the Borrower; and

(xxiv)       Lien in favor of Citibank, N.A. on account #30426918 at Citibank, N.A.; provided that such Lien shall only be permitted for 60 days from the Effective Date (or such longer period as agreed to by the Administrative Agent in its sole discretion).

In connection with Liens permitted pursuant to preceding clauses (vi), (vii) and (viii) of this Section 11.02, the Administrative Agent and Collateral Agent are hereby authorized and directed by the Lenders to execute and deliver such Lien releases and/or Lien subordinations as may be requested from time to time by the Borrower and as may be deemed necessary or desirable by the Administrative Agent and/or Collateral Agent, as the case may be.  Furthermore, the Administrative Agent and/or Collateral Agent may execute acknowledgements to the effect that one or more Excluded Deposit Accounts and/or Excluded Securities Accounts (and the cash and Permitted Investments therein) are not subject to the Liens pursuant to the Security Documents.

11.03.      Fundamental Changes.  (a)  No Credit Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or any of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may liquidate, dissolve, merge or consolidate into the Borrower in a transaction in which the Borrower is the surviving corporation; provided that any merger consideration payable to minority shareholders of any such Subsidiary in connection with any such transaction shall be independently justified as an investment pursuant to Section 11.04(viii); (ii) (1) any Subsidiary Guarantor may liquidate, dissolve, merge or consolidate into any Subsidiary Guarantor in a transaction in which the surviving entity is a Subsidiary Guarantor, (2) any Subsidiary that is not a Subsidiary Guarantor may liquidate, dissolve, merge or consolidate into any Subsidiary Guarantor in a transaction in which the surviving entity is a Subsidiary Guarantor and (3) any Subsidiary that is not a Subsidiary Guarantor may liquidate, dissolve, merge or consolidate into any other Subsidiary that is not a Subsidiary Guarantor; (iii) any Credit Party or any Subsidiary may sell, transfer, lease or otherwise dispose of (1) its assets to any Credit Party (other than Holdings), (2) Inventory and precious metals to be recovered from spent catalysts in the ordinary course of business, (3) assets constituting property, plant and equipment that are uneconomical, obsolete, worn out or no longer used or useful in its business or constitute surplus and which are disposed of in the ordinary course of business, (4) other assets (other than any disposition of property, plant and equipment as part of a Permitted Sale and Leaseback Transaction) having a market value not to exceed either (x) 5% of Consolidated Total Assets during any Fiscal Year or (y) 15% of Consolidated Total Assets in the aggregate for all periods after the Effective Date, with each determination pursuant to preceding clause (x) or (y) to be made on the date of each sale, transfer, lease or other disposition of assets pursuant to this clause (4) based upon Consolidated Total Assets as shown at the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 10.01(a) or (b) (or prior to any such delivery, as shown on the December 31, 2009 consolidated balance sheet of Holdings delivered pursuant to Section 9.04(a)), as the case may be; provided that (x) no violation of this clause (4) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective disposition of assets occurred such disposition was permitted within the limitations established by this clause (4), (y) each sale, transfer, lease or other disposition of assets pursuant to this clause (4) shall be at fair market value and for consideration at least 75% of which (in the good faith determination of the Borrower) constitutes cash, except that during any Fiscal Year asset dispositions in an aggregate amount not exceeding $100,000,000 may be made at fair market value but without being subject to the cash consideration requirements set forth above, and (5) sales, transfers, leases or other dispositions of assets to one or more Foreign Subsidiaries or Excluded Subsidiaries so long as the aggregate fair market value of all assets so transferred (in the case of goods, net of any cash payments therefor actually received by the respective transferor) pursuant to this clause (5) in any Fiscal Year does not exceed $20,000,000; (iv) any Subsidiary that is not a Subsidiary Guarantor may liquidate or dissolve; (v) the Transaction shall be permitted; (vi) as part of any Acquisition permitted under Section 11.04(viii), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in a transaction in which the survivor is a Wholly-Owned Subsidiary of the Borrower; provided that (x) in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the surviving entity in such merger or consolidation shall be (after giving effect to such transaction) a Subsidiary Guarantor and (y) the aggregate amount of merger consideration shall be justified as an investment pursuant to Section 11.04(viii); (vii) bona fide sales, transfers and other dispositions in the ordinary course of (A) Permitted Investments, and (B) Investments permitted under clauses (vii), (xii) and (xiii) of Section 11.04; (viii) Holdings, the Borrower and each Subsidiary may make payments and other transactions permitted by Section 11.06; (ix) Holdings, the Borrower and each Subsidiary may lease, sublease, license or sublicense any property, plant and equipment or intellectual property in the ordinary course of business, including without limitation the lease of vacant land for farming or for the exploration and production of oil, gas, sulphur and other minerals; (x) Holdings, the Borrower and each Subsidiary may sell or otherwise dispose of delinquent Accounts in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale, securitization or financing transaction); (xi) Holdings, the Borrower and each Subsidiary may surrender or waive contractual rights or settle, release or surrender any contract, tort or other litigation claims in the ordinary course of business; (xii) Holdings, the Borrower and each Subsidiary may grant Liens permitted by Section 11.02 of this Agreement; (xiii) Holdings and its Subsidiaries may sell, transfer or otherwise dispose of property, plant and equipment in a Permitted Sale and Leaseback Transaction; (xiv) Holdings and its Subsidiaries may in the ordinary course of business abandon or dispose of intellectual property or other proprietary rights of the Borrower or any Subsidiary that are, in the reasonable business judgment of the Borrower or any Subsidiary, no longer practicable to maintain or useful in the conduct of the business of the Borrower or any Subsidiary; (xv) any Subsidiary that is not a Credit Party may sell, transfer, lease or otherwise dispose of any of its assets to any other Subsidiary that is not a Credit Party; and (xvi) CFL and its subsidiaries may receive from, or transfer to, the Borrower and its Subsidiaries spare parts, equipment or goods in the ordinary course of business consistent with past practices and, in connection therewith, may incur loans deemed to arise as a result of such transfers to them, and may be a lender of loans to the Borrower and its Subsidiaries which arise from time to time as a result of transfers of such assets by them to the Borrower and its Subsidiaries; provided that all Indebtedness of the Borrower and its Subsidiaries arising as a result of such transfers is incurred under, and meets the requirements of, Section 11.01(vi)(y).  For purposes of this Section 11.03 and the definition of Asset Sale, any issuance of Equity Interests by a Subsidiary of Holdings (to a Person other than Holdings or a Wholly-Owned Subsidiary thereof) which, after giving effect thereto, increases the proportional holdings of such Person in such Subsidiary shall be deemed to be a sale of Equity Interests by Holdings or the respective Subsidiary which directly owns Equity Interests in such Subsidiary.  In addition to the requirements contained above, no Credit Party will, nor will it permit any of its Subsidiaries to, sell the Equity Interests in any of its Subsidiaries unless the sale is otherwise permitted above in this Section 11.03 and, in the case of any such sale to any Persons other than Holdings or a Subsidiary, constitutes (x) a sale or disposition of all Equity Interests owned by Holdings and its Subsidiaries in such Subsidiary or (y) a sale or disposition of Equity Interests in order to convert the respective Subsidiary to a Joint Venture; provided that in the case of this clause (y) the aggregate fair market value of the Equity Interests of Holdings and its Subsidiaries in the respective Subsidiary being converted into a Joint Venture, immediately before the transaction described in this clause (y) net of any cash consideration actually received by any Credit Party (and not the Subsidiary being converted to a Joint Venture) at the time of, and in connection with, said conversion, shall be deemed an investment pursuant to Section 11.04(viii) and shall only be permitted if same is allowed in accordance with the requirements thereof.  The Net Cash Proceeds of any sale or disposition permitted pursuant to this Section 11.03 shall be applied as, and to the extent required by, Section 5.02.

(b)      No Credit Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type generally conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto or reasonable extensions or expansions thereof.

11.04.      Investments, Loans, Advances, Guarantees and Acquisitions.  No Credit Party will, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Credit Party and a Wholly-Owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(i)            Permitted Investments, subject to control agreements (with respect to Credit Parties) in favor of the Administrative Agent for the benefit of the Secured Creditors to the extent required by the Guaranty and Collateral Agreement;

(ii)           investments (w) constituting extensions of credit by Target to Holdings or Mergersub with respect to any unpaid amount relating to Top-Off Purchases, (x) by the Credit Parties and their Subsidiaries (excluding Target and its Subsidiaries) existing on the date hereof in the capital stock or other Equity Interests of their respective Subsidiaries and Excluded Subsidiaries, (y) by Target and its Subsidiaries existing on the Exchange Closing Date and (z) constituting the acquisition of Equity Interests in Target pursuant to the Transaction;

(iii)          investments, loans or advances made by a Credit Party to any other Credit Party (other than Holdings) and by any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;

(iv)          Guarantees permitted by Section 11.01 (excluding clauses (xxii) and (xxiii) thereof);

(v)           investments, loans and advances in existence on the date of this Agreement and described in Schedule 11.04 and any extensions or renewals thereof which do not increase the amount thereof or conversions of any such loans or advances to equity investments;

(vi)          loans, advances or other extensions of credit made by a Credit Party or any Subsidiary to its employees, officers and directors in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $10,000,000 in the aggregate at any one time outstanding;

(vii)         notes payable, or stock or other securities issued by Account Debtors to a Credit Party or any Subsidiary pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business;

(viii)        Guarantees, investments, loans and advances not otherwise permitted under this Section 11.04 (including (a) Guarantees, investments, loans or advances made by or to or on behalf of any Credit Party to or by or on behalf of any Subsidiary which is not a Subsidiary Guarantor, (b) Guarantees, investments, loans or advances made by any Credit Party or any Subsidiary which is not a Subsidiary Guarantor to or on behalf of any Excluded Subsidiary, (c) investments in any Joint Venture and minority interests and (d) investments made in order to consummate Acquisitions (other than the Terra Acquisition)); provided that (1) no Event of Default shall have occurred and be continuing or would result therefrom, (2) in the case of any Acquisition, (A) such Acquisition shall only comprise a business or those assets of a business, of the type generally conducted by the Borrower and its Subsidiaries as of the Effective Date or a business reasonably related thereto or a reasonable extension or expansion thereof and (B) such Acquisition shall be consensual and shall have been approved by the board of directors or equivalent governing body of the acquiree or the parent of the acquiree and

(3) the aggregate amount of all such Guarantees, investments, loans and advances made pursuant to this Section 11.04(viii) (collectively, “Section 11.04(viii) Investments”) shall not exceed the limitations set forth below:

(w)          the aggregate amount of Section 11.04(viii) Investments made during any Fiscal Year (determined without regard to any write-downs or write-offs thereof) and treating the maximum amount of any Guarantee as an investment, but reducing the amount of such investments made during any Fiscal Year by any returns of capital and principal repayments actually received during such Fiscal Year in respect of Section 11.04(viii) Investments previously made during such Fiscal Year pursuant to this sub-clause (w) (and treating any reduction of a Guarantee provided in such Fiscal Year without a corresponding payment having been made thereunder as a return of principal)), together with the aggregate amount of Restricted Payments made during such Fiscal Year pursuant to sub-clause (x) of Section 11.06(xiv)(2) and any Capital Expenditures made pursuant to sub-clause (x) of Section 11.10(f)(2), shall not exceed $50,000,000, except to the extent independently justified pursuant to following clauses (x), (y) or (z);

(x)            additional Section 11.04(viii) Investments may be made at any time in an amount not to exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective such investment is made; and

(y)           additional Section 11.04(viii) Investments (but not Guarantees) may be made at any time with Excess Qualified Equity Proceeds; and

(z)            Net Cash Proceeds of incurrences of Indebtedness pursuant to Section 11.01(xxvii) may be used by Holdings and one or more of its Wholly-Owned Subsidiaries which are Credit Party to effect Acquisitions (for this purpose, determined as if the phrase “in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person” appearing in the definition of Acquisition instead read “100% of the capital stock, partnership interests, membership interests or equity of any Person (other than, in the case of a Foreign Subsidiary of the Borrower, director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law)”);

(ix)           investments in Interest Rate Protection Agreements or Other Hedging Agreements otherwise permitted by this Agreement;

(x)            prepaid expenses in the ordinary course of business, lease, utility, workers’ compensation, performance and other similar deposits in the ordinary course of business;

(xi)           investments received as consideration from any sale, lease, transfer or other disposition permitted by Section 11.03(a);

(xii)          investments received in satisfaction of judgments, settlements of debts or compromises of obligations or as consideration for the settlement, release or surrender of a contract, tort or other litigation claim, in each case in the ordinary course of business, including, without limitation, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(xiii)         investments that are deemed to have been made as a result of an Acquisition of a Person that at the time of such Acquisition held instruments constituting investments that were not acquired in contemplation of such Acquisition;

(xiv)        advances and prepayments for asset purchases in the ordinary course of business;

(xv)         deposits of cash with banks or other depository institutions in the ordinary course of business and not with the intent of granting security;

(xvi)        any investment or acquisition of assets solely in exchange for the issuance of Equity Interests of Holdings;

(xvii)       any investment, loan or advance made solely to fund any Credit Party’s or any Subsidiary’s deferred compensation plans for employees and non-employee directors or any successor plans approved by the board of directors of such Credit Party or such Subsidiary;

(xviii)      investments consisting of extensions of credit in the nature of accounts receivable, chattel paper or notes receivable arising from the granting of trade credit in the ordinary course of business;

(xix)         Restricted Payments permitted by Section 11.06;

(xx)          investments (which may take the form of Guarantees, it being understood that the maximum amount so Guaranteed at any time shall be deemed an investment, with any reduction of the amount Guaranteed to constitute a reduction in the respective investment except to the extent the respective amount was required to be funded under the respective Guarantee or otherwise) in TNCLP, Terra Nitrogen GP, Inc. and Terra Nitrogen or any of their respective subsidiaries to fund (or support) working capital needs in an aggregate amount not to exceed $75,000,000 at any time outstanding (determined without regard to any write-downs or write-offs thereof, but giving effect to any returns of principal or capital);

(xxi)         investments constituting intercompany loans made by any Foreign Subsidiary to one or more Credit Parties from time to time, so long as the respective Indebtedness meet the requirements of Section 11.01(vi)(y);

(xxii)        Investments to match employee-directed funds under the Terra Deferred Supplemental Savings Plan and to fund the obligations of Target and its Subsidiaries under the Terra Excess Benefit Plan;

(xxiii)       loans made by the Borrower to Target to fund the Target Refinancing or the purchase of any Target Existing Notes pursuant to a change of control offer;

(xxiv)       the Transaction may be effected;

(xxv)        Guarantees by Borrower or any of its Subsidiaries in the ordinary course of business, of leases (other than Capital Lease Obligations), purchase or supply contracts, or of other obligations, in each case of Borrower or any of its Subsidiaries that do not constitute Indebtedness; and

(xxvi)       so long as no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, loans may be made by one or more Credit Parties to CFL after the Initial Borrowing Date so long as the aggregate amount thereof at no time outstanding (for this purpose determined without regard to any write-downs or write-offs thereof, but without prejudice to loans otherwise permitted by this Section 11.04, including pursuant to clause (viii)) exceeds the amount of cash dividends paid by CFL after the Initial Borrowing Date that were actually received (by on-dividending if needed) by one or more Credit Parties (and so long as no such dividends were counted as returns on investments for purposes of Section 11.04(viii) or the definition of Cumulative Retained Excess Cash Flow Amount).

Notwithstanding anything to the contrary contained herein, except for Target Shares owned prior to the Merger Closing Date, in no event shall the aggregate fair market value of all Margin Stock owned by Holdings and its Subsidiaries at any time exceed $5,000,000.

11.05.      Interest Rate Protection Agreements or Other Hedging Agreements.  No Credit Party will, nor will it permit any of its Subsidiaries to, enter into any Interest Rate Protection Agreement or Other Hedging Agreement, except the following (in each case so long as entered into for non-speculative purposes, it being understood and agreed that raw materials and inventory hedges entered in the ordinary course of business and consistent with past practices prior to the Effective Date are not for speculative purposes): (a) Interest Rate Protection Agreements or Other Hedging Agreements entered into to hedge or mitigate risks relating to fluctuations in currency values or commodities prices to which any Credit Party, any Subsidiary or Terra Nitrogen has actual exposure (other than those in respect of Equity Interests of any Credit Party or any of its Subsidiaries); provided that any Interest Rate Protection Agreement or Other Hedging Agreement entered into by any Credit Party or any Subsidiary to hedge risks of Terra Nitrogen shall be entered into in accordance with Target’s and Terra Nitrogen’s practices prior to the Effective Date and pursuant to arrangements whereby Terra Nitrogen compensates Target (or the respective Credit Party or Subsidiary) for any costs associated therewith (although Terra Nitrogen shall be entitled to receive the benefits of any hedging so entered into for its benefit), (b) Interest Rate Protection Agreements or Other Hedging Agreements entered into in order to effectively cap or collar interest rates with respect to any interest-bearing liability of any Credit Party or any Subsidiary or to exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing investment of any Credit Party or any Subsidiary and (c) Other Hedging Agreements entered into with respect to commodities with the intention of delivering inventory to the relevant hedge counterparties at the maturity of or on the date otherwise required under such Other Hedging Agreements.

11.06.      Restricted Payments.  No Credit Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)            any Credit Party or any Subsidiary may declare and pay dividends with respect to its Equity Interests payable solely in additional shares (or options or warrants with respect to such shares) of its Equity Interests having equal or inferior voting power, designations, preferences and rights;

(ii)           Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their Equity Interests;

(iii)          Holdings or any Subsidiary of Holdings may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;

(iv)          the Borrower and each Subsidiary may make Restricted Payments (directly or indirectly) to Holdings or the Borrower that are used by Holdings or the Borrower, as the case may be, to (A) pay federal, state and local income taxes then due and owing, franchise taxes and other similar expenses and operating expenses incurred in the ordinary course of business or (B) make payments pursuant to the NOL Agreement;

(v)           dividends may be paid by Holdings on shares of its common stock within sixty (60) days after the date of declaration thereof, so long as such dividend would have been permitted under clause (xiv) hereof if paid on the date of such declaration;

(vi)          Holdings or any Subsidiary of Holdings may repurchase, redeem, retire or otherwise acquire any outstanding Equity Interests of Holdings or any of its Subsidiaries that have been held or beneficially owned by any employee, officer or director of such Person (or similarly related individual) upon the death, disability, termination or similar event which ends the relationship between such Person and such individual;

(vii)         Holdings or any of its Subsidiaries may repurchase, redeem or otherwise acquire or retire for value any Equity Interests in Holdings or any of its Subsidiaries that is held by any current or former employee, director or consultant (or their estates or the beneficiaries of such estates) of Holdings or any of its Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests, shall not exceed $10,000,000 during any Fiscal Year, provided, further, that any amount not utilized shall be carried forward to the next succeeding Fiscal Year (with any such acquisitions during such succeeding Fiscal Year being allocated first against the amount permitted in such Fiscal Year before being allocated to such carryforward);

(viii)        Holdings’ purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests with the proceeds received contemporaneously from the issue of new Equity Interests with equal or inferior voting powers, designations, preferences and rights;

(ix)           Holdings or any of its Subsidiaries may make repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(x)            Holdings or any of its Subsidiaries may make any purchase or acquisition from, or retain any withholding on issuances to, any employee of the Borrower or any of its Subsidiaries of Equity Interests to satisfy any applicable federal, state or local tax payments in respect of the receipt of Equity Interests of the Borrower or any of its Subsidiaries;

(xi)           the Borrower may make cash dividends to Holdings to make principal, interest, and other payments on or relating to Indebtedness of Holdings permitted by Section 11.01 or to fund other Restricted Payments permitted to be made by Holdings hereunder;

(xii)          any Subsidiary may accept capital contributions from its parent to the extent permitted under Section 11.04;

(xiii)         Holdings or any Subsidiary of Holdings, including Mergersub, may make payments to the holders of the shares of Target in connection with, and pursuant to the terms of, the Exchange Offer, any Top-Off Purchases and the Merger Agreement;

(xiv)        the Credit Parties and their Subsidiaries may make Restricted Payments from time to time not otherwise permitted hereunder so long as immediately before and immediately after giving effect to such Restricted Payments and to any related Borrowings (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) the aggregate amount for all such Restricted Payments made pursuant to this Section 11.06(xiv) shall not exceed the limitations set forth below:

(x)            the aggregate amount of such Restricted Payments made during any Fiscal Year, together with the aggregate amount of Section 11.04(viii) Investments made during such Fiscal Year pursuant to sub-clause (w) of Section 11.04(viii)(3) (determined as provided in accordance with the provision of said sub-clause (w) of Section 11.04(viii)(3)) and any Capital Expenditures made pursuant to sub-clause (x) of Section 11.10(f)(2) during such Fiscal Year, shall not exceed $50,000,000, except to the extent independently justified pursuant to following clause (y); and

(y)           additional Restricted Payments may be made at any time in an amount not to exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective such Restricted Payment is made; and

(xv)         dividends may be paid from time to time with respect to the preferred stock of Terra Investment Fund LLC and/or Terra Investment Fund II LLC that was outstanding on the Effective Date in accordance with the terms thereof as in effect on the Effective Date.

11.07.      Transactions with Affiliates.  No Credit Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from third parties not affiliated with each other, (b) transactions between or among a Credit Party and another Credit Party not involving any other Affiliate, (c) any Restricted Payment permitted by Section 11.06 and investments, loans, advances and Guarantees permitted under clauses (ii), (iii), (iv), (v), (vi), (viii), (xvii), (xix), (xx), (xxi), (xxii), (xxiii), (xxiv), (xxv) and (xxvi) of Section 11.04, (d) any transaction permitted by clauses (i), (ii), (iv), (v), (viii), (xv) and (xvi) of Section 11.03(a), (e) any transaction permitted by clauses (iii)(1) and (5) of Section 11.03(a), (f) payment of reasonable fees, expenses and compensation to officers and directors of any Credit Party and its Subsidiaries and customary indemnification and insurance arrangements in favor of any director or officer of any Credit Party and its Subsidiaries, and any agreement relating to any of the foregoing entered into in the ordinary course of business, (g) payments made pursuant to the NOL Agreement, (h) Indebtedness owing from any Credit Party or any of its Subsidiaries to any other Credit Party and any of it Subsidiaries permitted under Section 11.01, (i) Indebtedness expressly permitted pursuant to Section 11.01(vi), (x), (xi), (xii) or (xxv), (j) transactions pursuant to the Nitrogen Servicing Agreement, (k) the entering of Interest Rate Protection Agreements or Other Hedging Agreement with respect to Terra Nitrogen to the extent permitted by Section 11.05(a), (l) sales and collection of services provided during the ordinary course of business (consistent with past practices prior to the Acquisition) provided by Target or Terra Capital on behalf of Terra Canada and (m) any agreements in existence and as in effect on the Effective Date (including, without limitation, any shareholders agreements or registration rights agreements with existing equity holders), as set forth on Schedule 11.07, as such agreements may be renewed, replaced or otherwise modified after the Effective Date upon terms which taken as a whole are not less favorable to the Credit Parties and their Subsidiaries than the original terms of such agreements.

11.08.      Restrictive Agreements.  No Credit Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Credit Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of a Credit Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order or by any Bridge Loan Document, (ii) the foregoing shall not apply to restrictions and conditions contained in the Merger Agreement, until the 50th day after the Merger Closing Date restrictions and conditions contained in the Target Existing Notes Indenture and in the Target Existing Notes, and other conditions and restrictions existing on the date hereof identified on Schedule 11.08 (but shall apply to any extension, renewal, amendment or modification expanding in any material respect the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale or other disposition of a Subsidiary pending such sale or disposition, provided such restrictions and conditions apply only to the Subsidiary that is to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) the foregoing shall not apply to restrictions and conditions imposed under any First Lien Credit Document existing on the date such agreement is entered into and, in each case, any amendment, modification, extension, renewal, refinancing or replacement of any such Indebtedness, provided, that such amendment, modification, restatement, renewal, refinancing or replacement does not expand in any material respect the scope of any such restriction or condition contained in the agreements evidencing such Indebtedness as in effect on the date such agreement is entered into, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other agreements and instruments restricting the assignment thereof, (vii) the foregoing shall not apply to any restriction or conditions imposed by any instrument governing Indebtedness or Equity Interests of a Person acquired by Holdings or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (viii) the foregoing shall not apply to any restrictions or conditions imposed by any agreement governing Indebtedness of a Foreign Subsidiary permitted by Section 11.01(ix), which restriction is not applicable to any Person, or the property or assets of any Person, other than one or more Foreign Subsidiaries, (ix) clause (a) of the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of property permitted by Section 11.03 pending the consummation of such sale, provided such restrictions and conditions apply only to the property that is to be sold and (x) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Liens permitted by clauses (viii), (xi), (xx), (xxi), (xxii), (xxiii) and (xxiv) of Section 11.02 if such restrictions or conditions apply only to the property or assets covered thereby.

11.09.      [Intentionally Omitted.]

11.10.      Capital Expenditures.  (a)  Holdings will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that during any Fiscal Year of Holdings set forth below (taken as one accounting period), Holdings and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed in any Fiscal Year of Holdings set forth below the amount set forth opposite such Fiscal Year below:

Fiscal Year Ending	Amount

December 31, 2010	$350,000,000
December 31, 2011	$350,000,000
December 31, 2012	$350,000,000
December 31, 2013	$350,000,000
December 31, 2014	$350,000,000
December 31, 2015	$350,000,000

(b)      In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by Holdings and its Subsidiaries pursuant to clause (a) above in any Fiscal Year of Holdings (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such Fiscal Year, the lesser of (x) such excess and (y) 50% of the applicable permitted scheduled Capital Expenditure amount as set forth in such clause (a) above, may be carried forward and utilized to make Capital Expenditures in the immediately succeeding Fiscal Year, provided that (x) no amounts once carried forward pursuant to this Section 11.10(b) may be carried forward to any Fiscal Year of Holdings thereafter and (y) no amounts carried forward into a subsequent Fiscal Year may be used until all Capital Expenditures permitted pursuant to clause (a) above for such subsequent Fiscal Year are first used in full.

(c)                 In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 11.10(a) or (b)) with the amount of Net Sale Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale so long as such Net Sale Proceeds are reinvested within 540 days following the date of such Asset Sale, but only to the extent that such Net Sale Proceeds are not otherwise required to be applied as a mandatory repayment and/or commitment reduction pursuant to Section 5.02(d).

(d)                In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 11.10(a) or (b)) with the amount of Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Net Cash Proceeds are used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 540 days following the date of receipt of such Net Cash Proceeds from such Recovery Event, but only to the extent that such Net Cash Proceeds are not otherwise required to be applied as a mandatory repayment and/or commitment reduction pursuant to Section 5.02(d).

(e)                 In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 11.10(a) or (b)) (x) to consummate the Terra Acquisition or Acquisitions effected in accordance with the requirements of Section 11.04(viii) and (y) on or prior to the first anniversary of the Effective Date, Capital Expenditures to effect the Woodward Plant Expansion in an aggregate amount not to exceed $95,000,000 in the aggregate.

(f)       In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures; provided that (1) no Event of Default shall have occurred and be continuing or would result therefrom and (2) the aggregate amount of Capital Expenditures made pursuant to this clause (f) shall not exceed the limitations set forth below:

(x)            the aggregate amount of such Capital Expenditures made during any Fiscal Year, together with the aggregate amount of Section 11.04(viii) Investments made during such Fiscal Year pursuant to sub-clause (w) of Section 11.04(viii)(3) (determined as provided in accordance with the provisions of said sub-clause (w) of Section 11.04(viii)(3)) and any Restricted Payments made pursuant to sub-clause (x) of Section 11.06(xiv)(2) during such Fiscal Year, shall not exceed $50,000,000, except to the extent independently justified pursuant to following clauses (y) and (z); and

(y)           additional Capital Expenditures may be made at any time in an amount not to exceed the Cumulative Retained Excess Cash Flow Amount as in effect immediately before the respective such Capital Expenditure is made; and

(z)            additional Capital Expenditures may be made at any time with Excess Qualified Equity Proceeds.

11.11.      Interest Coverage Ratio.  Holdings will not permit the Interest Coverage Ratio for any Test Period ending on the last day of a Fiscal Quarter of Holdings set forth below to be less than the ratio set forth opposite such Fiscal Quarter under Column A below; provided that if the Qualified Equity Trigger Date occurs on or prior to September 30, 2010, then the minimum ratio shall instead be the respective ratio set forth opposite such Fiscal Quarter in Column B below:

Minimum Required Ratio
Fiscal Quarter Ending	A	B

September 30, 2010	2.50:1.00	3.00:1.00
December 31, 2010	2.50:1.00	3.00:1.00
March 31, 2011	2.50:1.00	3.00:1.00
June 30, 2011	2.50:1.00	3.00:1.00
September 30, 2011	2.50:1.00	3.00:1.00
December 31, 2011	2.50:1.00	3.00:1.00
March 31, 2012	2.50:1.00	3.00:1.00
June 30, 2012	2.50:1.00	3.00:1.00
September 30, 2012	2.50:1.00	3.00:1.00
December 31, 2012	2.50:1.00	3.00:1.00
March 31, 2013	2.50:1.00	3.00:1.00
June 30, 2013	2.50:1.00	3.00:1.00
September 30, 2013	2.50:1.00	3.00:1.00
December 31, 2013	2.50:1.00	3.00:1.00
March 31, 2014	2.50:1.00	3.00:1.00

Minimum Required Ratio
Fiscal Quarter Ending	A	B

June 30, 2014	2.50:1.00	3.00:1.00
September 30, 2014	2.50:1.00	3.00:1.00
December 31, 2014	2.50:1.00	3.00:1.00
March 31, 2015	2.50:1.00	3.00:1.00

11.12.      Total Leverage Ratio.  Holdings will not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter set forth below to be greater than the ratio set forth opposite such Fiscal Quarter under Column A below; provided that if the Qualified Equity Trigger Date occurs on or prior to September 30, 2010, then the maximum ratio shall instead be the respective ratio set forth opposite such Fiscal Quarter in Column B below:

Maximum Permitted Ratio
Fiscal Quarter Ending	A	B

September 30, 2010	4.50:1.00	3.50:1.00
December 31, 2010	4.50:1.00	3.50:1.00
March 31, 2011	4.00:1.00	3.25:1.00
June 30, 2011	4.00:1.00	3.25:1.00
September 30, 2011	4.00:1.00	3.25:1.00
December 31, 2011	4.00:1.00	3.25:1.00
March 31, 2012	3.50:1.00	3.25:1.00
June 30, 2012	3.50:1.00	3.25:1.00
September 30, 2012	3.50:1.00	3.25:1.00
December 31, 2012	3.50:1.00	3.25:1.00
March 31, 2013	3.50:1.00	3.25:1.00
June 30, 2013	3.50:1.00	3.25:1.00
September 30, 2013	3.50:1.00	3.25:1.00
December 31, 2013	3.50:1.00	3.25:1.00
March 31, 2014	3.50:1.00	3.25:1.00
June 30, 2014	3.50:1.00	3.25:1.00
September 30, 2014	3.50:1.00	3.25:1.00
December 31, 2014	3.50:1.00	3.25:1.00
March 31, 2015	3.50:1.00	3.25:1.00

11.13.      Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements.  Holdings will not, and will not permit any of its Subsidiaries to, amend, modify or change (x) its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests, or enter into any new agreement with respect to its capital stock or other Equity Interests, in any manner which could reasonably be expected to be adverse in any material respect to the interests of the Lenders or (y) the Exchange Offer or the Merger Agreement in any manner which could cause a failure of the applicable conditions precedent to subsequent Credit Events to occur on or prior to the Merger Closing Date.

11.14.      Holdings.  Holdings shall not engage in any trade or business, or own any assets (other than (i) the Equity Interests and Indebtedness for borrowed money of the Borrower, (ii) the ownership of the Equity Interests in CF Industries Peru S.A.C. owned by it on the Effective Date (and any Equity Interests issued in replacement or substitution therefor) and any sale of such Equity Interests, (iii) performing its obligations and activities incidental thereto under the Credit Documents, the Bridge Loan Documents and any other permitted Indebtedness and with respect to the Transactions, (iv) making Restricted Payments to the extent permitted by this Agreement, (v) making investments in the Borrower and other Subsidiaries to the extent permitted by this Agreement (it being understood that Holdings shall not own Equity Interests in any Person other than the Borrower and as set forth in preceding clause (ii) above) and (vi) other than contractual and other rights incidental to being a holding company), or incur any Indebtedness (other than the Obligations or Indebtedness permitted pursuant to Section 11.01).

11.15.      Limitation on Issuance of Equity Interests.  (a)  Holdings will not, and will not permit any of its Subsidiaries to, issue any Disqualified Equity Interests.

(b)      Holdings will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances (including pro rata issuances to existing equity holders) which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of Holdings, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than Holdings and its Subsidiaries to the extent required under applicable law, (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement and (v) for issuances of capital stock or other Equity Interests in connection with the formation or organization of joint ventures permitted under Section 11.04(viii).

11.16.      Accounting Changes; Fiscal Year.  Holdings and its Subsidiaries shall not change its (a) accounting treatment or reporting practices, except as required by GAAP or any other applicable law, or (b) its Fiscal Year or its method for determining Fiscal Quarters or fiscal months.

SECTION 12.         Events of Default.  Upon the occurrence and during the continuance of any of the following specified events (each, an “Event of Default”):

(a)      the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)      the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)      any representation or warranty made or deemed made by or on behalf of any Credit Party or any Subsidiary of any Credit Party in this Agreement or any Bridge Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Bridge Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)      any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 10.02(a), 10.08 or 10.13, or in Section 11;

(e)      any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or the other Bridge Loan Documents (other than those specified above in clauses (a), (b) or (d)), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (A) a Financial Officer’s or other Responsible Officer’s (in each case of the Borrower) actual knowledge of such breach or (B) notice thereof from the Administrative Agent or any Lender;

(f)       any Credit Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether upon the stated maturity thereof, by acceleration or otherwise);

(g)      any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (in each case, after giving effect to any applicable grace or notice period) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (x) this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) the Target Existing Notes becoming due and payable, or being required to be repaid or repurchased, on or prior to the 50th day after the Merger Closing Date, so long as repaid in full on or prior to such 50th day after the Merger Closing Date or (iii) any event requiring the repayment of First Lien Indebtedness in accordance with the terms thereof (other than (I) an acceleration of the maturity thereof as a result of an event of default occurring under, and as defined, therein or (II) a prepayment as a result of a Change of Control) and (y) until the 50th day after the Merger Closing Date, any Excepted Defaults shall not cause a default or event of default pursuant to this clause (g);

(h)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)       any Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)       any Credit Party or any Subsidiary of any Credit Party (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)      one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (except to the extent covered by insurance) shall be rendered against any Credit Party, any Subsidiary of any Credit Party or any combination thereof and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment;

(l)       an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(m)     a Change of Control shall occur;

(n)      the Holdings Guaranty or the Subsidiaries Guaranty shall fail to remain in full force or effect as to Holdings or any Subsidiary Guarantor, as the case may be, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of either such Guarantee, or any Guarantor shall deny that it has any further liability under the Holdings Guaranty or the Subsidiaries Guaranty, as the case may be, or shall give notice to such effect;

(o)      any Security Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Security Document, or any Security Document (other than Security Documents which collectively cover an immaterial amount of Collateral) shall fail to remain in full force or effect (except as otherwise expressly provided in this Agreement or such Security Document) or any action shall be taken by any Credit Party to discontinue or to assert the invalidity or unenforceability of any such Security Document; or

(p)      any material provision of any Bridge Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (except as otherwise expressly provided in this Agreement or such Bridge Loan Document) (or any Credit Party shall challenge the enforceability of any Bridge Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any of the Bridge Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section), the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Bridge Loan Documents or at law or equity, including all remedies provided under the UCC.  Notwithstanding anything to the contrary contained above, at any time on or prior to the Merger Closing Date, if the only Event of Default which has occurred and is then continuing is pursuant to Section 12(c) and is solely as a result of a material incorrectness of one or more representations or warranties that do not constitute Specified Representations, then the remedies described above in this Section 12 may not be exercised unless and until the earlier to occur of (x) the first Business Day after the Merger Closing Date and (y) the occurrence (and during the continuance) of one or more Events of Default other than as described above in this sentence.

SECTION 13.         The Administrative Agent; Lead Arranger; Etc.

13.01.      Appointment.  The Lenders hereby irrevocably designate and appoint MSSF as Administrative Agent and as Collateral Agent for the Lenders and the other Secured Creditors (for purposes of this Section 13 and Section 14.01, the term “Administrative Agent” also shall include MSSF in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Bridge Loan Documents.  MSSF hereby accepts such appointment as Administrative Agent and Collateral Agent, subject to its resignation rights provided herein.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Bridge Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

13.02.      Nature of Duties.  (a)  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Bridge Loan Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Bridge Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Bridge Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Bridge Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Bridge Loan Document except as expressly set forth herein or therein.

(b)      Notwithstanding any other provision of this Agreement or any provision of any other Bridge Loan Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Bridge Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights as, and to the extent, provided for under Section 14.01.  Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Bridge Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

13.03.      Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries (and Target and its Subsidiaries) in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries (and Target and its Subsidiaries) and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Bridge Loan Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Bridge Loan Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

13.04.      Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Bridge Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Bridge Loan Document in accordance with the instructions of the Required Lenders.

13.05.      Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Bridge Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

13.06.      Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentages” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Bridge Loan Document or in any way relating to or arising out of this Agreement or any other Bridge Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.07.      The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The

Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

13.08.      Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

13.09.      Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Bridge Loan Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 12(h) or (i) then exists, the Borrower.   Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as the Collateral Agent, in which case the resigning Administrative Agent shall no longer act as Collateral Agent, except that, until a successor Administrative Agent (who shall act as Collateral Agent) is appointed as provided below, the resigning Administrative Agent shall continue to act as Collateral Agent for purposes of maintaining the perfection and priority of security interests granted pursuant to the various Security Documents.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)      Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company having a combined capital and surplus of at least $200,000,000, and which has an office, branch or agency located in New York, New York, which is reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s acceptance or approval shall not be required if an Event of Default then exists).

(c)      If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)      If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Bridge Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)      Upon a resignation of the Administrative Agent pursuant to this Section 13.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Bridge Loan Documents and the provisions of this Section 13 (and the analogous provisions of the other Bridge Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

13.10.      Collateral Matters.  (a)  Each Lender hereby irrevocably (i) designates and appoints MSSF as Collateral Agent for the Lenders and the other Secured Creditors and (ii) authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. MSSF hereby accepts such appointment as Collateral Agent subject to its resignation rights pursuant to Section 13.09.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)      The Lenders hereby authorize the Collateral Agent to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than unasserted indemnification obligations) at any time arising under or in respect of this Agreement or the Bridge Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Credit Parties) upon the sale or other disposition thereof in compliance with Section 11.03, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 14.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 13.10.

(c)      The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.11.      Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Bridge Loan Document except as specifically provided in this Agreement or any other Bridge Loan Document.

SECTION 14.         Miscellaneous.

14.01.      Payment of Expenses, etc.  (a)  The Borrower hereby agrees to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lead Arranger (including, without limitation, the reasonable fees and disbursements of White & Case LLP and, if necessary, one local counsel in any applicable jurisdiction and one regulatory counsel) in connection with the preparation, execution, delivery and administration of this Agreement and the other Bridge Loan Documents and the documents and instruments referred to herein and therein (including, without limitation, the documentation referred to in Section 10.15 hereof) and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent, the Lead Arranger and their respective Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, for the period during which such Event of Default is continuing, the Administrative Agent and each of the Lenders in connection with the enforcement of this Agreement and the other Bridge Loan Documents and the documents and instruments referred to herein and therein; provided, however, that in the absence of conflicts, reimbursement of legal fees and disbursements shall be limited to the reasonable fees and disbursements of one counsel (and one local counsel in each relevant jurisdiction and one regulatory counsel, if applicable) for the Administrative Agent, the Issuing Lenders and the Lenders, such counsel to be selected by the Administrative Agent;(ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent to pay such taxes; and (iii) indemnify the Administrative Agent, the Lead Arranger and each Lender, and each of their respective officers, directors, employees and affiliates (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements

(including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Lead Arranger or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement, the Exchange Notes Indenture, the Exchange Notes or any other Bridge Loan Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Bridge Loan Document or the exercise of any of their rights or remedies provided herein or in the other Bridge Loan Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Liability of Holdings, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Lead Arranger or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b)      To the full extent permitted by applicable law, each of Holdings and the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Bridge Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Bridge Loan  Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

14.02.      Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender (with the prior written consent of the Administrative Agent or the Required Lenders) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Bridge Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.04(b), and although said Obligations  shall be contingent or unmatured. After exercising any set off rights pursuant to the immediately preceding sentence, the respective Lender shall promptly notify the Administrative Agent and the Borrower of such exercise, although any delay or failure in giving any such notice shall not affect the exercise of set off rights as provided above and shall result in no liability for the respective Lender.

14.03.      Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, faxed or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Bridge Loan Documents; if to any Lender, at its address specified on Schedule 14.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, faxed or sent by overnight courier, be effective when deposited in the mails, faxed (with return receipt), or delivered to the overnight courier, as the case may be, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

14.04.      Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither Holdings nor the Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, (i) such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 14.04(b)) and, (ii) the participant shall not constitute a “Lender” hereunder, (iii) such Lender shall remain the holder of its Loans for all purposes hereunder, and (iv) Borrowers and any Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Bridge Loan Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of

Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Bridge Loan Documents) supporting the Loans hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Bridge Loan Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)      Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign (but not to Holdings or any Subsidiary thereof except pursuant to clause (c) below) all or a portion of its Commitments and/or outstanding principal amount of Loans hereunder to (i)(A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Default under Section 12(a) and no Event of Default then exists, the Borrower may otherwise agree) in the aggregate in respect of the Commitments and/or Loans for the assigning Lender or assigning Lenders, hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01A shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) at any time when both Commitments and Loans are outstanding hereunder, each assignment by a given Lender pursuant to this clause (b) shall be of a like percentage of the Total Commitment and then total outstanding principal amount of the Loans, and (iv) the consent of the Administrative Agent shall be required in connection with any such assignments of Commitments pursuant to clause (x) or (y) (such consent, in any case, not to be unreasonably withheld, delayed or conditioned) and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 14.15.  To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and Loans.  At the time of each assignment pursuant to this Section 14.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms, certificates and other information (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 14.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)      [Intentionally Omitted].

(d)      Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(e)      Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 14.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 13.06, 14.01 and 14.06), with respect to matters arising while it was a Lender which shall survive as to such assigning Lender.  To the extent any Lender exchanges its Loans (and related Notes) hereunder for Exchange Notes, the Loans and any Notes so exchanged shall be immediately and automatically cancelled and retired, and the Borrower shall in no event become a Lender hereunder.  To the extent of any such exchange by a Lender hereunder, such Lender shall be relieved of obligations hereunder with respect to the exchanged Loans.  If any Lender exchanges all of its Loans (and related Notes) hereunder pursuant to one or more Exchanges, such Person shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 13.06, 14.01 and 14.06), with respect to matters arising while it was a Lender which shall survive as to such assigning Lender.

14.05.      No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Bridge Loan Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Bridge Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Bridge Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

14.06.      Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)      Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Bridge Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)      Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 14.06(a) and (b) shall be subject to (x) the express provisions of Section 10.15, which permit various Lenders to exchange Loans for Exchange Notes, and (y) the express provisions of Section 14.12(b), which permit disproportionate payments with respect to the Loans as, and to the extent, provided therein.

14.07.      Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow and all computations and all definitions (including accounting terms) used in determining compliance with Sections 11.10 through 11.12, inclusive, shall (x) utilize GAAP and policies in conformity with those used to prepare the audited financial statements of Holdings referred to in Section 9.04(a) for the Fiscal Year ended December 31, 2009 and (y) be calculated, in each case, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b)      All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

14.08.      GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER BRIDGE LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE OR ANY OTHER SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER BRIDGE LOAN DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RESPECTIVE MORTGAGED PROPERTY OR COLLATERAL IS LOCATED  OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER BRIDGE LOAN DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER BRIDGE LOAN DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE IMMEDIATELY PRECEDING SENTENCE, IF ANY PARTY HERETO IS UNABLE TO OBTAIN JURISDICTION WITH RESPECT TO ANY OTHER PARTY HERETO IN THE COURTS SPECIFIED IN THE IMMEDIATELY PRECEDING SENTENCE, THEN SUCH PARTY MAY BRING ANY LEGAL ACTION OR OTHER PROCEEDING AGAINST ANY PARTY OVER WHICH IT WAS UNABLE TO OBTAIN JURISDICTION AS PROVIDED ABOVE WITH RESPECT TO THIS AGREEMENT OR ANY OTHER BRIDGE LOAN DOCUMENT IN ANY COURT IN WHICH IT IS ABLE TO OBTAIN SUCH JURISDICTION.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS DESCRIBED ABOVE LACK PERSONAL JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER BRIDGE LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE

AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 14.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER BRIDGE LOAN DOCUMENT IN THE COURTS SPECIFIED ABOVE THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)      EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER BRIDGE LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)      EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER BRIDGE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.09.      Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

14.10.      Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which Holdings, the Borrower, the Administrative Agent, the Collateral Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including delivery by facsimile or electronic transmission in pdf format) to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give Holdings, the Borrower and each Lender prompt written notice (including delivery by facsimile or electronic transmission in pdf format) of the occurrence of the Effective Date.

14.11.      Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.12.      Amendment or Waiver; etc.  (a)  Subject to the provisions of following clause (c), neither this Agreement nor any other Bridge Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (or the Administrative Agent at the direction of or with the consent of the Required Lenders) (except that the Administrative Agent and the Borrower may enter into any amendment of any Bridge Loan Document in order to correct any immaterial technical error therein without the consent of the Credit Parties or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender), (i) release all or substantially all of (x) the Collateral (except as expressly provided in the Bridge Loan Documents) under all the Security Documents or (y) the guarantees under the Guaranty and Collateral Agreement, (ii) amend, modify or waive any provision of this Section 14.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loans on the Effective Date), (iii) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans are included on the Effective Date) or (iv) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) without the consent of each Lender with Obligations being directly modified, extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof, (2) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (3) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 13 or any other provision as same relates to the rights or obligations of the Administrative Agent or (4) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)      If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 14.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination, or (B) terminate such non consenting Lender’s Commitment and/or repay the outstanding Loans of such Lender, provided that, unless the Commitments which terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 14.12(a) (unless pursuant to clause (1) thereof).

(c)      Notwithstanding anything to contrary contained above in this Section 14.12 or elsewhere in this Agreement or any other Bridge Loan Document, the following modifications may be made, and actions taken, by the Administrative Agent, in each case without the consent of any Credit Party (except as expressly required below) or the Required Lenders or any other group of Lenders (with all capitalized terms used in clauses (i) through (v) below, if not otherwise defined herein, being used herein as defined in the Intercreditor Agreement):

(i)            as contemplated by the Intercreditor Agreement, additional Series (as defined in the Intercreditor Agreement) of First-Lien Obligations and Second-Lien Obligations (so long as permitted in accordance with the requirements of this Agreement) may become subject to the Intercreditor Agreement and the Administrative Agent is authorized and directed to agree to any technical changes to the Intercreditor Agreement and to execute such joinder agreements with respect to the Intercreditor Agreement as may be deemed appropriate by it in connection with the inclusion of any such Indebtedness pursuant to the Intercreditor Agreement, without the consent of any Lenders;

(ii)           [Intentionally Omitted];

(iii)          the Administrative Agent may agree to such technical changes to the Intercreditor Agreement as are deemed reasonably necessary or desirable by it, in each case so long as such changes, taken as a whole, are not adverse in any material respect to the Lenders;

(iv)          the Administrative Agent may agree to, or acknowledge, the termination of the Intercreditor Agreement with respect to any Series in accordance with the express provisions of Section 8.2 of the Intercreditor Agreement, and at any time when the Intercreditor Agreement may be terminated in accordance with the penultimate sentence of Section 8.2 thereof, the Administrative Agent may agree to the termination thereof with the written agreement of the Borrower;

(v)           [Intentionally Omitted];

(vi)          with respect to the Security Documents, (x) additional Credit Parties may be added as parties thereto with only the consent of the relevant Credit Parties being added (and annexes may be modified to reflect additions), and (y) Subsidiaries of Holdings (other than the Borrower) may be released from the Guarantee and Collateral Agreement and any other Security Documents in accordance with the provisions hereof and thereof, in each case without the consent of the other Credit Parties or any Lenders; and

(vii)         the Administrative Agent and the Collateral Agent may execute any documents or instruments evidencing any release of any Liens granted to or held by the Collateral Agent upon any Collateral in accordance with Section 13.10(b) without the consent of the Credit Parties or any Lenders.

14.13.      Survival.  All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 5.04, 13.06 and 14.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

14.14.      Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

14.15.      Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 14.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender (including as a result of one or more Exchanges pursuant to Section 10.15).  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b) or agreement pursuant to Section 14.04(c).  Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement.  Coincident with the delivery of such an Assignment and Assumption Agreement or agreement pursuant to Section 14.04(c) to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon (in the case of an assignment pursuant to Section 14.04(b)), one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.15.

14.16.      Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 14.16, each of the Administrative Agent, the Collateral Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential in accordance with this Section), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that in the case of Information required to be disclosed by a Person pursuant to a subpoena or similar legal process, such Person shall use reasonable efforts to provide the Borrower with prior notice of such required disclosure and the opportunity to obtain a protective order in respect thereof if no conflict exists with such Person’s governmental, regulatory or legal requirements), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Bridge Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or by the respective Lender or agent (ii) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis from a source other than any Credit Party.  For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by such Credit Party from a source other than a Credit Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)      Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender.

14.17.      Patriot Act.  Each Lender subject to the Patriot Act hereby notifies Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Credit Parties and other information that will allow such Lender to identify Holdings, the Borrower and the other Credit Parties in accordance with the Patriot Act.

14.18.      OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.  (a)  EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO FIRST LIEN CREDIT DOCUMENTS (ON A FIRST LIEN BASIS) AND THE BRIDGE LOAN DOCUMENTS (ON A SECOND LIEN BASIS) (AND IN THE FUTURE MAY BE CREATED ON THE COLLATERAL WITH RESPECT TO ONE OR MORE SERIES OF INDEBTEDNESS IN ACCORDANCE WITH THE TERMS HEREOF AND THE INTERCREDITOR AGREEMENT), WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT THE LIENS ON THE COLLATERAL SECURING THE EXTENSIONS OF CREDIT PURSUANT TO THIS AGREEMENT (AND ANY OTHER SECOND LIEN INDEBTEDNESS) ARE PROVIDED ON A JUNIOR AND SUBORDINATE BASIS IN ACCORDANCE WITH THE EXPRESS PROVISIONS OF THE INTERCREDITOR AGREEMENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE OTHER BRIDGE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)      EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)      THE PROVISIONS OF THIS SECTION 14.18 ARE NOT INTENDED TO SUMMARIZE THE RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND THE TERMS AND CONDITIONS THEREOF.  EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

14.19.      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Bridge Loan Document, the interest paid or agreed to be paid under the Bridge Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

14.20.      Regulation U.  (a)  The Borrower and the Lenders agree that, for purposes of this Agreement and for determining compliance with Regulation U, all Loans and extensions of credit incurred hereunder and under the First Lien Credit Agreement shall be deemed to be “purpose loans” under Regulation U and the provisions of this Section 14.20 shall apply.

(b)      Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Borrower agrees that at all times prior to the Merger Closing Date it shall not, and shall not permit Holdings or any of its Subsidiaries to, sell, transfer or otherwise dispose of any shares of Margin Stock, or otherwise withdraw or substitute any direct or indirect security for any Loans or other extensions of credit hereunder, unless after giving effect thereto and to any prepayments of Loans and/or First Lien Loans to be made in connection therewith, such sale, transfer, disposition or other withdrawal or substitution would be permissible under Section 221.3(f) of Regulation U.

(c)      The Borrower will furnish to each Lender, prior to the making of any Credit Event or at any time thereafter upon the request of such Bank, such information as such Lender may require to determine compliance with Regulation U and such documents as such Lender may require to comply with Regulation U.

(d)      At the time of the making of any assignment or the granting of any participation under this Agreement, the transferor shall furnish to the transferee (including by making same available as described in the penultimate paragraph of Section 10.01) a copy of the Form FR U-1 or Form FR G-3, as the case may be, originally obtained with respect to the transferred interest pursuant to Section 6.11 of this Agreement (as supplemented from time to time pursuant to Section 7.06(b) of this Agreement).

(e)      Each Lender acknowledges and agrees that it shall be responsible for complying with any applicable registration requirements applicable to lenders as set forth in Regulation U.

SECTION 15.         Holdings Guaranty.

15.01.      Guaranty.  In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans,  Holdings hereby agrees with the Guaranteed Creditors as follows:  Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Guaranteed Parties to the Guaranteed Creditors.  If any or all of the Guaranteed Obligations of the Guaranteed Parties to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Administrative Agent and/or the other Guaranteed Creditors to which such Guaranteed Obligations are owed, on demand together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations to the extent reimbursable under Section 14.01.  If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Guaranteed Parties), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

15.02.      Bankruptcy.  Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Guaranteed Party upon the occurrence of any of the Events of Default with respect to Holdings or the Borrower specified in Section 12(h) or (i), and irrevocably and unconditionally promises to pay such Guaranteed Obligations to the Guaranteed Creditors, on demand, in lawful money of the United States.

15.03.      Nature of Liability.  The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 15.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

15.04.      Independent Obligation.  The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or any Guaranteed Party, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or any Guaranteed Party and whether or not any other guarantor, any other party or any Guaranteed Party be joined in any such action or actions.  Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by any Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to Holdings.

15.05.      Authorization.  Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)      change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)      take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)      exercise or refrain from exercising any rights against any Guaranteed Party, any other Credit Party or others or otherwise act or refrain from acting;

(d)      release or substitute any one or more endorsers, guarantors, any Guaranteed Party, other Credit Parties or other obligors;

(e)      settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to its creditors other than the Guaranteed Creditors;

(f)       apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of any Guaranteed Party remain unpaid;

(g)      consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Bridge Loan Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Bridge Loan Document or any of such other instruments or agreements; and/or

(h)      take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.

15.06.      Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

15.07.      Subordination.  Any indebtedness of any Guaranteed Party now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of any Guaranteed Party to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of any Guaranteed Party to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

15.08.      Waiver.  (a)  Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  Holdings waives any defense based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of any Guaranteed Party, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment of the Guaranteed Obligations to the extent of such payment.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid.  Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against any Guaranteed Party or any other party or any security.

(b)      Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  Holdings assumes all responsibility for being and keeping itself informed of each Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed

Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

(c)      Until such time as the Guaranteed Obligations have been paid in full in cash, Holdings hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against any Guaranteed Party or any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Guaranteed Party or any other guarantor which it may at any time otherwise have as a result of this Holdings Guaranty.

(d)      Holdings hereby acknowledges and affirms that it understands that to the extent the Guaranteed Obligations are secured by Real Property located in California, Holdings shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing Holdings’ or any Guaranteed Creditor’s right to proceed against any Guaranteed Party or any other guarantor of the Guaranteed Obligations.  In accordance with Section 2856 of the California Code of Civil Procedure, Holdings hereby waives until such time as the Guaranteed Obligations have been paid in full in cash:

(i)            all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Holdings by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Code of Civil Procedure;

(ii)           all rights and defenses that Holdings may have because the Guaranteed Obligations are secured by Real Property located in California, meaning, among other things, that:  (A) the Guaranteed Creditors may collect from Holdings without first foreclosing on any real or personal property collateral pledged by any Guaranteed Party or any other Credit Party, and (B) if the Guaranteed Creditors foreclose on any Real Property collateral pledged by any Guaranteed Party or any other Credit Party, (1) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Guaranteed Creditors may collect from Holdings even if the Guaranteed Creditors, by foreclosing on the Real Property collateral, have destroyed any right Holdings may have to collect from any Guaranteed Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses Holdings may have because the Guaranteed Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a, 580d or 726 of the California Code of Civil Procedure); and

(iii)          all rights and defenses arising out of an election of remedies by the Guaranteed Creditors, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed Holdings’ rights of subrogation and reimbursement against any Guaranteed Party by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(e)           Holdings warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

15.09.      Payments.  All payments made by Holdings pursuant to this Section 15 shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 5.03 and 5.04.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

CF INDUSTRIES HOLDINGS, INC., as a Guarantor

By:	/s/ Stephen R. Wilson
Name: Stephen R. Wilson
Title: President and Chief Executive Officer

CF INDUSTRIES, INC., as the Borrower

By:	/s/ Stephen R. Wilson
Name: Stephen R. Wilson
Title: President and Chief Executive Officer

MORGAN STANLEY SENIOR FUNDING, INC.,
Individually as a Lender and as Administrative Agent, Collateral Agent and a Lead Arranger

By:	/s/ Kevin Emerson
Name: Kevin Emerson
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., Individually as a Lender

By:	/s/ Christopher O’Neill
Name: Christopher O’Neill
Title: Senior Vice President

SIGNATURE PAGE TO THE BRIDGE LOAN AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., CF INDUSTRIES, INC., THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

NAME OF INSTITUTION: MORGAN STANLEY BANK, N.A.

By:	/s/ Kevin Emerson
Name: Kevin Emerson
Title: Authorized Signatory